Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF

SEPTEMBER 27, 2018

BY AND AMONG

LORING WARD HOLDINGS INC.,

FOCUS FINANCIAL PARTNERS INC.,

LWH MERGER SUB I, INC.,

LWH MERGER SUB II, INC.,

AND

THE STOCKHOLDER REPRESENTATIVE NAMED HEREIN

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EXHIBITS AND ANNEXES

Annex A	Closing Working Capital Calculation

Exhibit A	Form of Certificate of Merger

Exhibit B	Form of Subsequent Merger Agreement

Exhibit C	Form of Escrow Agreement

Exhibit D	Form of Letter of Transmittal

Exhibit E	Form of Registration Rights Agreement

Exhibit F	Form of Notice

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as may be amended from time to time, this “Agreement”), dated September 27, 2018, by and among Loring Ward Holdings Inc., a Delaware corporation (the “Company”), Focus Financial Partners Inc., a Delaware corporation (“Parent”), LWH Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Newco”), LWH Merger Sub II, Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub II”), and Shareholder Representative Services LLC, a Colorado limited liability company, as the stockholder representative (solely in its capacity as such, the “Stockholder Representative”).

RECITALS

WHEREAS, the Company’s board of directors has, upon the terms and subject to the conditions set forth herein, (i) determined that entry into this Agreement and the transactions contemplated hereby are advisable and fair to, and in the best interests, of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) recommended the acceptance of the Merger (as defined below) and the adoption of this Agreement by the Company’s stockholders in accordance with the Delaware General Corporation Law (as amended from time to time, the “DGCL”), as well as all other applicable Laws (as defined below);

WHEREAS, the board of directors of Parent and the board of directors of Newco have each, upon the terms and subject to the conditions set forth herein, approved and consented to the Merger, the execution and delivery by Parent and Newco of this Agreement and the consummation of the transactions contemplated hereby in accordance with the DGCL as well as all other applicable Laws;

WHEREAS, concurrently with the execution and delivery of this Agreement, Company Stockholders (as defined below) holding a majority of the outstanding shares of Common Stock (as defined below) as of the record date sufficient to constitute the Company Stockholder Approval (as defined below) have consented irrevocably in writing, as permitted by and pursuant to DGCL Section 228, to the Merger and to the adoption of this Agreement; and the Company has received the requisite approval to consummate the Merger in accordance with each of the DGCL and the Company Charter Documents;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Parent and the Company to enter into this Agreement, Company Securityholders representing no less than ninety-five and one half percent (95.5%) of the outstanding Common Stock have entered into a Support Agreement (the “Support Agreement”) with Parent and the Company pursuant to which, among other things, such Company Securityholders have agreed (i) to the terms of this Agreement (including Article VIII), (ii) to deliver the Written Consent (as defined below) and (iii) exercise the Company sale right under Section 5.02 of the Stockholders Agreement;

WHEREAS, concurrent with the execution and delivery of this Agreement, the New Manco Principals (as defined below) have agreed to become members of BAM Manco (as defined below) and provide certain professional services to BAM Manco, to be effective as of the Closing Date;

WHEREAS, concurrent with the execution and delivery of this Agreement, Parent has delivered to the Company a copy of the binder issued by Euclid Transactional, LLC to issue the R&W Insurance Policy (as defined below) effective as of the date hereof;

WHEREAS, pursuant to the Merger, each share of Common Stock will be converted into the Per Share Stockholder Merger Consideration (as defined below) in the manner set forth herein;

WHEREAS, immediately following the Effective Time (as defined below), the Surviving Corporation (as defined below) shall be merged with and into Merger Sub II, with Merger Sub II continuing as the surviving company and a wholly owned subsidiary of Parent (the “Subsequent Merger”); and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the Subsequent Merger (together, the “Integrated Mergers”), taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and that this Agreement and the Subsequent Merger Agreement (as defined below), taken together, constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.
CERTAIN DEFINITIONS

Section 1.1                                   Certain Definitions.  As used in this Agreement, the following terms have the respective meanings set forth below.

“2018 Bonus Amount” means an amount equal to the sum of (x) 100% of all annual bonuses due to employees of the Acquired Companies for the 2018 calendar year, other than Transaction Bonus Amounts plus (y) the aggregate accrued but unused paid time off of the employees of the Acquired Companies as of the Measurement Time.

“Acquired Companies” means each of the Company and its Subsidiaries.

“Advisor” means any investment adviser or broker-dealer to which an Adviser Subsidiary provides Investment Services pursuant to a written agreement, which in turn provides Investment Services to its respective clients.

“Advisor Receivables” means any and all practice-acquisition financing for financial advisors owed to the Acquired Companies.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreed Accounting Principles” means the accounting methods, policies, practices, procedures, conventions, categorizations, definitions, principles, judgments, assumptions, techniques and estimation methods with respect to financial statements, their classification, presentation and otherwise (including with respect to the nature of accounts, level of reserves and level of accruals) adopted in connection with the Audited Balance Sheet; provided that the Agreed Accounting Principles shall (i) not take into account any changes in circumstances or events occurring after the Closing, and (ii) not include any accounting or other adjustments arising out of the consummation of the transactions contemplated by this Agreement.

“Anti-Money Laundering Laws” means all applicable Laws and sanctions, foreign, state and federal, criminal and civil, that: (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a “financial institution” (as defined in 31 U.S.C. 5312 (a)(z), as periodically amended) conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations.  Such Laws shall be deemed to include the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the Intelligence Reform & Terrorism Prevention Act of 2004, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“BAM” means BAM Advisor Services, LLC, a Delaware limited liability company and indirect Subsidiary of Parent.

“BAM Manco” means BAM Management, LLC, a Missouri limited liability company and the management company for Buckingham.

“Book-Entry Shares” means shares of Common Stock as set forth in the Company’s stock ledger, other than shares of Common Stock which are certificated.

“Buckingham” means, collectively, BAM and Buckingham Strategic Wealth, together.

“Buckingham Strategic Wealth” means Buckingham Asset Management, LLC (d/b/a Buckingham Strategic Wealth), a Delaware limited liability company and indirect Subsidiary of Parent.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

“Cash” means, without duplication, (x) the unrestricted cash and cash equivalents and certificates of deposit of the Acquired Companies, determined in accordance with the Agreed Accounting Principles as of the Measurement Time, and (y) the aggregate amount of any cash, cash equivalents and certificates of deposit collateralizing the letter of credit with respect to that certain Lease, dated April 25, 2014, between CA-10 Almaden Limited Partnership and LWI Financial Inc.

for 10 Almaden Blvd., Suite 1400 and 1500, San Jose, CA 95113; provided that Cash shall take into account, and be reduced by, any applicable amounts distributed to the Company Stockholders, utilized to repay any Indebtedness, pay any Seller Expenses or repurchase, redeem or otherwise acquire any securities or equity interests in any Acquired Company, in each case, following the Measurement Time and prior to the Closing.

“Certificates” means the outstanding certificates which immediately prior to the Effective Time represent shares of Common Stock.

“Client” means any Regulated Fund, Advisor, Direct Client, Indirect Client or any other Person to which the Company or one of its Subsidiaries provides Investment Services.

“Closing Date Indebtedness” means the Indebtedness outstanding immediately prior to the Effective Time.  For the avoidance of doubt, “Closing Date Indebtedness” shall include all Indebtedness outstanding on the Closing Date under that certain Unsecured Nonconvertible Promissory Note, dated January 1, 2016 and delivered by Loring Ward Holdings Inc., as maker, to Arcadia Loring Ward LLC, as holder, in the original principal amount of $64,500,660.00, including in respect of principal and accrued but unpaid interest thereunder.

“Closing Working Capital” means (i) the Current Assets minus (ii) the Current Liabilities, in each case, as of the Measurement Time, determined on a consolidated basis in accordance with the Agreed Accounting Principles and calculated in accordance with Annex A hereto.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company Equity Securities” means the Common Stock and the Options.

“Company Expense Amount” means $578,000.

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence, effect condition or development that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) does, or would reasonably be expected to, prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement by the Company; provided, however, that with respect to clause (x) above, none of the following (or the results thereof) shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred: (i) any change in the United States or foreign economies or securities or financial or capital markets in general, or geographic, regulatory or political conditions in general, (ii) national or international political or social conditions, terrorism or cyber-attack, war or the outbreak of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of this Agreement, (iii) any change in the financial, banking or securities markets (including (x) any disruption thereof, (y) any decline or rise in the price of any security or any market index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby), (iv) any change that generally affects any industry in which the Acquired Companies operate, (v) any change in Law or interpretations thereof, or any change in accounting regulations or principles or interpretations thereof, in each case after the date hereof, (vi) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that the underlying cause of such failure may still be taken into account when determining if a Company Material Adverse Effect has occurred, or (vii) the execution or announcement of this Agreement (including any effect that results from Parent’s refusal to permit any Acquired Company to take any of the actions specified in Section 5.2 hereof) or the consummation of the transactions contemplated hereby, except, in the cases of clauses (i), (ii), (iii), (iv) or (v) above, to the extent that any fact, circumstance, change, event, occurrence, effect condition or development or other matter described therein disproportionately impacts or affects the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the business or industry in which the Company and its Subsidiaries operate.

“Company Securityholders” means holders of Company Equity Securities.

“Company Stockholders” means holders of Common Stock.

“Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate foreign investment or mergers or acquisitions, antitrust, monopolization, restraint of trade or competition, including the HSR Act.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated as of December 1, 2017, between LWI and Focus LLC.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Continuing Employee” means any individual who remains employed by an Acquired Company immediately prior to the Effective Time (it being acknowledged and agreed that following the Closing, Messrs. Potts, Clinton and Atkinson are expected to have a service relationship with BAM Manco and shall therefore not be deemed to be Continuing Employees for purposes hereof).

“Contracts” means any and all written and oral agreements, contracts, deeds, arrangements, commitments, understandings, purchase orders, and other instruments and interests therein, and all amendments thereof.

“Current Assets” means, as of the Measurement Time on a consolidated basis, the Acquired Companies’ current assets, calculated in accordance with the Agreed Accounting Principles and reflecting only the items set forth on Annex B, which shall exclude any Tax assets, Cash and the other items set forth on Annex B.

“Current Liabilities” means, as of the Measurement Time on a consolidated basis, the Acquired Companies’ current liabilities, calculated in accordance with the Agreed Accounting

Principles and reflecting only the items set forth on Annex B, which shall include any Tax liabilities (which shall include accruals for and deductions resulting from Options and other Seller Expenses) and shall exclude any Indebtedness, any Seller Expenses and the loans payable of the Company to Arcadia.

“Direct Client” means each Client, other than a Regulated Fund or an Advisor, to which an Adviser Subsidiary provides Investment Services (including managed account or related services) pursuant to a written agreement among such Adviser Subsidiary and such Client.

“Distribution” means any cash or Focus Stock distribution to be paid to Company Securityholders in respect of Common Stock or Options following the Closing as set forth in this Agreement, including but not limited to, the Six-Month Payment, the Twelve-Month Payment, the Earn-Out Payments, any distribution pursuant to Section 2.14, Section 8.6 or Section 8.7 and any distribution in respect of the Expense Fund (excluding, for the avoidance of doubt, any payments to be made at the Closing).

“Earn-Out Value” means the average closing price of a share of Focus Stock as reported on the NASDAQ Global Select Market or other national stock exchange during the fifteen (15) trading days immediately prior to the date of final determination of the relevant Earn-Out Payment.

“Employee Plan” means each profit-sharing, bonus, stock option, stock purchase, restricted stock units/shares, stock ownership, pension, retirement, deferred compensation, post-retirement medical or life insurance, welfare, incentive, sick leave or other leave of absence, short- or long-term disability, retention, salary continuation, medical, dental, vision, life insurance and material fringe benefit or employee benefit plan, program, agreement or arrangement, in any case, established, maintained, sponsored or contributed to or required to be contributed to by any Acquired Company for the benefit of any employee of any Acquired Company in each case in effect on the date hereof; provided, however, that no plan, program, agreement or arrangement mandated or maintained by any Governmental Entity shall be treated as an Employee Plan.

“Enterprise Value” means $235,000,000.

“Environmental, Health, and Safety Requirements” means all applicable federal, state, local and foreign Laws concerning pollution or protection of the environment or human health with respect to exposure to hazardous materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations published thereunder.

“Estimated Closing Statement” means a statement setting forth the Company’s good faith calculation of (i) Cash (the “Estimated Cash”), (ii) Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”), (iii) Closing Working Capital (the “Estimated Closing Working Capital”) and (iv) the Seller Expenses (“Estimated Seller Expenses”) and the calculation of the Estimated Merger Consideration based on clauses (i) to (iv).

“Estimated Merger Consideration” means an amount equal to (i) the Enterprise Value, plus (ii) Estimated Cash, plus (iii) an amount equal to the excess, if any, of the Estimated Closing Working Capital over the Target Closing Working Capital, minus (iv) an amount equal to the excess, if any, of the Target Closing Working Capital over the Estimated Closing Working Capital, minus (v) the Estimated Closing Date Indebtedness, minus (vi) the Estimated Seller Expenses, plus (vii) the Pro Rata Bonus Amount, minus (viii) the Company Expense Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Final Merger Consideration” means an amount equal to (i) the Enterprise Value, plus (ii) Cash, as finally determined pursuant to Section 2.14, plus (iii) an amount equal to the excess, if any, of the Closing Working Capital, as finally determined pursuant to Section 2.14, over the Target Closing Working Capital, minus (iv) an amount equal to the excess, if any, of the Target Closing Working Capital over the Closing Working Capital, as finally determined pursuant to Section 2.14, minus (v) the Closing Date Indebtedness, as finally determined pursuant to Section 2.14, minus (vi) the Seller Expenses, as finally determined pursuant to Section 2.14, plus (vii) the Pro Rata Bonus Amount, minus (viii) the Company Expense Amount.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Focus LLC” means Focus Financial Partners, LLC, a Delaware limited liability company and Subsidiary of Parent.

“Focus Stock” means the Class A common stock, par value $0.01 per share, of Parent.

“Fraud” means, with respect to any Person, common law fraud under the laws of the State of Delaware by such Person in making the representations and warranties expressly set forth in Article III or Article IV of this Agreement or set forth in the Support Agreement, Letter of Transmittal or Optionholder Letter; provided that, for the avoidance of doubt, any inaccuracy of any representation or warranty shall be determined with regard to, and including, all qualifications and exceptions contained therein relating to Knowledge, materiality, Company Material Adverse Effect or Parent Material Adverse Effect and all similar qualifications and standards contained within the representations and warranties.  For the avoidance of doubt, for purposes of this Agreement, “Fraud” shall exclude equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud and any fraud claim based on negligence or recklessness.

“GAAP” means generally accepted accounting principles as in effect in the United States, consistently applied.

“Governmental Authorization” means any approval, consent, license, certificate, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity, including those granted pursuant to the expiration of any notice, waiting or review period.

“Governmental Entity” means any nation or government, court or tribunal or administrative, governmental or regulatory body, agency or commission exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government (whether supranational, foreign or domestic, federal, state, county, municipal or other political instrumentality or subdivision thereof, including any agency, branch, department, commission, board, bureau, official, court or other tribunal, public international organization, or other instrumentality or subdivision of the foregoing).  Without limiting the foregoing, “Governmental Entity” includes government-owned or -controlled (in whole or in part) businesses of any country as well as FINRA, NFA and any other Self-Regulatory Organization having jurisdiction over the Company and its Subsidiaries.

“Governmental Order” means any order, writ, ruling, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Substance” means any substance defined as “hazardous” or “toxic” or any other term of similar import or other hazardous or toxic substance or material that is listed or regulated under any Environmental, Health, and Safety Requirements, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold and urea-formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and its Subsidiaries at any date, without duplication, (i) all obligations for borrowed money or in respect of loans, advances, or interest rate derivative or hedging transactions (including any unpaid principal, premium, accrued and unpaid interest, fees and expenses), (ii) indebtedness evidenced by any note, bond, debenture or other debt security or similar instrument, (iii) letters of credit, issued for the account of the Company or any of its Subsidiaries, but only to the extent drawn, (iv) obligations under leases required in accordance with GAAP to be recorded as capital leases or in respect of swap Contracts or interest rate protection agreements, (v) all indebtedness of any other Persons which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase, assume or otherwise acquire or in respect of which it has otherwise assured a creditor against loss, or which is secured by any Lien on the property of the Company or any of its Subsidiaries, (vi) all obligations created or arising under any conditional sale or other title retention agreements with respect to acquired property or for the deferred purchase price of property, services, equity or other assets (including all seller notes and “earn-out” payments), (vii) all obligations with respect to purchase money indebtedness, and (viii) all accrued interest, prepayment premiums or penalties, breakage fees and all fees and other expenses on the foregoing due or to be due as a result of the payment on or about the Closing Date by Parent of any such Indebtedness; provided that Indebtedness will not include any intercompany payables or loans of any kind or nature solely among the Company and its Subsidiaries.

“Indemnified Party” means, in the case of an indemnification claim pursuant to (i) Section 8.2(a), the Parent Covered Parties and (ii) Section 8.2(b), the Securityholder Covered Parties.

“Indemnifying Party” means, in the case of an indemnification claim pursuant to (i) Section 8.2(a), the Company Securityholders and (ii) Section 8.2(b), Parent.

“Indirect Client” means a Client, other than a Direct Client, with a written agreement pursuant to which an Advisor provides the Client with Investment Services.

“Indirect Client Contract” means the agreement referred to under “Indirect Client.”

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect thereof, whether protected, created or arising under applicable Law, throughout the world, including: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), trade secrets, know-how, confidential and proprietary information; (iii) all copyrights, works of authorship and moral rights, rights to data and databases, and all registrations, applications, renewals, extensions and reversions of any of the foregoing; (iv) all software (including source and object code therefor); and (v) all domain names, social media account identifiers, trademarks, service marks, trade names trade dress, logos and other source or business identifiers, together with all goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions of any of the foregoing.

“Investment Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“Investment Services” means any investment advisory, investment management, asset-class allocation, administrative, and other related services, including (i) the management of an investment account or fund, including on a non-discretionary basis, (ii) the giving of advice, including asset-class allocation advice, with respect to the investment or reinvestment of assets or funds, (iii) services related to the delivery of an investment platform for Advisors and (iv) services relating to managed account solutions, including, for the avoidance of doubt, on a sub-advisory basis.

“Investment Services Contract” means each Contract by the Company or any Subsidiary of the Company pursuant to which the Company or such Subsidiary agrees to provide Investment Services.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (i) with respect to the Company, the actual knowledge of Alexander Potts and Michael Clinton and such knowledge that would reasonably be expected to be known by such Persons after reasonable inquiry, and (ii) with respect to Parent and Newco, the actual knowledge of Leonard Chang, Russell McGranahan and James Shanahan and such knowledge that would reasonably be expected to be known by such Persons after reasonable inquiry.

“Law” means any domestic or foreign, federal, state, local, municipal or other laws, common law, statutes, constitutions, ordinances, rules, rulings, regulations, codes, orders, edicts, decrees or other legally enforceable requirements of any Governmental Entity.

“Lien” means any security interest, lien (statutory or otherwise), pledge, levy, charge (including Tax charges), escrow, encumbrance, right of recovery, option, restriction, right of first refusal, conditional sale contract, title retention contract, easement, title defect, exception to title, encroachment, right of way, mortgage, claim, hypothecation, Governmental Order or other encumbrance of any kind.

“Loss” means any and all losses, liabilities, demands, claims, actions or causes of action, costs, damages, judgments, debts, settlements, assessments, deficiencies, Taxes, penalties, fines or expenses, whether or not arising out of any claims by or on behalf of a third party, including interest, penalties, reasonable attorneys’ fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing.

“Measurement Time” means 11:59 pm Pacific Time of the day immediately prior to the Closing Date.

“Merger Documents” means, collectively, this Agreement, the Certificate of Merger, the Escrow Agreement, the Support Agreement, the Optionholder Letters, the Paying Agent Agreement, the Letters of Transmittal, the Subsequent Merger Agreement, the Registration Rights Agreement and all other agreements and documents entered into in connection with the Merger and the other transactions contemplated hereby.

“Negative Consent Eligible Contract” means an Investment Services Contract or Indirect Client Contract that, under applicable Law, does not expressly require the written affirmative consent of the Advisor, Direct Client or Indirect Client, as applicable, to the assignment or deemed assignment of such contract resulting from the transactions contemplated under this Agreement.

“NFA” means the National Futures Association.

“Option Agreements” means the option agreements issued pursuant to the Option Plan and entered into by and between the Company and certain current and former employees or other service providers of the Company or any of its Subsidiaries.

“Optionholder Closing Payment” means, with respect to each share of Common Stock issuable upon the exercise of an Option that has been canceled and converted into the right to receive the Optionholder Merger Consideration pursuant to Section 2.12, an amount equal to the excess, if any, of the Per Share Stockholder Closing Payment over the per share exercise price of such Option.

“Optionholder Letter” shall mean the consent to be requested from holders of Options prior to the Closing, substantially in the form of the Support Agreement (other than Sections 1(a), 2, 7 and 8 thereof) and with other changes mutually agreed between Parent and the Company.

“Optionholder Merger Consideration” means, with respect to each share of Common Stock covered by an Option that has been canceled and converted into the right to receive the Optionholder Merger Consideration, an amount equal to the Optionholder Closing Payment, plus the Per Share Amount of any Distribution.

“Option Plan” means the Company’s 2009 Stock Plan, as amended from time to time.

“Options” means the options to acquire or purchase shares of Common Stock granted pursuant to the Option Agreements outstanding immediately prior to the Effective Time.

“Organizational Documents” shall mean any corporate, partnership or limited liability organizational documents, including certificates or articles of incorporation, bylaws, certificates of formation, operating agreements, limited liability company agreements, certificates of limited partnership, partnership agreements, shareholder agreements and certificates of existence, as applicable.

“Outstanding Common Shares” means the sum of (i) the number of shares of Common Stock outstanding immediately prior to the Effective Time and (ii) the number of shares of Common Stock underlying the Options immediately prior to the Effective Time.

“Parent Covered Parties” means Parent, Newco, the Ultimate Surviving Corporation and each of their respective Affiliates, and its and their respective partners, managers, members, equityholders, directors, officers, employees, agents, advisers and other representatives and each of their heirs, successors and assigns.

“Parent Material Adverse Effect” means any fact, circumstance, change, event, occurrence, effect condition or development that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole, or (y) does, or would reasonably be expected to, prevent, materially delay or impair the consummation of the transactions contemplated by this Agreement by Parent and Newco; provided, however, that with respect to clause (x) above, none of the following (or the results thereof) shall be taken into account in determining whether a “Parent Material Adverse Effect” has occurred: (i) any change in the United States or foreign economies or securities or financial or capital markets in general, or geographic, regulatory or political conditions in general, (ii) national or international political or social conditions, terrorism or cyber-attack, war or the outbreak of hostilities, or natural disasters anywhere in the world, whether commencing before or after the date of this Agreement, (iii) any change in the financial, banking or securities markets (including (x) any disruption thereof, (y) any decline or rise in the price of any security or any market index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the transactions contemplated hereby), (iv) any change that generally affects any industry in which Parent and its Subsidiaries operate, (v) any change in Law or interpretations thereof, or any change in accounting regulations or principles or interpretations thereof, in each case after the date hereof, (vi) any failure by Parent and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions, provided that the underlying cause of such failure may still be taken into account when determining if a Parent Material Adverse Effect has occurred, (vii) any decrease or fluctuation in the trading price of the Focus Stock; provided that the underlying cause of such decrease in price of the Focus Stock may, unless otherwise excluded in this definition, still be taken into account when determining if a Parent Material Adverse Effect has occurred or (viii) the execution or announcement of this Agreement or the consummation of the transactions contemplated hereby, except, in the cases of clauses (i), (ii), (iii), (iv) or (v) above, to the extent that any fact, circumstance, change, event, occurrence, effect condition or development or other matter described therein disproportionately impacts or affects Parent and its Subsidiaries, taken as a whole, as compared to other companies operating in the business or industry in which Parent and its Subsidiaries operate.

“Per Share Amount” means, with respect to any Distribution, an amount (or, to the extent such Distribution is payable in Focus Stock, aggregate number of shares of Focus Stock to be distributed) equal to (i) the amount of such Distribution (or, to the extent such Distribution is payable in Focus Stock, aggregate number of shares of Focus Stock to be distributed) divided by (ii) the Outstanding Common Shares.

“Per Share Stockholder Closing Payment” means an amount equal to (i) the Estimated Merger Consideration, minus (1) the Adjustment Escrow Amount, minus (2) the Indemnity Escrow Amount, minus (3) the Litigation Escrow Amount, minus (4) the Expense Fund, minus (5) the Six-Month Payment, minus (6) the Twelve-Month Payment, plus (7) the aggregate exercise price of the Options that are deemed exercised or accelerated pursuant to Section 2.12, divided by (ii) the number of Outstanding Common Shares.

“Per Share Stockholder Merger Consideration” means, with respect to each outstanding share of Common Stock, an amount equal to the Per Share Stockholder Closing Payment, plus the Per Share Amount of each Distribution.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable as of the Closing Date or that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established in the books and records of the Acquired Companies, (ii)  statutory Liens of landlords, Liens of carriers, warehousemen, mechanics, materialmen and similar Liens, in each case, arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP (if required under GAAP), (iii) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance and other types of social security, (iv) Liens securing liabilities of the Acquired Companies which will be released, terminated and discharged at Closing, and (v) purchase money Liens and Liens securing rental payments under capital lease arrangements.

“Person” means an individual, person, partnership, corporation (including any non-profit corporation), company (including any limited liability company or joint stock company), unincorporated organization or association, estate, trust, joint venture, firm or other association, organization or enterprise, whether or not a legal entity, or a Governmental Entity.

“Personal Data” means: (i) all information relating to any of the Company’s or any of its Subsidiaries’ current, former or prospective (x) clients, including name, contact information, Social Security Number, driver’s license number, account number, and current and historical account, transaction, payment, and financial information, and (y) employees, including name, contact information, Social Security Number, driver’s license number, compensation, benefits, and dependent, beneficiary, and human resources information; and (ii) all other information of Company or any of its Subsidiaries, or such current, former or prospective clients or employees that is subject to any applicable laws, rules or regulations pertaining to the privacy, security, collection, use, sharing, trans-border movement, or protection thereof, including but not limited to (1) “nonpublic personal information” as defined under Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.), Regulation S-P, and their supporting rules and regulations, (2) “personally identifiable information” as defined by the Federal Trade Commission, (3) “protected health information” as defined under the Health Insurance Portability and Accountability Act of 1996 and its implementing rules and regulations and (4) information subject to applicable federal and state data breach notification and incident response laws and regulations.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes” means any and all Taxes: (a) imposed on the Company or any Subsidiary of the Company or for which the Company or any Subsidiary of the Company may otherwise be liable for any Pre-Closing Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 5.16(b); (b) resulting from a breach of the representations and warranties set forth in Section 3.9 (determined without regard to any materiality or Knowledge qualifiers or any scheduled items) or a breach by the Company or the Stockholder Representative of any covenant set forth in Section 5.16; (c) of any Consolidated Group (or any member thereof, other than the Company or any Subsidiary of the Company) of which the Company or any Subsidiary of the Company (or any predecessor of the Company or any Subsidiary of the Company) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; or (d) of any other Person for which the Company or any Subsidiary of the Company is or has been liable as a transferee or successor, by contract or otherwise, resulting from events, transactions or relationships occurring or existing prior to the Closing.

“Pro Rata Bonus Amount” means an amount equal to $309,000.

“Pro Rata Share” means, with respect to each Company Securityholder, a fraction, expressed as a percentage, (i) the numerator of which is the number of Outstanding Common Shares held by such Company Securityholder and (ii) the denominator of which is the total number of Outstanding Common Shares.

“R&W Insurance Policy” means that certain buyer-side representations and warranties insurance policy issued by or on behalf of Euclid Transactional, LLC in respect of the transactions contemplated by this Agreement and the Merger Documents, for the benefit of Parent as the named insured.

“Regulated Fund Investment Services Contract” means each Contract pursuant to which an Adviser Subsidiary, a Subsidiary of Parent or other investment adviser, including any sub-adviser, renders investment advisory, management, administration or any other services to a Regulated Fund.

“Regulated Trust” means SA Funds — Investment Trust, a Delaware statutory trust.

“Regulated Trust Board” means the board of trustees of the Regulated Trust.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisers Act, the Investment Company Act and any state securities and “blue sky” Laws.

“Securityholder Covered Parties” means each Company Securityholder, its Affiliates and its and their respective partners, managers, members, equityholders, directors, officers, employees, agents, advisers and other representatives and each of their heirs, successors and assigns (in each case, other than the Acquired Companies).

“Self-Regulatory Organization” means (a) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (b) any other foreign or domestic securities exchange, futures exchange, commodities exchange or contract market and (c) any other exchange or corporation or similar self-regulatory body or organization.

“Seller Expenses” means the aggregate of (i) the out-of-pocket costs and expenses incurred prior the Effective Time by the Company or any of its Subsidiaries in connection with the Merger, this Agreement and the consummation of the transactions contemplated hereby, including in respect of any legal counsel, accountants, investment bankers and other similar parties; (ii) the Expense Fund and any other fees for the retention of the Stockholder Representative; (iii) the Transaction Bonus Amounts to the extent not paid prior to Closing; (iv) fifty percent (50%) of the filing fees payable under the HSR Act or under other Competition/Investment Laws; (v) fifty percent (50%) of the costs and expenses in obtaining the Tail Policy; (vi) fifty percent (50%) of all costs and fees of the Paying Agent and the Escrow Agent; and (vii) fifty percent (50%) of the total cost of the R&W Insurance Policy premium and due diligence fee (up to a maximum total cost of $670,000); provided that in no event shall Seller Expenses include (a) any expenses paid prior to the Closing by the Company or its Subsidiaries and reflected in the calculation of Estimated Cash, (b) any such amounts included in the calculation of Estimated Closing Date Indebtedness and (c) the costs and expenses related to obtaining any third party consents or acknowledgements in connection with the consummation of the Merger to the extent payment of such is approved in writing by Parent.

“Specified Litigation” means the matter set forth in Schedule 1.1(a).

“SRS Letter Agreement” shall mean that certain letter agreement to be entered into prior to Closing among the Company, the Stockholder Representative and certain Company Stockholders.

“Stock Payment Amount” means an amount equal to (A) fifty percent (50%) of (B) the sum of the Estimated Merger Consideration plus the Estimated Closing Date Indebtedness plus the Estimated Seller Expenses.

“Stockholders Agreement” means that certain Amended and Restated Stockholders Agreement, dated as of March 29, 2018, by and among Loring Ward Holdings Inc., each of the stockholders of the Company signatory thereto and Eli Reinhard.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be or shall control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context requires otherwise, each reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Company.

“Takeover Proposal” means any inquiry, proposal or offer from any Person or group relating to any direct or indirect acquisition, purchase or lease of any of the assets of the Company or its Subsidiaries or any of the equity securities of the Company or its Subsidiaries, any tender offer or exchange offer of the equity securities of the Company or its Subsidiaries, or any merger, consolidation, business combination, sale of all or substantially all the assets, recapitalization, business combination, change of control, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

“Target Closing Working Capital” means negative two million five hundred four thousand four hundred one dollars ($(2,504,401)).

“Tax” or “Taxes” means (i) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of a Consolidated Group (by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law); and (iii) any liability of for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” means any audit, examination, investigation or other proceedings with respect to Taxes imposed on or with respect to the assets, operations or activities of the Company or any Subsidiary.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a taxing authority relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Transaction Bonus Amounts” means any change of control payments, severance payments, sale bonus, stay payments, transaction bonus, or similar amounts payable to any current or former employee or other individual service provider of the Company or its Subsidiaries to the extent such payments become payable by the Company or its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement, including the employer portion of any employment, payroll, social security or other similar Taxes in respect thereof (but excluding the social security portion of FICA), but in all cases, excluding (i) any such payments that arise, are triggered by, or are payable pursuant to arrangements implemented by Parent or any of its Affiliates, (ii) any such payments that arise, are triggered by, or are payable pursuant to arrangements implemented after the Closing, and (iii) any double trigger payment, the first trigger of which is a change in control or similar transaction.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury.

“United States Sanctions Laws” means both state and federal Laws, the Antiterrorism and Effective Death Penalty Act of 1996, International Emergency Economic Powers Act,  International Security and Development Cooperation Act of 1985, National Defense Authorization Act, National Emergencies Act, Trade Sanctions Reform and Export Enhancement Act of 2000, Trading with the Enemy Act, Executive Orders, Codes of Federal Regulations, and rules relating to economic sanctions, embargoes and anti-terrorism financing.

“Written Consent” means the irrevocable action by written consent executed concurrently herewith adopting this Agreement and consenting to the Merger pursuant to Sections 251(c) and 228(a) of the DGCL.

Section 1.2                                   Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

2018 Interim Financial Statements	Section 5.13
Adjustment Escrow Account	Section 2.8(a)(iii)
Adjustment Escrow Amount	Section 2.8(a)(iii)
Adviser Subsidiary	Section 3.19(d)
Agreement	Preamble
BD Sub Amendment	Section 5.8(a)
BD Sub Withdrawal and Liquidation	Section 5.8(a)
BD Subsidiary	Section 5.8(a)
Calculated Payout	Section 2.15(c)(ii)
Certificate of Merger	Section 2.2
Charter Documents	Section 3.1(c)
Closing	Section 2.13
Closing Date	Section 2.13
Closing Statement	Section 2.14(b)
Closing Stockholder Payment	Section 2.8(a)(vi)
Company	Preamble
Company Basic Representations	Section 8.1
Company Disclosure Schedule	Article III
Company Fundamental Representations	Section 8.1
Company Indemnitees	Section 5.5
Company Intellectual Property	Section 3.13(a)
Company Revenue	Section 2.15(c)(viii)
Company Stockholder Approval	Section 3.4(b)
De Minimis Amount	Section 8.3(a)
Deductible	Section 8.3(a)
DGCL	Recitals
Disputed Amounts	Section 2.14(e)(iii)

Dissenting Shares	Section 2.11
Earn-Out Payment Date	Section 2.15(c)(iii)
Earn-Out Payments	Section 2.15(c)(ii)
Earn-Out Periods	Section 2.15(c)(i)
Earn-Out Start Date	Section 2.15(c)(i)
Effective Time	Section 2.2
End Dates	Section 2.15(c)(i)
ERISA Client	Section 3.21(c)
Escrow Agent	Section 2.8(a)(iii)
Escrow Agreement	Section 2.8(a)(iii)
Estimated Cash	Definition of “Estimated Closing Statement”
Estimated Closing Date Indebtedness	Definition of “Estimated Closing Statement”
Estimated Closing Working Capital	Definition of “Estimated Closing Statement”
Estimated Seller Expenses	Definition of “Estimated Closing Statement”
Expense Fund	Section 2.8(a)(iv)
Final Settlement	Section 8.5
Financial Statements	Section 3.5
First Earn-Out Payment	Section 2.15(c)(ii)
First Earn-Out Period	Section 2.15(c)(i)
First End Date	Section 2.15(c)(i)
First Period Growth Rate	Section 2.15(c)(iv)
General Indemnity Cap	Section 8.3(b)(i)
General Survival Expiration Date	Section 8.1
Independent Accountants	Section 2.14(e)(iii)
Information Statement	Section 5.7
Integrated Mergers	Recitals
Intended Tax Treatment	Section 5.16(a)
Latest Balance Sheet	Section 3.5(b)
Latest Balance Sheet Date	Section 3.5(b)
Lease	Section 3.16(b)
Leased Real Property	Section 3.16(b)
Letter of Transmittal	Section 2.10(b)
Litigation Escrow Account	Section 2.8(a)(iii)
Litigation Escrow Amount	Section 2.8(a)(iii)
LW Business Line	Section 2.15(c)(viii)
LWI	Section 3.19(d)
Material Contracts	Section 3.14(b)
Material Lease	Section 3.16(b)
Merger	Section 2.1
Merger Sub II	Recitals
New Manco Principals	Section 6.2(d)
Newco	Preamble
Notice	Section 5.8(a)

Notice Period	Section 2.15(c)(ii)
Parent	Preamble
Parent Disclosure Schedule	Article IV
Parent Fundamental Representations	Section 8.1
Parent Plans	Section 5.11(a)
Paying Agent	Section 2.10(a)
Paying Agent Agreement	Section 2.10(a)
Payment Fund	Section 2.8(a)(vi)
Payoff Letter	Section 5.10(a)
Permits	Section 3.7(a)
Post-Closing Adjustment	Section 2.14(d)
Pre-Closing Breach	Section 8.3(g)
Proceedings	Section 3.8
Proxy Materials	Section 5.9(b)
Registered Intellectual Property	Section 3.13(a)
Registration Rights Agreement	Section 6.3(b)
Regulated Funds	Section 3.20
Representative Losses	Section 9.1(b)
Resolution Period	Section 2.14(e)(ii)
Review Period	Section 2.14(e)(i)
Schedules	Article III
Second Earn-Out Payment	Section 2.15(c)(ii)
Second Earn-Out Period	Section 2.15(c)(i)
Second End Date	Section 2.15(c)(i)
Second Period Growth Rate	Section 2.15(c)(v)
Securityholder Payment Schedule	Section 2.14(b)
Solicitation Expenses	Definition of “Seller Expenses”
Six-Month Payment	Section 2.15(a)
Statement of Objections	Section 2.14(e)(ii)
Stockholder Representative	Preamble
Subadvised Funds	Section 5.9(b)
Subadvisory Consent	Section 5.9(b)
Subsequent Certificate of Merger	Section 2.7
Subsequent Merger	Recitals
Subsequent Merger Agreement	Section 2.7
Support Agreement	Recitals
Surviving Corporation	Section 2.1
Tail Policy	Section 5.5
Termination Date	Section 7.1(b)
Twelve-Month Payment	Section 2.15(b)
TWMA	Section 3.19(d)
Ultimate Surviving Corporation	Section 2.7
Undisputed Amounts	Section 2.14(e)(iii)
Waived Payments	Section 5.18

Section 1.3                                   Interpretation.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (ii) the word “including” means “including, but not limited to”; (iii) masculine gender shall also include the feminine and neutral genders, and vice versa; and (iv) words importing the singular shall also include the plural, and vice versa.  Whenever the words “ordinary course of business” are used in this Agreement with respect to any Acquired Company, such words shall be deemed to be followed by the words “of the Acquired Companies consistent with past practice”.  When used in reference to information or a document, the phrase “made available” means that the information or document referred to has been made available to Parent or its representatives no later than 7:00 p.m. Eastern Time on the date of this Agreement, including by uploading such information or document to the Project Mo Intralinks virtual data room.

ARTICLE II.
THE MERGER

Section 2.1                                   The Merger.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Newco shall, pursuant to the provisions of the DGCL, be merged with and into the Company (the “Merger”), and the separate corporate existence of Newco shall thereupon cease in accordance with the provisions of the DGCL.  The Company shall be the surviving corporation in the Merger and shall continue to exist as said surviving corporation under its present name pursuant to the provisions of the DGCL.  The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger.  The Merger shall have the effects specified in the DGCL and this Agreement.  From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

Section 2.2                                   Certificate of Merger.  On the Closing Date, the parties hereto shall cause a certificate of merger in the form of Exhibit A attached hereto (the “Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL.  The Merger shall be effective at the time and on the date of the filing of the Certificate of Merger in accordance with the DGCL or at such subsequent time as Parent and the Company shall agree and specify in the Certificate of Merger (the “Effective Time”).

Section 2.3                                   Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the certificate of incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).  Such amended certificate of incorporation of the Surviving Corporation shall continue in full force and effect until further amended in the manner prescribed by the provisions of the DGCL.

Section 2.4                                   Bylaws.  The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.

Section 2.5                                   Officers.  The individuals identified in writing by Parent prior to the Closing Date shall be the officers of the Surviving Corporation as of the Effective Time and will hold office until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.6                                   Directors.  The individuals identified in writing by Parent prior to the Closing Date shall be the directors of the Surviving Corporation and will serve until their successors are duly elected or appointed and will qualify in the manner provided in the certificate of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

Section 2.7                                   Subsequent Merger. Upon the terms set forth in the merger agreement substantially in the form of Exhibit B attached hereto (the “Subsequent Merger Agreement”), immediately following the Effective Time, the Surviving Corporation shall, pursuant to the provisions of the DGCL, be merged with and into Merger Sub II, and the separate corporate existence of the Surviving Corporation shall thereupon cease in accordance with the provisions of the DGCL.  Merger Sub II will be the surviving corporation in the Subsequent Merger (the “Ultimate Surviving Corporation”) and shall continue to exist as said surviving corporation and wholly owned subsidiary of Parent pursuant to the provisions of the DGCL and the Subsequent Merger Agreement.  On the Closing Date and immediately following the Effective Time, Parent shall cause a certificate of merger (the “Subsequent Certificate of Merger”) to be properly executed and filed in accordance with the DGCL and shall make all other filings or recordings required under the DGCL to effect the Subsequent Merger.  The Subsequent Merger shall be effective at the time and on the date of the filing of the Subsequent Certificate of Merger in accordance with the DGCL (which time, for the avoidance of doubt, shall be no earlier than the Effective Time).

Section 2.8                                   Payments.

(a)                                 On the Closing Date, contemporaneously with the filing of the Certificate of Merger, Parent shall pay or deposit (or shall cause the Company to pay or deposit), by wire transfer of immediately available funds, the following:

(i)                                     on behalf of the Company, to such accounts designated in the applicable Payoff Letters by wire transfers of immediately available funds, an amount in the aggregate equal to the outstanding amount of the Closing Date Indebtedness in respect of borrowed money to be repaid pursuant to such Payoff Letters;

(ii)                                  on behalf of the Company, to such accounts, designated in writing by the Company no less than three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds as set forth in such designation, an amount, in the aggregate, equal to the Estimated Seller Expenses to enable the Company to pay such Estimated Seller Expenses;

(iii)                               (A) an amount of cash equal to five million dollars ($5,000,000) (such amount, the “Litigation Escrow Amount”) into a separate escrow account (the “Litigation Escrow Account”), (B) an amount of cash equal to one million seven hundred sixty two thousand five hundred dollars ($1,762,500) (such amount, the “Indemnity Escrow Amount”) into a separate escrow account (the “Indemnity Escrow Account”) and (C) an amount of cash equal to two hundred fifty thousand dollars ($250,000) (such amount, the “Adjustment Escrow Amount”) into a separate escrow account (the “Adjustment Escrow Account”), each of which to be established pursuant to an escrow agreement substantially in the form of Exhibit C attached hereto (the “Escrow Agreement”) to be entered into on the Closing Date among Parent, the Stockholder Representative and SunTrust Bank (the “Escrow Agent”);

(iv)                              an amount equal to $100,000 (such amount, the “Expense Fund”) into an account designated in writing by the Stockholder Representative at least three (3) Business Days prior to the Closing Date, by wire transfer of immediately available funds as set forth in such designation, to be used by the Stockholder Representative to pay expenses incurred by Stockholder Representative in its capacity as Stockholder Representative;

(v)                                 to such accounts of the Company or the Company’s payroll provider designated by the Company not less than three (3) Business Days prior to the Closing Date, an amount in cash by wire transfer of immediately available funds as set forth in such designation equal to the aggregate Optionholder Closing Payments as set forth on the Securityholder Payment Schedule to be made in respect of all Options which have been canceled and converted into the right to receive the Optionholder Merger Consideration, to enable the Company to pay such amounts to the holders of such Options; and

(vi)                              an amount equal to the product of the Per Share Stockholder Closing Payment multiplied by the number of shares of Common Stock outstanding on the Closing Date (other than (i) shares canceled pursuant to Section 2.9(b) and (ii) Dissenting Shares) (the “Closing Stockholder Payment”) (such aggregate Closing Stockholder Payment as set forth in the Securityholder Payment Schedule), to the Paying Agent, by wire transfer of immediately available funds into an account established pursuant to the Paying Agent Agreement (such account, the “Payment Fund”).

(b)                                 Notwithstanding anything to the contrary contained herein, a portion of the Closing Stockholder Payment equal to the Stock Payment Amount shall be paid by Parent in the form of shares of Focus Stock determined as follows: an aggregate number of shares of Focus Stock equal to the Stock Payment Amount divided by the average closing price of a share of Focus Stock as reported on the NASDAQ Global Select Market or other national stock exchange during the fifteen (15) trading days immediately prior to the Closing Date.  All Focus Stock issued pursuant to this Section 2.8(b) shall be subject to the Letters of Transmittal (including the lock-up provisions thereof) and evidenced by book-entries which shall bear any such restrictive legends as may be required by Parent or otherwise under any applicable law, rule or regulation, but no more restrictive than those set forth on the book-entries of other similarly situated holders of Focus Stock.  If a fraction of a share of Focus Stock would otherwise be issuable pursuant to this Section 2.8(b), such fraction shall be rounded up or down to the nearest whole number (i.e., up to one whole share of Focus Stock or down to zero), and the cash portion of the Closing Stockholder Payment shall be adjusted accordingly.

(c)                                  Notwithstanding anything to the contrary contained herein, the Company Stockholders have agreed that the holders of Options shall receive their pro rata share of the Six-Month Payment and the Twelve-Month Payment at Closing pursuant to Section 2.8(a)(v) rather than following the Closing as contemplated by Sections 2.15(a) and (b) with a corresponding reduction to the Closing Stockholder Payment (such that the amount of the Six-Month Payment and the Twelve-Month Payment payable following Closing remains unchanged but shall be payable only to the Company Stockholders and not the holders of Options) and all payments of Merger consideration hereunder shall be adjusted accordingly and reflected in the Securityholder Payment Schedule delivered pursuant to Section 2.14(b).

Section 2.9                                   Conversion of Shares.

(a)                                 Conversion of Common Stock.  As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any party hereto, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held in the Company’s treasury or by any of the Subsidiaries and (ii) Dissenting Shares) shall be canceled and converted into the right to receive the Per Share Stockholder Merger Consideration, payable in cash to the holder thereof as and when payable in accordance with the terms of this Agreement, without interest thereon, upon surrender of the Certificate or Book-Entry Share formerly representing such share, all in accordance with this Section 2.9 and Section 2.10.  All amounts payable to Company Stockholders pursuant to this Agreement shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 2.10(g).

(b)                                 Treasury Shares.  Each share of Common Stock held in the treasury of the Company or by any Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holders thereof, be canceled, retired and shall cease to exist as of the Effective Time and no payment shall be made with respect thereto.

(c)                                  Newco Shares.  As of the Effective Time, each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall, without any action on the part of Newco, be converted on an one-for-one basis into shares of the corresponding class of capital stock of the Surviving Corporation.

(d)                                 Holders of Certificates and Book-Entry Shares.  From and after the Effective Time, the holders of Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Dissenting Shares) shall cease to have any rights with respect to such Certificates or Book-Entry Shares, except the right to receive the Per Share Stockholder Merger Consideration, as and when payable in accordance with the terms of this Agreement, without interest thereon, with respect to each of the shares represented thereby.

Section 2.10                            Exchange of Certificates and Book-Entry Shares; Withholding.

(a)                                 Prior to the Effective Time, Parent and the Stockholder Representative shall appoint and enter into a customary exchange agreement (the “Paying Agent Agreement”) with a nationally-recognized, mutually acceptable paying agent (the “Paying Agent”).

(b)                                 As soon as reasonably practicable after the date hereof, the Company shall mail to each Company Stockholder of record a letter of transmittal, substantially in the form of Exhibit D attached hereto (the “Letter of Transmittal”).  Payment to a Company Stockholder of its portion of the consideration under this Agreement shall be subject to and conditioned upon such Company Stockholder’s delivery to the Paying Agent of a properly completed Letter of Transmittal, together with all related items required thereby, including the lock-up agreement attached thereto.  Thereafter, upon surrender to the Company of any Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing Dissenting Shares), together with such duly executed Letter of Transmittal, the holder of each such Certificate or Book-Entry Shares shall receive from the Paying Agent promptly after Closing in exchange therefor, the Closing Stockholder Payment payable to such holder as set forth on the Securityholder Payment Schedule, in the form of Focus Stock and cash by wire transfer of immediately available funds, to which such holder is entitled pursuant to this Agreement, without interest.  Parent and the Company shall make reasonable efforts to cause the Paying Agent to initiate payment on the Closing Date to all holders of Certificates or Book-Entry Shares who submitted their Certificates or Book-Entry Shares, along with duly executed Letters of Transmittal, at least three (3) Business Days prior to the Closing Date.  Each Certificate or Book-Entry Shares surrendered pursuant to this Section 2.10(b) shall be canceled upon consummation of the Merger.  If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be, to the satisfaction of Parent, properly endorsed or otherwise in proper form for transfer, that the signatures on the Certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  As of the Effective Time and until surrendered in accordance with the provisions of this Section 2.10 by the holder thereof, each Certificate or Book-Entry Share (other than Certificates or Book-Entry Shares canceled pursuant to Section 2.9(d) and Certificates or Book-Entry Shares representing Dissenting Shares) shall represent for all purposes only the right to receive such holder’s Per Share Stockholder Merger Consideration represented by such Certificate or Book-Entry Share as set forth in the Securityholder Payment Schedule, payable in cash and Focus Stock pursuant to this Section 2.10, in the manner and at the times provided for by this Agreement, without interest.  All cash and Focus Stock paid upon surrender of the Certificates or Book-Entry Shares in accordance with this Section 2.10 shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Common Stock represented thereby.

(c)                                  In the event that any Certificate (other than any Certificate representing Dissenting Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact and related indemnity by the registered holder of such lost, stolen or destroyed Certificate in form and substance acceptable to Parent, the Paying Agent will deliver to such registered holder in exchange for such affidavit and related indemnity such registered holder’s Per Share Stockholder Merger Consideration represented by such Certificate as set forth in the Securityholder Payment Schedule, payable in cash and Focus Stock pursuant to this Section 2.10, in the manner and at the times provided for by this Agreement, without interest.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates (other than

Certificates representing Dissenting Shares) are presented to Parent, they shall be canceled and exchanged for the Per Share Stockholder Merger Consideration multiplied by the number of Outstanding Common Shares represented by such Certificate, as provided for, and in accordance with, the provisions of this Section 2.10.

(e)                                  Any portion of the Payment Fund which remains undistributed for twelve (12) months after the Effective Time shall be delivered to the Ultimate Surviving Corporation, and any holders of Certificates and Book-Entry Shares who have not theretofore complied with this Agreement and the instructions set forth in the Letter of Transmittal provided to such holders in accordance with this Agreement shall thereafter look only to the Ultimate Surviving Corporation for payment of the Per Share Stockholder Merger Consideration to which they are entitled.

(f)                                   None of Parent, Newco, Merger Sub II or the Company shall be liable to any Person in respect of any cash or Focus Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.  If any Certificates or Book-Entry Shares shall not have been surrendered prior to seven (7) years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Agreement would otherwise escheat to, or become the property of, any Governmental Entity), the cash and Focus Stock payment in respect of such Certificate or Book-Entry Share shall, unless otherwise provided by applicable Law, become the property of the Ultimate Surviving Corporation, free and clear of all Liens.

(g)                                  Each of Parent, Newco, Merger Sub II, the Company, the Surviving Corporation, the Ultimate Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law.  To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (1) shall, to the extent required by applicable Law, be remitted to the applicable Governmental Entity and (2) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.11                            Dissenting Shares.  Each share of Common Stock issued and outstanding immediately prior to the Effective Time held by stockholders who shall have properly exercised their appraisal rights with respect thereto under Section 262 of the DGCL (such shares of Common Stock, the “Dissenting Shares”) shall not be converted into the right to receive the Per Share Stockholder Merger Consideration pursuant to the Merger, but shall only be entitled to receive payment of the appraised value of such shares in accordance with the provisions of Section 262 of the DGCL, except that each Dissenting Share held by a stockholder who shall thereafter withdraw his or her demand for appraisal or shall fail to perfect his or her right to such payment as provided in such Section 262 shall be deemed to be converted, as of the Effective Time, into the right to receive the Per Share Stockholder Merger Consideration, in the form such holder otherwise would have been entitled to receive as a result of the Merger.

Section 2.12                            Options.  As of the Effective Time, and without any action on the part of any holder thereof, each Option then outstanding, whether or not otherwise exercisable, shall be canceled and converted into the right to receive the Optionholder Merger Consideration.  The

Optionholder Closing Payments shall be paid by the Company on the Closing Date to the holders of those Options which have been canceled and converted into the right to receive the Optionholder Merger Consideration.  The remaining Optionholder Merger Consideration, if any, shall be payable in cash to the holders of the Options in accordance with, and at the times set forth in, this Agreement, without interest thereon.  Prior to the Effective Time, the Company shall take all actions reasonably necessary to effect this Section 2.12 under the Option Plan and all Option Agreements, including obtaining approval by the board of directors of the Company or a committee thereof.  All amounts payable to holders of Options in respect thereof pursuant to this Agreement shall be subject to and reduced by any applicable Tax withholding amounts as provided in Section 2.10(g).  Notwithstanding anything contained in this Agreement to the contrary, any payment of the Optionholder Merger Consideration to any current or former employee of any Acquired Company for which employment Tax withholding is required will be provided to the Ultimate Surviving Corporation or one of its Affiliates for payment to such current or former employee through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system.

Section 2.13                            Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dechert LLP, at Three Bryant Park, 1095 Avenue of the Americas, New York, NY, 10036-6797 at 10:00 A.M. Eastern time on the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions that by their terms cannot be satisfied until the Closing), or on such date and time as the Company and Parent shall mutually agree.  The date of the Closing is herein called the “Closing Date.”

Section 2.14                            Post-Closing Adjustment; Securityholder Payment Schedule.

(a)                                 Closing Adjustment.  At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent the Estimated Closing Statement, together with, in respect of each item included therein, the supporting calculations, basis and components thereof as well as related invoices in respect of Estimated Seller Expenses and a certificate of the Company executed by its chief executive officer or its chief financial officer that the Estimated Closing Statement was prepared in accordance with the Agreed Accounting Principles.

(b)                                 Securityholder Payment Schedule.  At least three (3) Business Days prior to the Closing, the Company shall deliver to Parent a schedule (the “Securityholder Payment Schedule”) which sets forth (i) the calculation of the Per Share Stockholder Closing Payment, Per Share Stockholder Merger Consideration and Optionholder Merger Consideration based on the Estimated Closing Statement, (ii) each Company Securityholder’s applicable Closing Stockholder Payment and Optionholder Closing Payment, (iii) each Company Securityholder’s portion of the Six-Month Payment and Twelve-Month Payment and, assuming maximum achievement, each Earn-Out Payment, (iv) the holder of, and the number of shares of Common Stock held by each Company Stockholder, as of immediately prior to the Effective Time, (v) the holder of, the exercise price per share of, and the number of shares of Common Stock subject to, each Option outstanding immediately prior to the Effective Time and (vi) each Company Securityholder’s Pro Rata Share and corresponding portion of the Litigation Escrow Amount, Indemnity Escrow Amount, Adjustment Escrow Amount and Expense Fund; it being understood and agreed that Parent and its Affiliates shall be entitled to rely exclusively on the Estimated Closing Statement, the Securityholder Payment Schedule and any payment instructions delivered by the Company (if delivered prior to or at the Closing) or by the Stockholder Representative (if delivered following the Closing), including the adjustments to the consideration contemplated by Section 2.8(c), without investigation in paying all portions of the consideration payable pursuant to the this Agreement on and after the Closing Date, including the Estimated Merger Consideration and all Distributions, without liability of any kind to Parent, Newco, Merger Sub II, the Surviving Corporation, the Ultimate Surviving Corporation or their respective Affiliates.  The Stockholder Representative shall deliver to Parent an update to the Securityholder Payment Schedule in connection with the payment (or release) of each Distribution following the Closing Date based on the actual final amount of such Distribution as determined in accordance with this Agreement.  Schedule 2.14(b) sets forth a form of the Securityholder Payment Schedule.

(c)                                  Closing Statement.  No later than the 90th day following the Closing Date, Parent will cause to be prepared and delivered to the Stockholder Representative a statement containing a consolidated balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), and setting forth a calculation of the Cash, Closing Date Indebtedness, Seller Expenses and the Closing Working Capital (the “Closing Statement”) and a certificate of Parent executed by its chief executive officer or its chief financial officer that the Closing Statement was prepared in accordance with the Agreed Accounting Principles.

(d)                                 Post-Closing Adjustment Payment.  The post-closing adjustment shall be an amount equal to the Final Merger Consideration minus the Estimated Merger Consideration (the “Post-Closing Adjustment”), as finally determined pursuant to Section 2.14(e), if applicable.

(i)                                     If the Post-Closing Adjustment is a negative number after the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(e) below), then Parent and the Stockholder Representative shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(e) below), instruct the Escrow Agent to distribute the entire amount of funds contained in the Adjustment Escrow Account by wire transfer of immediately available funds, as follows: (A) to Parent, the lesser of the absolute value of the Post-Closing Adjustment and the entire amount of funds contained in the Adjustment Escrow Account at such time, and (B) to the Paying Agent, the remaining funds (if any) in the Adjustment Escrow Account following the payment set forth in the preceding clause (A), which funds will be distributed to the Company Securityholders.

(ii)                                  If the Post-Closing Adjustment is a positive number, then within three (3) Business Days of the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(e) below), (A) Parent will pay to the Paying Agent an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds, and (B) Parent and the Stockholder Representative shall, within three (3) Business Days after the final determination of the Post-Closing Adjustment (including any Review Period and/or Resolution Period as may be required pursuant to Section 2.14(e) below), instruct the Escrow Agent to distribute the entire amount of funds contained in the Adjustment Escrow Account by wire transfer of immediately available funds to the Paying Agent.  The amounts in clauses (A) and (B) of the preceding sentence shall be added to the Payment Fund to be distributed by the Paying Agent to the Company Securityholders.

(iii)                               Any payments made pursuant to this Section 2.14(d) shall be treated as an adjustment to the Final Merger Consideration by the parties for Tax purposes, unless otherwise required by Law.

(e)                                  Examination and Review.

(i)                                     After receipt of the Closing Statement, the Stockholder Representative shall have thirty (30) days (the “Review Period”) to review the Closing Statement.  During the Review Period, the Stockholder Representative and the Stockholder Representative’s accountants shall have reasonable access, during reasonable business hours and upon reasonable prior written notice, to the personnel of Parent or the Ultimate Surviving Corporation to the extent they were involved in the preparation of the Closing Statement and the books and records of the Company to the extent that they relate to the Closing Statement for the purpose of reviewing the Closing Statement.

(ii)                                  On or prior to the last day of the Review Period, the Stockholder Representative may object to the Closing Statement by delivering to Parent a written statement setting forth the Stockholder Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Stockholder Representative’s disagreement therewith and including an alternative calculation of the Cash, Closing Date Indebtedness, Seller Expenses and/or the Closing Working Capital, as the case may be (the “Statement of Objections”).  If a Statement of Objections is delivered by the Stockholder Representative pursuant to this Section 2.14(e)(ii), the Stockholder Representative shall be deemed to have agreed with all items and amounts set forth in the Closing Statement which are not specified as disputed in such Statement of Objections and all such items and amounts, together with any Undisputed Amounts, shall be deemed to be final and binding on the parties to this Agreement.  If the Stockholder Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Stockholder Representative.  If the Stockholder Representative delivers the Statement of Objections before the expiration of the Review Period, Parent and the Stockholder Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Parent and the Stockholder Representative shall be final and binding.

(iii)                               If the Stockholder Representative and Parent fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Stockholder

Representative (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement, in each case, as required to comply with the provisions of this Agreement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties, based solely on presentations by Parent and the Stockholder Representative and not by independent review and in a manner consistent with this Section 2.14 and the Agreed Accounting Principles, and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.  Parent and the Stockholder Representative will use their commercially reasonable efforts to cause the Independent Accountants to issue their written determination regarding the Disputed Amounts within thirty (30) days after such items are submitted for review.  The determination of the Independent Accountants will be final, binding and conclusive upon the parties hereto absent manifest error, and Parent will revise the Closing Statement to reflect such determination upon receipt thereof.

(iv)                              All fees and expenses relating to the engagement of the Independent Accountants shall be allocated between the Stockholder Representative and Parent so that (i) the Stockholder Representative’s share of such fees and expenses (which shall be paid by the Stockholder Representative out of the Expense Fund) shall be equal to the product of (A) the aggregate amount of such fees and expenses, multiplied by (B) a fraction, the numerator of which is the aggregate Disputed Amounts ultimately unsuccessfully disputed by the Stockholder Representative (as determined by the Independent Accountants), and the denominator of which is the aggregate Disputed Amounts, and (ii) Parent shall pay the balance of such fees and expenses.  For example, if the Stockholder Representative challenges the calculation of the Closing Working Capital by $100,000, but the Independent Accountants determines that the Stockholder Representative has a valid claim for only $30,000, the Stockholder Representative will bear 70% of the fees and expenses of the Independent Accountants and Parent will bear the other 30% of such fees and expenses.

Section 2.15                            Post-Closing Merger Consideration Payments.

(a)                                 Six-Month Payment.  On the six (6) month anniversary of the Closing Date, Parent shall pay to the Company Securityholders an aggregate amount equal to $12,500,000 (the “Six-Month Payment”) in cash, which shall be delivered by Parent as follows: (i) to the Paying Agent (on behalf of the Company Stockholders), the Company Stockholders’ aggregate Pro Rata Share of such amount; and (ii) to the Ultimate Surviving Corporation (on behalf of the holders of Options), such holders’ aggregate Pro Rata Share of such amount, and the Ultimate Surviving Corporation shall promptly pay to each holder of Options its Pro Rata Share of such amount; provided, however, that in the case of payments to employees or former employees of any Acquired Company for which employment Tax withholding is required, such amounts shall be paid through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system, in each case in accordance with Section 2.14(b).

(b)                                 Twelve-Month Payment.  On the twelve (12) month anniversary of the Closing Date, Parent shall pay to the Company Securityholders an aggregate amount equal to $12,500,000 (the “Twelve-Month Payment”) in cash, which shall be delivered by Parent as follows: (i) to the Paying Agent (on behalf of the Company Stockholders), the Company Stockholders’ aggregate Pro Rata Share of such amount; and (ii) to the Ultimate Surviving Corporation (on behalf of the holders of Options), such holders’ aggregate Pro Rata Share of such amount, and the Ultimate Surviving Corporation shall promptly pay to each holder of Options its Pro Rata Share of such amount; provided, however, that in the case of payments to employees or former employees of any Acquired Company for which employment Tax withholding is required, such amounts shall be paid through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system, in each case in accordance with Section 2.14(b).

(c)                                  Earn-Outs.

(i)                                     The Company Securityholders shall be entitled to two earn-out payments from Parent based on the growth of Company Revenue over two successive three-year periods immediately following the Earn-Out Start Date (as defined below) (such three-year periods the “First Earn-Out Period” and the “Second Earn-Out Period”, respectively, and collectively the “Earn-Out Periods”).  The First Earn-Out Period shall commence on the Closing Date, and end on the last day (the “First End Date”) of the thirty-sixth month following the Closing Date.  The Second Earn-Out Period shall commence on the first day of the thirty-seventh month following the Closing Date, and end on the last day of the seventy-second month following the Closing Date (the “Second End Date”, and together with the First End Date, the “End Dates”).  As used herein, “Earn-Out Start Date” means (1) the Closing Date, if the Closing Date is the first calendar day of a calendar month, or (2) the first calendar day of the first full calendar month immediately following the Closing Date, if the Closing Date is not on the first calendar day of a calendar month.

(ii)                                  The aggregate earn-out payment associated with the First Earn-Out Period (the “First Earn-Out Payment”), and the aggregate earn-out payment associated with the Second Earn-Out Period (the “Second Earn-Out Payment”, and together with the First Earn-Out Payment, the “Earn-Out Payments”) shall each be payable by Parent to the Company Securityholders after the applicable End Date in accordance with the following procedure and Section 2.14(b).  Within sixty (60) days after the applicable End Date, Parent shall deliver to the Stockholder Representative its calculation of the applicable Earn-Out Payment (the “Calculated Payout”).  The Stockholder Representative shall have the right to dispute in writing the Calculated Payout within sixty (60) days following receipt of the calculation of the Calculated Payout (such 60-day period, the “Notice Period”).  If Parent does not receive a notice of such a dispute within the Notice Period, the Calculated Payout shall be paid to the Company Securityholders no later than five (5) Business Days after the end of the Notice Period.  If Parent receives a notice of such a dispute within the Notice Period, then Parent and the Stockholder Representative shall, for an additional thirty (30) days following Parent’s receipt of such notice of dispute (such additional 30-day period, the “Resolution Period”), attempt to reach agreement on the Calculated Payout.  If no resolution of this dispute is finalized within the Resolution Period, undisputed amounts shall be paid to the Company Securityholders and only the disputed items or amounts shall be submitted for review and final determination by the Independent

Accountants.  The Independent Accountants shall review all relevant data, including any necessary books and records of Parent, to determine the changes to the Calculated Payout, if any, necessary to resolve only the disputed items or amounts.  The determination by the Independent Accountants shall be made as promptly as practical, but in no event, beyond thirty (30) days, and shall be final and binding on the parties hereto.  In the event that the final Earn-Out Payment is equal to or less than the Calculated Payout, the costs of the Independent Accountants shall be borne by the Stockholder Representative (on behalf of the Company Securityholders).  In the event that the final Earn-Out Payment is greater than the Calculated Payout, the costs of the Independent Accountants shall be borne by Parent.  Upon such final determination, Parent shall pay to the Company Securityholders within ten (10) Business Days any additional amount of the finally determined Earn-Out Payment.  The applicable portion of each Earn-Out Payment shall be paid to the Company Stockholders as follows: (i) to the Paying Agent (on behalf of the Company Stockholders), the Company Stockholders’ aggregate Pro Rata Share of such amount, and (ii) to the Ultimate Surviving Corporation (on behalf of the holders of Options), such holders’ aggregate Pro Rata Share of such amount, and the Ultimate Surviving Corporation shall promptly pay to each holder of Options its Pro Rata Share of such amount; provided that in the case of payments to employees or former employees of any Acquired Company for which employment Tax withholding is required, such amounts shall be paid through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system, in each case in accordance with Section 2.14(b).

(iii)                               On the date on which the relevant Earn-Out Payment becomes due and payable hereunder (the “Earn-Out Payment Date”), the portion of the Second Earn-Out Payment that is in excess of a cumulative amount of $55,000,000 (as calculated by including the aggregate amount of the First Earn-Out Payment, if any) shall be payable to those Company Securityholders who received Focus Stock at Closing pursuant to Section 2.8(b) in such aggregate number of shares of Focus Stock equal to such excess amount divided by the applicable Earn-Out Value; provided, however, that in the event any restrictions exist relating to any pending registrations or filings on the relevant Earn-Out Payment Date then the Focus Stock shall be delivered following the expiration of such restrictions; provided, further, that if such restrictions extend beyond ninety (90) days after the Earn-Out Payment Date, then such excess amount shall be paid in cash rather than Focus Stock.  Notwithstanding the foregoing, if Focus Stock is not admitted to trading and quoted on the NASDAQ Global Select Market or other national stock exchange on an Earn-Out Payment Date, then the relevant Earn-Out Payment shall be payable entirely in cash.  Any Focus Stock required to be issued under this paragraph shall be evidenced by book-entry(ies) which shall bear any such restrictive legends as may be required by Parent or otherwise under any applicable law, rule or regulation, but no more restrictive than those set forth on the book-entry(ies) of other similarly situated holders of Focus Stock.  If a fraction of a share of Focus Stock would otherwise be issuable pursuant to this Section 2.15(c)(iii), such fraction shall be rounded up or down to the nearest whole number (i.e., up to one whole share of Focus Stock or down to zero), and the cash portion of the Earn-Out Payment shall be adjusted accordingly.

(iv)                              The First Earn-Out Payment shall be an amount set forth opposite the corresponding First Period Growth Rate (as defined below) for the First Earn-

Out Period in Table 2.15 below.  The “First Period Growth Rate” shall be the fraction, expressed as a percentage, derived from the following formula:

[(((Company Revenue yr3) / ($57,500,000))^(1/3))-1]

(v)                                 The Second Earn-Out Payment shall be an amount set forth opposite the corresponding Second Period Growth Rate (as defined below) for the Second Earn-Out Period in Table 2.15 below.  The “Second Period Growth Rate” shall be the fraction, expressed as a percentage, derived from the following formula:

[(((Company Revenue yr6) / (greater of $57,500,000
or Company Revenue yr3))^(1/3))-1]

Table 2.15

First Period Growth Rate or Second Period Growth Rate, as applicable	First Earn-Out Payment	Second Earn-Out Payment
0% - <5%	$0	$0
5% - <7.5%	$15,000,000	$15,000,000
7.5% - <10%	$20,000,000	$20,000,000
10% - <15%	$25,000,000	$25,000,000
15% - <20%	$30,000,000	$30,000,000
20%+	$35,000,000	$35,000,000

(vi)                              For the avoidance of doubt, (A) no employment or management services by any Company Securityholder is required to earn such Company Securityholder’s pro rata share of any of the Earn-Out Payments and (B) in no event shall Parent be obligated to pay Earn-Out Payments in excess of $70,000,000 in the aggregate.

(vii)                           The parties acknowledge and agree that, except as set forth in the next sentences, this Section 2.15(c) does not impose any duties or obligations (including fiduciary duties) on Parent, Buckingham or their respective Affiliates with respect to operating the Acquired Companies that are different from or additional to those owed by them with respect to operating their other respective businesses.  The foregoing notwithstanding, from and after the Closing, neither Parent nor Buckingham shall take any action the intended purpose of which is to avoid, minimize, reduce, circumvent or eliminate the achievement of the Earn-Out Payments contemplated by this Section 2.15(c).

(viii)                        As used herein, “Company Revenue” shall mean, for any Earn-Out Period, Parent’s and its Subsidiaries’ revenues, on an accrual basis under GAAP, as applied consistently with Parent’s past practices and as audited by Parent’s independent auditors, generated from (1) the existing client relationships of the Acquired Companies (other than The Wealth Management Alliance LLC) as of the Closing, (2) new clients sourced and serviced solely by the Loring Ward business line of BAM, Buckingham Strategic Wealth and/or other Subsidiary of Parent, if and as applicable (together, the “LW

Business Line”), that sign investment advisory agreements with Parent or Subsidiaries of Parent from and after the Closing, (3) existing client relationships of LWI (i.e., the Acquired Companies’ turnkey asset management program (TAMP) business) as of the Closing who become clients of Parent or its Subsidiaries within the first two (2) years after the Closing, and (4) 50% of such revenue from existing client relationships of LWI as of the Closing who become clients of Parent or its Subsidiaries after the second anniversary, but prior to the sixth anniversary, of the Closing; provided, for avoidance of doubt, that “Company Revenue” shall not include any revenues from any subsequent add-on acquisitions by the LW Business Line (i.e., any asset acquisitions, mergers or similar transactions following the Closing Date between Parent or its Subsidiaries (or any special-purpose entity which merges with and into Parent or its Subsidiaries), on the one hand, and a third party, on the other, under which Parent or its Subsidiaries (or such special-purpose entity) acquires client relationships (including by the assignment of client contracts) from such third party in exchange for purchase price consideration).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the corresponding section of the disclosure schedule delivered by the Company to Parent and Newco concurrent with the execution of this Agreement (the “Company Disclosure Schedule”), or (ii) any disclosure set forth in any other section of the Company Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such section of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent and Newco as follows:

Section 3.1                                   Organization and Qualification.

(a)                                 The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted in all material respects.

(b)                                 The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(c)                                  The Company has made available to Parent and Newco a true and complete copy of the Organizational Documents of each Acquired Company (collectively, the “Company Charter Documents”), in each case, including all amendments thereto.  The Company Charter Documents are in full force and effect.

Section 3.2                                   Capitalization of the Company; Subsidiaries.

(a)                                 The authorized capital stock of the Company consists of 2,100,000 shares of Common Stock, of which 916,000 shares are issued and outstanding, all of which are voting Common Stock and Book-Entry Shares.  All of such outstanding shares of the Company have been duly authorized, validly issued, fully paid and are nonassessable and have been issued in compliance with all applicable Securities Laws.  All outstanding shares of Common Stock are held of record by the Persons and in the amounts as set forth in Schedule 3.2(a), and are not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right, in each case, under any provision of Law applicable to such shares, the Company Charter Documents, or any Contract to which the Company is a party.  Except as set forth in Schedule 3.2(a), there are no outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company, (iii) options or other rights to acquire from the Company any equity securities or securities convertible into or exchangeable for equity securities of the Company, (iv) warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities or securities convertible into or exchangeable for equity securities of the Company, (v) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company and (vi) equity securities subject to vesting or forfeiture.  Except as set forth in Schedule 3.2(a), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the governance, voting or transfer of any Common Stock or any other equity securities of the Company.

(b)                                 All Subsidiaries of the Company are listed on Schedule 3.2(b) and except as set forth on Schedule 3.2(b), the Company does not own an equity interest in any Person.  Each Subsidiary of the Company is duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of formation, except where the failure to be in good standing will not and would not reasonably be expected to be material to the Acquired Companies, taken as a whole.  Each of the Company’s Subsidiaries has the requisite corporate (or equivalent) power and authority to own, lease and operate its properties and carry on its business as presently conducted, except as would not have a Company Material Adverse Effect.  Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.  All of the outstanding capital stock of, or other ownership or equity interests in, each Subsidiary of the Company is owned beneficially and of record by the Company, directly or indirectly, free and clear of any Liens (other than Liens arising under applicable Securities Laws and Permitted Liens) and is validly issued, fully paid and nonassessable and has been issued in compliance with all applicable Securities Laws and is not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to such stock or interests, the applicable Subsidiary’s Charter Documents, or any Contract to which such Subsidiary is a party or to which any of its properties or assets is otherwise bound.  Except as set forth in Schedule 3.2(b), with respect to each Subsidiary of the Company, there are no outstanding (i) equity securities of such Subsidiary, (ii) securities convertible into or exchangeable for equity securities of such Subsidiary, (iii) options or other rights to acquire from such Subsidiary any equity securities or securities convertible into or exchangeable for equity securities of such Subsidiary, (iv) warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any equity securities or securities convertible into or exchangeable for equity securities of such Subsidiary, or (v) stock appreciation, phantom stock, profit participation or similar rights with respect to such Subsidiary.  Loring Ward International Limited and SNCB002 Inc. are each dormant and conduct no business activities other than with respect to the ongoing Specified Litigation.

(c)                                  Schedule 3.2(c) sets forth a true and complete list of each current or former employee, officer, director, consultant or other service provider of the Company who, on the date of this Agreement, holds an Option, which schedule shows, as of the date of this Agreement for each Option outstanding as of the date of this Agreement, the date such Option was granted, the number of shares of Common Stock subject to the Option, the type of the Option, the applicable exercise price, the applicable vesting schedule and the applicable expiration date.

Section 3.3                                   Authorization.  The board of directors of the Company has approved, adopted, certified, executed and acknowledged this Agreement and the Merger in accordance with Section 251 of the DGCL, determining that the terms of the Merger are fair to, and in the best interests of, the Company Stockholders and recommending that the Company Stockholders approve, adopt, certify, execute and acknowledge this Agreement.  The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party and, subject to Company Stockholder Approval, to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Merger Documents by the Company and the consummation of the transactions contemplated hereby and thereby, subject to Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings are necessary to authorize this Agreement and the other Merger Documents to which it is a party or for the Company to consummate the transactions contemplated hereby and thereby other than Company Stockholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, and the other Merger Documents to which the Company is a party, when executed and delivered by the Company, will constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, in each case, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 3.4                                   Consents and Approvals; No Violations.

(a)                                 Except (i) for the receipt of the Company Stockholder Approval or as set forth on Schedule 3.4 and (ii) for filings, consents and approvals and terminations of waiting periods as may be required under, and other applicable requirements of, the HSR Act, and other than customary updates to the Form ADV of the Company and/or any Adviser Subsidiary, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity or third party is necessary for the execution and delivery by the Company of this Agreement and the other Merger Documents to which it is party or the consummation by the Company of the transactions contemplated hereby and thereby.  Neither the execution, delivery and performance of this Agreement or the other Merger Documents by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (A) conflict with or result in any breach of any provision of the Company’s Charter Documents, (B) except as set forth on Schedule 3.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any Material Contract, or (C) violate any order, writ, injunction, decree, Permit or Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except, in the case of clauses (A) and (C) above, for violations that would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b)                                 The consent of Company Stockholders holding a majority of the outstanding shares of Common Stock (the “Company Stockholder Approval”), are the only approvals of the holders of any class or series of the Company’s capital stock necessary to approve and enter into this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby (but excluding the Subsequent Merger).  Immediately following the execution and delivery of this Agreement, the Company Stockholder Approval will be obtained, which will constitute the adoption and approval of this Agreement and the Merger, and the holders of at least ninety five and one half percent (95.5%) of the outstanding shares of Common Stock will have each signed and delivered the Written Consent and Support Agreement to the Company, a true, correct and complete copy of which will be delivered to Parent.  No other affirmative vote of the holders of any class or series of the Company’s capital stock is required to approve the Merger.

(c)                                  The Merger is a “Sale” as defined in the Stockholders Agreement.  Prior to the Closing, the Approving Holder (as such term is defined in the Stockholders Agreement) shall have given the notice to the Company and the Company shall have given notice to the Company Stockholders as described in the second and third sentences of Section 5.02(a) of the Stockholders Agreement.  Prior to the Closing, all rights of first refusal under that certain Buy-Sell Agreement, dated as of January 22, 2009, among the Company and the stockholders of the Company party thereto, as amended, shall have been waived such agreement and shall terminate immediately prior to the Effective Time.

Section 3.5                                   Financial Statements.  Schedule 3.5 sets forth true, complete and correct copies of the following financial statements (such financial statements, the “Financial Statements”):

(a)                                 the audited consolidated balance sheets of each of the Company and all its Subsidiaries as of December 31, 2017 (the “Audited Balance Sheet”) and December 31, 2016, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years ended on such dates; and

(b)                                 the unaudited consolidated balance sheet of the Company and all its Subsidiaries (the “Latest Balance Sheet”) and the related unaudited consolidated statements of operations and cash flows for the six (6) month period ending June 30, 2018 (the “Latest Balance Sheet Date”).

(c)                                  The Financial Statements (A) were derived from the books and records of the Acquired Companies and were prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby in all material respects, except as may be indicated in the notes thereto, and (B) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to, in the case of the unaudited financial statements, the absence of footnotes and to normal year-end adjustments that are not material).

(d)                                 In addition, the 2018 Interim Financial Statements (in the form as delivered by the Company to KPMG LLP for its review), when delivered to Parent and Newco in accordance with Section 5.13, (A) will have been derived from the books and records of the Acquired Companies and will have been prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and (B) present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject to the absence of footnotes and to normal year-end adjustments that are not material.

(e)                                  The Acquired Companies have a system of internal accounting controls designed to provide reasonable assurances that (x) all transactions are executed in accordance with management’s general or specific authorization and (y) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP.  Since January 1, 2015 there has not been (A) any significant deficiency or weakness in any system of internal accounting controls used by the Acquired Companies or (B) to the Company’s Knowledge, any fraud that involves any of the management or other employees of the Acquired Companies who have a role in the preparation of financial statements or the internal accounting controls used by the Acquired Companies.

Section 3.6                                   No Undisclosed Liability; Absence of Certain Developments.

(a)                                 Except (i) as reflected on and reserved against in the Latest Balance Sheet, (ii) Seller Expenses and Indebtedness, and (iii) liabilities under executory Contracts and any other liabilities or obligations incurred in the ordinary course of business since the Latest Balance Sheet Date, none of which arise from a breach of Contract or violation of Law and which are not liabilities for a tort or infringement, no Acquired Company has any material liabilities of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise.

(b)                                 Since the Latest Balance Sheet Date, (i) each of the Company and each Subsidiary has conducted its business in the ordinary course of business consistent with past practice and the Company and its Subsidiaries have not taken any action that, if taken during the period from the date hereof through the Closing, would constitute a breach of Section 5.2, and (ii) there has not occurred a Company Material Adverse Effect.

Section 3.7                                   Compliance with Laws; Governmental Authorizations; Licenses; Etc.

(a)                                 The Company and each of its Subsidiaries have all material authorizations, approvals, orders, consents, licenses, memberships, certificates, permits, registrations and qualifications from each Governmental Entity (collectively, “Permits”) necessary to permit the lawful ownership of property and the lawful conduct of business as presently conducted by the Company and its Subsidiaries.  All such Permits are valid, subsisting and in full force and effect in all material respects.  No Acquired Company is in material default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation, of any term, condition or provision of any Permit.  No Acquired Company is registered or exempted from registration with the U.S. Commodity Futures Trading Association or the NFA.

(b)                                 The Company and each of its Subsidiaries are, and at all times since January 1, 2015 have been, in compliance in all material respects with all applicable Laws and Permits, including Anti-Money Laundering Laws, United States Sanctions Laws (including the rules, regulations and Executive Orders of U.S. Department of the Treasury’s Office of Foreign Assets Control) and all other analogous applicable foreign, federal or state Laws.  Neither the Company nor any of its Subsidiaries nor any Regulated Fund is or, since January 1, 2015 has been, subject to any judgment, consent decree, or administrative order with respect to its business, affairs, properties or assets.  Since January 1, 2015, none of the Acquired Companies or Regulated Funds have received any notice of the institution against the Company, any of its Subsidiaries or any Regulated Fund of, nor is any Acquired Company or Regulated Fund subject to, any civil, criminal or administrative Proceeding from any Governmental Entity, with respect to its business, affairs, properties or assets and none of the Acquired Companies or any Regulated Fund has received, since January 1, 2015, any written notice of non-compliance with any applicable Law or Permit.

(c)                                  Except as set forth on Schedule 3.7(c), none of the Company or any of its Subsidiaries (nor any of their respective representatives, acting on behalf of the Company or any of its Subsidiaries) has, in connection with the operation of its business, (i) used or promised any funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Law, or (ii) paid, promised, accepted or received any unlawful contributions, payments, expenditures or gifts.  In the past five (5) years there has been no action taken by the Company or any of the Company’s Subsidiaries or any of their respective officers, directors, or employees, or any agent, representative, sales intermediary, or other third party, in each case, acting on behalf of the Company or any of its Subsidiaries, in material violation of any applicable anti-corruption Law, including the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption Law of a similar nature.

Section 3.8                                   Litigation.  Except as set forth on Schedule 3.8, there are no, and since January 1, 2015 there have been no, material claims, suits, proceedings, arbitrations, litigations, audits, examinations, actions, investigations, hearings, cancellation proceedings or charges (collectively, “Proceedings”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries.  There are no, and since January 1, 2015 there have been no, settlement agreements or similar written agreements in effect with any Governmental Entity or other Person and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity against the Acquired Companies.  Neither the Company nor any of its Subsidiaries is a party to any Proceeding nor, to the Company’s Knowledge, is any Proceeding threatened, which would affect or prohibit the consummation of the transactions contemplated hereby.

Section 3.9                                   Taxes.  Except as set forth in Schedule 3.9:

(a)                                 The Company and each Subsidiary has prepared and duly filed all Tax Returns required to be filed with respect to the Company and each of its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respects.

(b)                                 The Company and each Subsidiary has timely paid all Taxes that are due and payable (whether or not shown on any Tax Return). The Company and each Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.  There is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any Subsidiary or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any Subsidiary.  All charges, accruals or reserves for Taxes included as a Current Liability and reflected in Closing Working Capital are adequate to cover Pre-Closing Taxes of the Acquired Companies through the Closing Date (including the portion of any Straddle Period ending on the Closing Date).

(c)                                  There are no Liens (other than Permitted Liens) on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)                                 There are no Tax Proceedings that are pending or threatened in writing against the Company or any of its Subsidiaries with respect to any Taxes or Tax Returns of the Company or any Subsidiary.  There are no claims or assessments by any taxing authority concerning the Tax liability of the Company or any of its Subsidiaries, which claims or assessments have not been paid in full, finally settled, or withdrawn.

(e)                                  No unresolved written claim has been made by any Governmental Entity in a jurisdiction in which the Company or any Subsidiary does not file Tax Returns that the Company or a Subsidiary is subject to Tax by, or required to file Tax Returns in, such jurisdiction, nor to the Company’s Knowledge is such assertion threatened.

(f)                                   Neither the Company nor any Subsidiary is a party to, or has any liability under any Tax matters, Tax allocation, Tax sharing or similar Contract or arrangement, excluding provisions of leases, licenses, loans and similar agreements entered into in the ordinary course of business and no principal purpose of which relates to Taxes.

(g)                                  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of:  (i) an adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) a “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) an intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) entered into or created on or prior to the Closing Date; (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; (v) the cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; or (vi) a prepaid amount received on or prior to the Closing Date.

(h)                                 Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other Person (other than any of the Company and any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor by contract, Law or otherwise.  Neither the Company nor any Subsidiary has ever been a member of any Consolidated Group (other than a group with the Company or any Subsidiary as its common parent).

(i)                                     The Company is not (and has not been during the preceding five (5) years) a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

(j)                                    Neither the Company nor any Subsidiary has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A)) of the Code in a distribution of shares that was reported or otherwise constituted a distribution of shares under Section 355(i) of the Code in the two (2) years prior to the date of this Agreement or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k)                                 Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)                                     Neither the Company nor any of its Subsidiaries has taken any action or is aware of any fact or circumstance that would reasonably be expected to prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that the parties acknowledge that the payments pursuant to Section 2.15(c) do not satisfy the advance ruling safe harbor guidelines set forth in IRS Revenue Procedure 84-42, 1984-1 C.B. 521.

(m)                             The Company is not an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(n)                                 Schedule 3.9(n) sets forth the U.S. federal income tax classification of the Company and each of its Subsidiaries.

Section 3.10                            Environmental, Health, and Safety Matters.  The Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance in all material respects with Environmental, Health, and Safety Requirements (including obtaining all permits and licenses required thereunder).  Since January 1, 2015 (or prior to such time if pending and unresolved), neither the Company nor any of its Subsidiaries has received any material written notice, citation, summons, order, or complaint from any Governmental Entity with respect to the material violation by the Company or its Subsidiaries of, or material liability of the Company or its Subsidiaries under, Environmental, Health and Safety Requirements.  None of the Acquired Companies has

treated, stored, disposed of, or arranged for the disposal of, transported, handled, manufactured, distributed or exposed any Person to any Hazardous Substances at any location leased or operated by it in violation of applicable Environmental, Health, and Safety Requirements.  There has been no release of Hazardous Substances by the Acquired Companies or, to the Knowledge of the Company, any other Person at, from, on or under any property currently operated by any of the Acquired Companies that would reasonably be expected to give rise to any reporting or remediation obligations of any of the Acquired Companies under Environmental, Health and Safety Requirements.

Section 3.11                            Employee Matters.

(a)                                 None of the Company or any of its Subsidiaries are party to or negotiating any collective bargaining agreement with a labor union, and there is not a labor union representing any employees of the Company or any of its Subsidiaries with respect to their employment by the Company or any of its Subsidiaries.  There is no pending and, to the Company’s Knowledge, there is no threat of, and since January 1, 2015 has not been, any (i) labor strike, slowdown, work stoppage, lockout or concerted refusal to work overtime against the Company or any of its Subsidiaries, (ii) unfair labor practice charge or complaint filed by an employee or labor union with the National Labor Relations Board; (iii) application to the National Labor Relations Board for certification of a collective bargaining agent with respect to the employees of (and their employment by) the Company or any of its Subsidiaries. To the Company’s Knowledge, there is no union organizational activity pending against the Company or any of its Subsidiaries.

(b)                                 The Company has made available to Parent (i) a true, correct and complete list of all of the employees (including any employee on leave or layoff status and including title and position) of the Company and its Subsidiaries as of the date hereof; (ii) the base salary or wage rate of each such employee; (iii) the aggregate amount of all bonuses, commissions or similar remuneration paid to such employee since January 1, 2017; (iv) for each such employee, whether such individual is classified as exempt or nonexempt under applicable wage and hour Laws; and (v) the employing entity of each such employee.  Schedule 3.11(b) also identifies each individual service provider that has performed services for the Company or any of its Subsidiaries as an independent contractor or consultant since January 1, 2017, together with the period during which such services were performed, the nature of such services, and the consulting fees paid since January 1, 2017.  Except as set forth on Schedule 3.11(b), the employment of each employee of the Company and the Subsidiaries is terminable at will by each such entity.

(c)                                  The Company and each of its Subsidiaries is, and since January 1, 2015 has been, in compliance in all material respects with all applicable Laws relating to labor and employment, employment practices, discrimination and harassment, terms and conditions of employment and wages and hours, including any such Laws respecting hiring, eligibility to work in any jurisdiction, employment discrimination, workers’ compensation, family and medical leave and occupational safety and health requirements.  Each employee of the Company and the Subsidiaries classified as exempt from the overtime provisions of applicable wage and hour Laws since January 1, 2015 was properly classified as such.  Each current independent contractor or consultant of the Company and the Subsidiaries is and has been properly characterized as an independent contractor or consultant based on the applicable standards under applicable Laws.  The Company and the Subsidiaries have paid all and are not delinquent in paying in any material respect any payments due and owing to any of its current or former employees for any wages, salaries, commissions, bonuses, prevailing wages, wage premiums, or other compensation for any services performed for the Company and the Subsidiaries.  None of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act) since January 1, 2015.

(d)                                 Except as set forth on Schedule 3.11(d), there are, and since January 1, 2015 there have been, no Proceedings against the Company or any of its Subsidiaries pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity or arbitrator in connection with the employment of any current or former employee of, or consultant or contractor to, the Company or any of its Subsidiaries, including, without limitation, any claim relating to unfair labor practices, wage and hours Laws, classification issues, employment discrimination, harassment, retaliation, equal pay or any other similar employment related matter.  Since January 1, 2015, no written notice has been received by the Company or any of its Subsidiaries of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation of the Company or any of its Subsidiaries with respect to its employment practices relating to its employees, consultants or contractors, and, to the Company’s Knowledge, no such investigation is in progress.

Section 3.12                            Employee Plans.

(a)                                 Schedule 3.12(a) contains a true and complete list of each Employee Plan as in effect on the date of this Agreement (including, without limitation, any Employee Plan providing severance, retention, change in control, retirement, retiree welfare, equity or equity-based benefits.

(b)                                 Each Employee Plan and related trust has been established, funded, administered and maintained in all material respects in accordance with its terms and in material compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). All contributions and insurance premiums required to have been made or paid by the Company or its Subsidiaries to or with respect to any Employee Plan pursuant to Law (including ERISA and the Code) or the terms of such Employee Plan have been made within the time prescribed by such Law and the terms of such Employee Plan, in any case, except as would not reasonably be expected to result in material liability to the Company or any Subsidiary.  Each Employee Plan that is subject to Section 409A of the Code complies in all material respects in form and operation with Section 409A of the Code, and no employee or other service provider of Company or any Subsidiary is contractually entitled to any gross-up or indemnity with respect to any tax assessed under Section 409A of the Code. There are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any Employee Plan, by any employee or beneficiary covered under any such Employee Plan involving any such Employee Plan, or otherwise involving any such Employee Plan (other than routine claims for benefits).

(c)                                  Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable and current determination letter from the IRS, or with respect to a prototype plan or volume submitter plan, can rely on an opinion letter from the IRS to the prototype or volume submitter plan sponsor, to the effect that the form of such Employee Plan is so qualified, and to the Company’s Knowledge nothing has occurred that could reasonably be expected to result in the loss of such qualified or tax exempt status.

(d)                                 No Employee Plan is, and none of the Company or any of its Subsidiaries, contributes to, is required to contribute to, participates in or in any way has any liability or obligation, directly or indirectly, with respect to (including as the result of being deemed a single employer under Section 414 of the Code with any corporation, trade, business, or entity) any plan subject to Section 412 or 430 of the Code, Section 302 or Title IV of ERISA, including any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code), a “multiple employer plan” (as defined in Section 413 of the Code) or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)                                  Other than as required under COBRA or other applicable Law, no Employee Plan provides post-termination or retiree medical, dental, vision or prescription drug benefits to any individual for any reason.

(f)                                   All required material contributions, material assessments and material premium payments required to be made by each of the Company and its Subsidiaries on account of each Employee Plan have been made in a timely manner.

(g)                                  Except as provided on Schedule 3.12(g), neither the execution, delivery and performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will (either alone or in connection with any additional or subsequent events): result in the acceleration of the time of payment or vesting under, or result in any payment or funding (through a grantor trust or otherwise) of any such compensation or benefits under, or increase the amount of compensation or benefits due under, any Employee Plan to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries.

(h)                                 Except as provided on Schedule 3.12(h), the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with any other event and absent the actions contemplated in Section 5.18 relating to compliance with Section 280G(b)(5)(B) of the Code) be the direct or indirect cause of any amount paid or payable by any of the Acquired Companies being classified as an excess parachute payment under Section 280G of the Code or result in any excise tax on any employee or individual service provider of an Acquired Company under Section 4999 of the Code, as determined without regard to any payments or employment, compensation, equity or other arrangements entered into or substantially negotiated by Parent or its Affiliates.

Section 3.13                            Intellectual Property Rights.

(a)                                 Schedule 3.13(a) sets forth a complete and accurate list of all issued patents, pending patent applications, registered trademarks, registered service marks, registered copyrights, domain names and any applications therefor, social media account identifiers, owned or purported to be owned by the Company or any of its Subsidiaries (collectively, “Registered Intellectual Property”).  All such Registered Intellectual Property is exclusively owned by the Company or a Subsidiary, is subsisting, is in good standing with the applicable registration authority or entity, and to the Company’s Knowledge is valid and enforceable.  Except as set forth on Schedule 3.13(a), either the Company or its Subsidiaries own or hold valid rights to use pursuant to written license agreements all material Intellectual Property used or held for use in or necessary for the operation of its business as currently conducted (all such Intellectual Property, including the Registered Intellectual Property, collectively, the “Company Intellectual Property”).  All Company Intellectual Property owned by the Company or its Subsidiaries is free and clear of Liens (other than Permitted Liens, the agreements listed on Schedule 3.13(b)(ii) and non-exclusive licenses granted to its clients, customers or vendors in the ordinary course of business).

(b)                                 Schedule 3.13(b)(i) contains a complete and accurate list of all licenses applicable to material Intellectual Property licensed to the Company or a Subsidiary (excluding “commercially available” software provided under standard, non-negotiated agreements, “shrink-wrap” software or “off-the-shelf” software). Except as set forth on Schedule 3.13(b)(ii), neither the Company nor its Subsidiaries has granted any license in any owned Company Intellectual Property (excluding non-exclusive licenses to its clients, customers or vendors granted in the ordinary course of business) and, to the Company’s Knowledge, all licenses set forth on Schedule 3.13(b) are valid and enforceable, and no claim has been made, or to the Company’s Knowledge is threatened, that any such license is not valid or enforceable, or has been breached.

(c)                                  Except as set forth on Schedule 3.13(c): (i) neither the Company nor any of its Subsidiaries, nor the operation of their businesses as presently conducted, has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Intellectual Property of any Person; and (ii) to the Company’s Knowledge, no Person has or is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by the Company or any of its Subsidiaries.  Neither the Company nor any Subsidiary has received any written notices or claims alleging that Company or a Subsidiary, or the Company Intellectual Property, is infringing, misappropriating or otherwise violating any Intellectual Property of any Person, and to the Company’s Knowledge, no such notice or claim is threatened.

(d)                                 No Registered Intellectual Property that is owned Company Intellectual Property has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the Company’s Knowledge, no such action is threatened with respect to any such Registered Intellectual Property.

(e)                                  The Company and its Subsidiaries have taken commercially reasonable steps to preserve the availability, security and integrity of its systems and the data stored on its systems including Personal Data.  The Company and each of its Subsidiaries has accessed, collected, retained, used and disclosed Personal Data only for the limited purposes for which it was made available to them, in compliance in all material respects with all applicable laws, rules and regulations, and any applicable agreement of Company or its Subsidiaries related thereto, including without limitation the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.), Regulation S-P, and any privacy policy of the Company or its Subsidiaries. Company and each of its Subsidiaries has implemented and maintained an information security program with appropriate administrative, technical, and physical safeguards and security controls, policies, procedures and capabilities, in each case reasonably designed to: (i) ensure the confidentiality, privacy and security of its systems, and the Personal Data that (A) is located at its facilities, (B) resides on its information systems, (C) is otherwise in its custody, possession or control or (D) is stored, maintained or otherwise used by third parties on its behalf; (ii) protect against any reasonably anticipated threats or hazards to the security or integrity thereof; and (iii) detect and prevent any compromise, theft, loss, breach or unauthorized access to, use or disclosure of its systems and the Personal Data.  To the Company’s Knowledge, there has been no unauthorized access to, use of, or privacy or cybersecurity breach with respect to, its or the its Subsidiaries’ systems or any Personal Data thereon, or otherwise in their control or on their behalf.  The Company’s and its Subsidiaries’ information security program, controls, policies, procedures and capabilities comply with all applicable laws, rules and regulations in all material respects, and the Company’s and its Subsidiaries own agreements related thereto.

(f)                                   Except as set forth on Schedule 3.13(f), the Company and the Subsidiaries do not own, provide access to or distribute (other than to their employees) any software.

Section 3.14                            Material Contracts.

(a)                                 Except as set forth on Schedule 3.14 and except for this Agreement, or any Employee Plan, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i)                                     Contract evidencing Indebtedness of the Company or any of its Subsidiaries;

(ii)                                  Contract, including Investment Services Contracts, for the sale or provision of goods or services, including investment advisory services, that involved the payment by the Company or any of its Subsidiaries of more than $200,000 in any calendar year;

(iii)                               Contract under which the Company or any of its Subsidiaries is lessee of or holds or operates any real property owned by any other party, including the Leased Real Property;

(iv)                              Contract under which the Company or any of its Subsidiaries is lessor of, or permits any third party to hold or operate, any real property owned, leased or controlled by the Company or any of its Subsidiaries;

(v)                                 Contract for joint ventures, strategic alliances, business referrals, partnerships, licensing arrangements (excluding any licensing arrangement that involved less than $100,000) or sharing of profits;

(vi)                              (A) Contract for the employment or engagement of any Person on consulting basis providing for annual compensation in excess of $100,000 annually, (B) Contract that provides for any severance, success bonus, stay bonus, change of control, redemption of equity or other payment or bonus or Seller Expenses which becomes due or is otherwise payable by any Acquired Company, in each case solely as a result of the consummation of the transactions contemplated by this Agreement or (C) Contract with a current employee that obligates an Acquired Company to pay severance or other compensation upon termination of employment in excess of $10,000.

(vii)                           Contracts with non-competition covenants limiting or prohibiting in any material respects any Acquired Company from freely engaging in any line of business or with any Person or in any area;

(viii)                        Contract relating to the acquisition or disposition (by merger, purchase of stock or assets or otherwise) by the Company or any Subsidiary of any business or capital stock of any other Person;

(ix)                              Contract under which any Acquired Company is the lessee of or holds or operates, in each case, any tangible personal property owned by any other Person (including any equipment, vehicles or other tangible personal property), except, with respect to any Acquired Company, for any lease under which the aggregate annual rental payments do not exceed $100,000 in any calendar year;

(x)                                 Contract pursuant to which (A) any Acquired Company grants to a third party a license to use Company Intellectual Property (excluding non-exclusive licenses granted to its clients, customers or vendors in the ordinary course of business) or (B) a third party grants to an Acquired Company a license to any material Intellectual Property, which is used in the Acquired Companies’ businesses as presently conducted, excluding licenses to commercial off-the-shelf software that is made available for a total cost of less than $100,000 or annual payments of less than $50,000 per annum;

(xi)                              Contract with any Governmental Entity;

(xii)                           Investment Services Contract which contains a “clawback” or similar undertaking by the Company or any of its Subsidiaries requiring the reimbursement or refund of any fees (other than the refund of prepaid fees under the Investment Services Contract);

(xiii)                        Contract (other than the Option Plan, the award agreements in respect of Options (which have been made available to Parent), this Agreement and the Company Charter Documents) providing for the issuance, redemption, cancellation, vesting, forfeiture or exchange of any capital stock of an Acquired Company;

(xiv)                       Contract pursuant to which an Acquired Company agrees to guarantee the payment of obligations of another Person (other than Contracts entered into in the ordinary course of business);

(xv)                          Contract (A) to cap fees or other payments, or (B) to waive expenses or to reimburse or assume fees and expenses, in each case with respect to any Client;

(xvi)                       Contract, including any Investment Services Contract, which contains a “most favored nation” or similar provision, contains non-hire or non-solicitation restrictions that would materially restrict the ability of any Acquired Company to hire employees or grants the exclusive right to sell products or services to, or buy products or services from, any Acquired Company; or

(xvii)                    Contract with any sales agent, representative, broker or similar non-employee third person who is entitled to receive commissions in connection with the provision or resale of any goods or services of the Company or any of its Subsidiaries (other than financial advisors that earn advisory fees as a result of providing advisory services in partnership with the Company or its Subsidiaries).

(b)                                 The Contracts set forth on Schedule 3.14, and each Contract entered into following the date of this Agreement and prior to the Closing that would be required to be set forth on Schedule 3.14 if entered into on prior to the date of this Agreement, are collectively referred to herein as the “Material Contracts.”  Except as set forth on Schedule 3.14, each Material Contract is legal, valid and binding on the Company or the applicable Subsidiary of the Company and, to the Company’s Knowledge, on the other parties thereto, and is in full force and effect and enforceable in accordance with its terms.  Each Material Contract that is an Investment Services Contract is in writing and has been executed by each party thereto.  The Company or the applicable Subsidiary of the Company, and, to the Company’s Knowledge, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Contract and none of the Company or any of its Subsidiaries is in material breach or material default of any material provision of any Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of any material provision of any Material Contract, and to the Company’s Knowledge no other party to such Material Contract is in material breach or material default of any material provision of such Material Contract.  There are no claims pending, or to the Company’s Knowledge, threatened under any Material Contract (including claims for indemnification).  True and complete copies of each Material Contract have been made available to Parent.

Section 3.15                            Insurance.  Set forth on Schedule 3.15 is a complete and accurate list of all forms of insurance owned or held by the Acquired Companies as of the date hereof.  True and complete copies of all such policies have been made available to Parent. The Company and its Subsidiaries are in compliance in all material respects with the terms of all such policies and all premiums with respect thereto have been paid.  No notice of cancellation, termination or revocation or other notice of premium increase, material alteration of coverage, or that any such insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any Acquired Company with respect to any such policy.  Such policies will remain binding in accordance with their terms through and immediately prior to the Closing, except for expirations in accordance with their terms.  Such policies (or other policies providing substantially similar insurance coverage) have been in effect continuously since January 1, 2015.  There are no material claims by the Company or any of its Subsidiaries with respect to which the Company or any Subsidiary has been informed in writing that coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have informed the Company or any of its Subsidiaries in writing that they have reserved their rights.  This Section 3.15 does not apply to insurance with respect to any Employee Plan or other employee benefit arrangement.

Section 3.16                            Real and Personal Property.

(a)                                 Owned Real Property.  Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

(b)                                 Leased Real Property.  Schedule 3.16(b) sets forth leases, subleases and all amendments, modifications or extensions thereto (each a “Lease”, and collectively, the “Leases”) of real property (“Leased Real Property”) to which the Company or any of its Subsidiaries is a party (whether as lessee, lessor, sublessee or sublessor) or by which it is bound, in each case, as of the date hereof (including each Lease entered into following the date of this Agreement and prior to the Closing that would be required to be set forth on Schedule 3.16(b) if entered into on prior to the date of this Agreement, each a “Material Lease”, and collectively the “Material Leases”).  Each Material Lease is valid and binding on the Company or its applicable Subsidiary and, to the Company’s Knowledge, on the other parties thereto and is in full force and effect.  The Company (or its applicable Subsidiary) and, to the Company’s Knowledge, each of the other parties thereto has performed all material obligations required to be performed by it under each Material Lease, and there is not, under any of the Material Leases, any default or violation of any material term thereunder by the Company or any of its Subsidiaries.  The Acquired Companies have valid leasehold interests in all Leased Real Property.  The Leased Real Property constitutes all of the land, buildings and structures used by the Company and its Subsidiaries in the conduct of their business and is sufficient for the operation of their business as currently conducted.

(c)                                  Personal Property.  The Company and its Subsidiaries have good and valid title to, or hold under valid and enforceable leases all material tangible personal property and other assets necessary for the conduct of their business as currently conducted (including those reflected on the Latest Balance Sheet, or which are acquired thereafter), subject to no Lien except for Permitted Liens or Liens identified on Schedule 3.16(c).  Such assets constitute all assets that are necessary and sufficient in all material respects for the operation of the businesses of the Acquired Companies as presently operated.

Section 3.17                            Transactions With Affiliates.  Other than the Employee Plans set forth in Schedule 3.12(a) and except as set forth on Schedule 3.17, (a) none of the stockholders of the Company, none of the current or former directors or officers of the Company or any of its Subsidiaries, nor any of their respective Affiliates, on the one hand, is party to any Contract or involved in any business arrangement or relationship with the Company or any of its Subsidiaries, on the other hand, other than employment and compensation arrangements entered into in the ordinary course of business disclosed elsewhere in the Schedules, and (b) none of the stockholders of the Company, none of the current or former directors, officers or employees of the Company or any of its Subsidiaries, nor any of their respective Affiliates (i) owns any material asset, property or right, tangible or intangible, which is used by the Company or the Subsidiaries, (ii) is a party to any Contract with the Company or any of its Subsidiaries, (iii) has any loan outstanding from, or is otherwise a debtor of, any of the Company or any of its Subsidiaries, (iv) provides, or has provided within the last twelve (12) months, material services to the Company or any of its Subsidiaries thereof other than in the capacity of an employee, officer or director or (v) has paid or received any material payments either to or from the Company or any of its Subsidiaries (other than the payment of dividends by the Company and the payment of any compensation or benefits).

Section 3.18                            Brokers.  Except as set forth on Schedule 3.18, no broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries.

Section 3.19                            Regulatory Compliance.

(a)                                 Each of the Company and its Subsidiaries and each of their respective officers and employees who is required to be registered, licensed or qualified as (x) an investment adviser or (y) an investment adviser representative, with the SEC or any other Governmental Entity is, and since January 1, 2015 has been, duly registered, licensed and qualified as such, and such registrations, licenses and qualifications are in full force and effect in all material respects, or is in the process of being registered, licensed or qualified as such within the time periods required by applicable Laws.  Each of the Company and its Subsidiaries is not prohibited by any provision of the Investment Advisers Act or any other applicable Laws from acting as an investment adviser in any material respect and in a manner not generally applicable to other investment advisers.

(b)                                 Since January 1, 2015, each of the Company and its Subsidiaries has timely filed all material registrations, declarations, reports, notices, forms and other documents required to be filed under applicable Laws with the SEC or any other Governmental Entity, and all amendments or supplements to any of the foregoing.

(c)                                  The information contained in the Form ADV, all state and other federal registration forms, and all declarations, reports, notices, forms and other documents filed by the Company or each applicable Subsidiary of the Company with any Governmental Entity under the Exchange Act, the Investment Advisers Act and similar state statutes since January 1, 2015, and all amendments or supplements thereto, were complete and accurate as of the time of filing thereof in all material respects and the Company and each applicable Subsidiary of the Company has made all amendments to such forms, declarations, reports, notices, forms and other documents as it was required to make under applicable Law. The Company has delivered to the Parent true and complete copies of each Subsidiary’s most recent Form ADV, as amended to date, as applicable, and all other applicable foreign and domestic registration forms, as amended to date.

(d)                                 None of LWI Financial Inc. (“LWI”), The Wealth Management Alliance LLC (“TWMA” and together with LWI, each an “Adviser Subsidiary”) or the Adviser Subsidiaries’ directors, officers, employees or, in the case of LWI, persons “associated with” the Adviser Subsidiaries (as defined in the Investment Advisers Act), or, in the case of TWMA, persons of a similar status, has been the subject of any investigation, disciplinary proceedings or orders of any Governmental Entity arising under applicable Laws that would be required to be disclosed in such Adviser Subsidiary’s Form ADV.  None of the Adviser Subsidiaries or the Adviser Subsidiaries’ directors, officers, employees, or persons associated with the Adviser Subsidiary has been permanently enjoined by the order of any Governmental Entity from engaging in or continuing any conduct or practice in connection with any activity or in connection with the purchase or sale of any security. None of the Adviser Subsidiaries or the Adviser Subsidiaries’ directors, officers, employees, or persons associated with the Adviser Subsidiaries is or has been ineligible, within the ten (10) years prior to the date hereof, to serve as an investment adviser or investment adviser representative under the Investment Advisers Act or other applicable state Laws.

(e)                                  None of the Company, any of its Subsidiaries or any officer or employee thereof nor, to the Company’s Knowledge, any other “affiliated person” (as defined in the Investment Company Act) thereof is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity referred to in

Section 9(a) of the Investment Company Act) to a Regulated Fund, nor is there any proceeding or investigation pending or, to the Company’s Knowledge, threatened, by a Governmental Entity, which would reasonably be expected to become the basis for any such ineligibility or disqualification.  None of the Company, any of its Subsidiaries, any officer or employee thereof or, to the Company’s Knowledge, any other “associated person” (as defined in the Investment Advisers Act) thereof is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as a registered investment adviser or as an associated person of a registered investment adviser or subject to disqualification under Rule 206(4)-3 under the Investment Advisers Act, nor is there any proceeding or investigation pending or, to the Company’s Knowledge, threatened, by a Governmental Entity, which would reasonably be expected to become the basis for any such ineligibility or disqualification.  Except as set forth on Schedule 3.19(e), neither the Company, its Subsidiaries nor any of their respective “covered associates” has, directly or indirectly, made, solicited or coordinated any “contribution” or “payments” to “an official of a government entity,” or to a political party in contravention of subparagraph (a)(2) of Rule 206(4)-5 of the Investment Advisers Act. Each Adviser Subsidiary has implemented written policies and procedures as required by applicable Laws (including Rule 206(4)-7 under the Investment Advisers Act), complete and correct copies of which (including any written reports under such policies and procedures documenting identified internal failures to comply with such policies and procedures relating to compliance by such Adviser Subsidiary and its employees subject thereto) have been made available to Parent and, except as otherwise noted in any such reports or filings, each Adviser Subsidiary has been in material compliance with such policies and procedures.

(f)                                   The Company has made available to Parent a true and correct copy of all exemptive orders, “no action” letters or similar exemptions or regulatory relief that the Company, any of its Subsidiaries or a Regulated Fund has obtained.  The Company, its Subsidiaries and the Regulated Funds are in compliance in all material respects with any such exemptive orders, “no action” letters and similar exemptions or regulatory relief in all material respects.

Section 3.20                            Regulated Funds .

(a)                                 The only issuer registered under the Investment Company Act that has series to which an Adviser Subsidiary serves as investment adviser (within the meaning of Section 2(a)(20) of the Investment Company Act) is the Regulated Trust.  The only series of the Regulated Trust to which an Adviser Subsidiary serves as investment adviser are those set forth in Schedule 3.20 (each, a “Regulated Fund”).

(b)                                 Each Regulated Fund Investment Services Contract was duly approved, continued, and at all times in compliance in all material respects with the Investment Company Act.  The Regulated Fund Investment Services Contract was performed in all material respects by the applicable Adviser Subsidiary in accordance with its terms and with the Investment Company Act and all other applicable Laws.  No Person other than the applicable Adviser Subsidiary and any sub-adviser listed in the prospectus filed with the SEC for the applicable Regulated Fund provided Investment Services to any Regulated Fund prior to effectiveness of the Interim Agreements.

(c)                                  Each Regulated Fund is a series of the Regulated Trust, a Delaware statutory trust that is duly organized, validly existing and in good standing under the laws of

Delaware and has the requisite power and authority to own its properties and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable law (except where failure to do so is not material to its business).  True and correct copies of the organizational documents of each Regulated Fund, all as in effect on the date hereof, are publicly available from the SEC’s website.  Each Regulated Fund is not in material violation of any relevant provision of the Regulated Trust’s organizational documents.

(d)                                 Each Regulated Fund currently is, and since January 1, 2015 has been, operated in compliance in all material respects (A) with applicable Law and (B) with its investment objectives, policies and restrictions, as set forth in its prospectus and registration statement.

(e)                                  Since January 1, 2015, each Regulated Fund has filed all material registrations, reports, prospectuses, proxy statements, statements of additional information, financial statements, sales literature, statements, notices and other material filings required to be filed by it with any Governmental Entity, including all material amendments or supplements to any of the above, in each case in compliance in all material respects with applicable law.  Such filings did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. All securities offered and sold by each Regulated Fund were offered and sold in compliance in all material respects with the registration requirements of applicable Securities Laws.

(f)                                   Each Regulated Fund has validly elected to be treated as a regulated investment company, has complied at all times with all requirements for such treatment under the Code and has filed all Tax Returns consistent with such treatment.  To the Knowledge of the Company, any payments by any Regulated Fund to advisors, dealers or intermediaries selling such Regulated Fund’s shares or servicing such Regulated Fund’s shareholders have been made in compliance in all material respects with relevant Securities Laws.

(g)                                  The audited financial statements of each Regulated Fund for the fiscal years ended June 30, 2016, 2017 and 2018 have, each case, been prepared from, and are in accordance with, the books and records of each Regulated Fund in accordance with GAAP (except as otherwise disclosed therein) and fairly present in all material respects the financial position, statement of net assets and results of operations of each Regulated Fund at the dates and for the periods stated therein all in accordance with GAAP. Since January 1, 2015, there have been no material deficiencies or weaknesses in the design or operation of internal controls over financial reporting that have adversely affected or would reasonably be expected to adversely affect each Regulated Fund’s ability to record, process, summarize, and report financial information, and there has been no fraud, whether or not material, related to the Regulated Funds’ financial statements, financial reporting or internal controls over financial reporting that in each case involves management or other employees who have a significant role in any Regulated Fund’s internal controls over financial reporting.

(h)                                 Each Regulated Fund has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act.  Since January 1, 2015, to the Knowledge of the Company, there have been no material violations of any such policies and procedures, and neither a Regulated Fund nor the Company nor any Adviser Subsidiary has received notice (x) from any Governmental Entity or any shareholder of a Regulated Fund asserting any violation by such Regulated Fund, the Company or any Adviser Subsidiary of such policies and procedures or (y) that a Regulated Fund, the Company or any Adviser Subsidiary is under any investigation by any Governmental Entity for any alleged violation of such policies and procedures.

Section 3.21                            Assets Under Management.

(a)                                 The “regulatory assets under management,” as defined in Item 5.F of Form ADV, Part 1, by LWI as reported in the most recent Form ADV of each Adviser Subsidiary and as of the end of the most recent calendar quarter immediately prior to the date hereof as would be calculated for purposes of the Form ADV of each Adviser Subsidiary, are accurately set forth in Schedule 3.21(a)(i).  Schedule 3.21(a)(i) also sets forth the aggregate amount of assets under consultation or advisement and not included in the definition of “regulatory assets under management,” if any, by each Adviser Subsidiary as of the end of the most recent calendar quarter immediately prior to the date hereof.  The Company has made available to Parent a complete list of each Adviser Subsidiary’s Clients as of August 31, 2018. The applicable Adviser Subsidiary is a party to a currently effective investment management, investment advisory or sub-advisory Contract pursuant to which such Adviser Subsidiary provides investment management or related services with respect to each Regulated Fund, Advisor and Direct Client so listed.  The Company has made available to Parent a complete list of the twenty (20) largest Clients of each Adviser Subsidiary based on revenue over the four (4) full fiscal-quarter period immediately preceding the date hereof, including revenues and assets for each Client, with confidential information redacted.

(b)                                 Neither Adviser Subsidiary has any Clients with respect to which fees payable to an Adviser Subsidiary are based on performance or whose compensation arrangement with such Adviser Subsidiary otherwise provides for compensation on the basis of a share of capital gains upon or capital appreciation of the funds (or any portion thereof) of any Client.

(c)                                  Each Client to which an Adviser Subsidiary provides investment management services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, (ii) a plan that is subject to Section 4975 of the Code, (iii) a plan, such as a governmental plan or church plan, that is not subject to ERISA but is subject to laws similar to the fiduciary or prohibited transaction provisions of ERISA or Section 4975 of the Code, (iv) a person acting on behalf of such a plan or (v) an entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (hereinafter referred to as an “ERISA Client”) has been managed by an Adviser Subsidiary such that such Adviser Subsidiary in the exercise of such management is in compliance in all material respects with the documents and instruments governing such plan and with the applicable requirements of ERISA, the Code, and any applicable Law that is substantially similar to the fiduciary provisions of ERISA or the prohibited transaction provisions of the Code.  Schedule 3.21(c) identifies each Client that is an ERISA Client.  The Company has provided to Parent all investment advisory and other agreements governing the relationship between each Adviser Subsidiary and each ERISA Client.

(d)                                 In the conduct of the business of each Adviser Subsidiary with respect to ERISA Clients, none of the Adviser Subsidiaries or any other employees of the Acquired

Companies has (i) breached, in any material respect, any provision of ERISA which would subject the Adviser Subsidiaries to liability under ERISA, or (ii) engaged in a transaction prohibited by Section 406 of ERISA or Section 4975 of the Code that is not subject to an applicable statutory, regulatory or administrative exemption and that would subject the Adviser Subsidiaries to liability or Taxes under Section 409 or 502 of ERISA or Section 4975 of the Code.  Neither Adviser Subsidiary is unable to serve in a capacity described in Section 411(a)(1), (2) or (3) of ERISA by virtue of Section 411 of ERISA.  Neither Adviser Subsidiary has custody of the moneys, funds, assets or property of any ERISA Client.

(e)                                  No controversy or disagreement exists between an Adviser Subsidiary and any current or former Client of such Adviser Subsidiary that has had or could reasonably be expected to have a Company Material Adverse Effect.

Section 3.22                            Indebtedness; Closing Date Indebtedness; Seller Expenses.  Schedule 3.22 sets forth a true and complete list of all Indebtedness of the Company and its Subsidiaries to third parties for borrowed money as of the date hereof, and for each item of such Indebtedness set forth thereon, identifies the debtor, the principal amount and accrued but unpaid interest as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing such Indebtedness.  As of the Closing, the Company and its Subsidiaries will have no Closing Date Indebtedness or Seller Expenses except for those items of Closing Date Indebtedness or Seller Expenses specifically reflected in the calculation of Final Merger Consideration.  Prior to the date hereof, the outstanding loan payable of the Company to Donald Bailey & Associates has been repaid in full, evidence of which has been delivered to Parent.

Section 3.23                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III and in any certificate delivered by the Company in connection with the Closing pursuant hereto, the Company makes no express or implied representation or warranty or any kind or nature, and the Company hereby disclaims any such representation and warranty with respect to this Agreement, its subject matter (including any matter with respect to the Company) or the transactions contemplated by this Agreement.

Section 3.24                            No Reliance.  The Company acknowledges and agrees that no Person has been authorized by Parent, Newco or Merger Sub II to make any representation or warranty on behalf of Parent, Newco or Merger Sub II in respect of themselves or otherwise in connection with the transactions contemplated hereby except as set forth in Article IV and in any certificate delivered by Parent and Newco in connection with the Closing pursuant hereto and, if made, such representation or warranty must not be relied upon as having been authorized by Parent, Newco or Merger Sub II, and any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company are not and shall not be deemed to be or to include representations or warranties of Parent, Newco, Merger Sub II or any of their respective Affiliates.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Except as set forth in (i) the corresponding section of the disclosure schedule delivered by Parent and Newco to the Company concurrent with the execution of this Agreement (the “Parent

Disclosure Schedule”), or (ii) any disclosure set forth in any other section of the Parent Disclosure Schedule where it is reasonably apparent from the face of such disclosure that such disclosure is intended to qualify such section of the Parent Disclosure Schedule, Parent and Newco jointly and severally represent and warrant as of the date hereof to the Company:

Section 4.1                                   Organization.  Each of Parent and Newco is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.

Section 4.2                                   Authorization.  Each of Parent and Newco has the requisite corporate (or equivalent) power and authority to execute and deliver this Agreement and the other Merger Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the other Merger Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate (or equivalent) action on the part of each of Parent and Newco (including approval in writing by their respective stockholders, boards of directors, members and managers, as applicable) and no other corporate (or equivalent) proceedings on the part of Parent and Newco are necessary to authorize this Agreement and the other Merger Documents to which it is a party or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by each of Parent and Newco and constitutes a valid, legal and binding agreement of Parent and Newco, enforceable against each of Parent and Newco in accordance with its terms, and the other Merger Documents to which it is a party, when executed and delivered by each of Parent and Newco, will constitute the valid and binding obligations of Parent and Newco, enforceable in accordance with their respective terms, in each case except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.

Section 4.3                                   Consents and Approvals; No Violations.  Except for filings, consents and approvals and terminations of waiting periods as may be required under, and other applicable requirements of, the HSR Act or comparable Laws in other jurisdictions, and other than customary updates to the Form ADV of BAM and/or Buckingham Strategic Wealth, as the case may be, no filing with or notice to, and no permit, authorization, consent or approval of, or order of, any Governmental Entity is necessary for the execution and delivery by each of Parent and Newco of this Agreement or the consummation by each of Parent and Newco of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not prevent or materially delay the consummation of the transactions contemplated hereby.  Neither the execution, delivery and performance of this Agreement by Parent or Newco nor the consummation by Parent or Newco of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or similar governing documents) of either Parent or Newco, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default, or give rise to any right of termination, cancellation or acceleration, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which either Parent or Newco is a party or by which Parent or

Newco or any of its respective properties or assets may be bound or (c) violate any order, writ, injunction, decree, Law, statute, rule or regulation applicable to Parent or Newco or any of its Affiliates or any of their respective properties or assets, except, in the case of clauses (b) and (c) above, for violations that would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.4                                   Compliance with Laws.  Parent and each of its Subsidiaries are in compliance with all applicable Laws and Permits, including Anti-Money Laundering Laws, United States Sanctions Laws (including the rules, regulations and Executive Orders of U.S. Department of the Treasury’s Office of Foreign Assets Control) and all other analogous applicable foreign, federal or state Laws, except where the failure to be so in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5                                   Litigation.  There are no, and since January 1, 2015 there have been no, Proceedings pending or, to Parent’s or Newco’s Knowledge, threatened against the Parent or any of its Subsidiaries except for those Proceedings which would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there are no settlement agreements or similar written agreements with any Governmental Entity or other Person and no outstanding orders, judgments, stipulations, decrees, injunctions, determinations or awards issued by any Governmental Entity against Parent or any of its Subsidiaries.  Neither Parent nor Newco is a party to any Proceeding nor, to Parent’s or Newco’s Knowledge, is any Proceeding threatened, which would reasonably be expected to affect or prohibit the consummation of the transactions contemplated hereby.

Section 4.6                                   Brokers.  No broker, finder or investment banker is entitled to any broker’s, finder’s or investment banker’s fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Newco or any of their respective Affiliates.

Section 4.7                                   Financial Capability.  Parent and Newco have, and will have at Closing, sufficient funds and adequate financial resources to satisfy their monetary and other obligations to be performed at Closing under this Agreement (including to consummate the Merger) and to be performed following the Closing pursuant to Sections 2.15(a) and (b), and to make all other payments required by the terms hereof to be paid by Parent at Closing, to pay all related fees and expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby at the Closing.  Each of Parent and Newco acknowledges that their respective obligations under this Agreement are not contingent upon or subject to any conditions regarding the Parent’s, Newco’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.

Section 4.8                                   Due Diligence Review; Projections.  Each of Parent and Newco acknowledges that it has completed to its satisfaction its own due diligence investigation with respect to the Acquired Companies.  Each of Parent and Newco acknowledges and agrees that it is purchasing the Acquired Companies on an AS IS/WHERE IS basis, subject only to the representations and warranties of the Company contained in Article III and in any certificate delivered by the Company in connection with the Closing pursuant hereto and the representations and warranties of the Company Securityholders contained in the Support Agreements and Letters of Transmittal.  Each of Parent and Newco acknowledges and agrees that no Person has been authorized by any of the Acquired Companies to make any representation or warranty on behalf of the Company relating to the Company, the other Acquired Companies, the business of the Acquired Companies or otherwise in connection with the transactions contemplated hereby except as set forth in Article III and in any certificate delivered by the Company in connection with the Closing pursuant hereto and, if made, such representation or warranty must not be relied upon as having been authorized by any of the Acquired Companies, and any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent or Newco are not and shall not be deemed to be or to include representations or warranties of the Acquired Companies or any of their respective Affiliates.  In connection with Parent’s and Newco’s investigation of the Company, Parent and Newco have received from or on behalf of the Company certain projections, including projected statements of operating revenues and earnings from operations of the Acquired Companies and certain business plan information related to the years of those projections.  Each of Parent and Newco acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that it is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that it shall have no claim against any Acquired Company, any Company Securityholder or any other Person with respect thereto.  Accordingly, none of the Company, any Company Securityholder or any other Person makes any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).

Section 4.9                                   Investment Representation.  Parent is acquiring the Company for its own account with the present intention of holding the securities of the Company for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities Laws.  Parent is knowledgeable about the industries in which the Acquired Companies operate and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time.  Parent acknowledges that it has been afforded:  (a) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Acquired Companies concerning the merits and risks of investing in the Acquired Companies; (b) access to information about the Acquired Companies, their results of operations, financial condition and cash flow, and their businesses generally, in each case sufficient to Parent’s satisfaction to enable Parent to evaluate whether or not to proceed with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (c) the opportunity to obtain such additional information that Parent believes is necessary to make an informed investment decision with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Parent is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended.

Section 4.10                            R&W Insurance Policy.  Parent has delivered to the Company a true and complete copy of the fully executed binder issued by Euclid Transactional, LLC to issue the R&W

Insurance Policy, which, assuming due execution by each other party thereto, is in full force and effect as of the Closing.  The R&W Insurance Policy includes a waiver against the Acquired Companies by the insurer of all rights of subrogation against the Acquired Companies except in the case of Fraud by or on behalf of such Acquired Company.  The R&W Insurance Policy will be issued at the Closing and Parent shall pay the premium and all other costs and expenses payable thereunder at such time as they become due and payable.

Section 4.11                            Parent Financial Information.  Each of the consolidated financial statements contained or incorporated by reference in the forms, reports, schedules, statements and documents required to be filed by Parent with the SEC under the Securities Act, the Exchange Act, or the Sarbanes-Oxley Act of 2002, as amended, as the case may be, including any amendments or supplements thereto, from and after July 25, 2018 (collectively, the “Parent SEC Filings”) (as amended, supplemented or restated, if applicable), including the related notes and schedules, complied with the rules and regulations of the SEC as of the date of filing of such Parent SEC Filings, was prepared (except as indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC).

Section 4.12                            Capitalization. Except as set forth in Schedule 4.12:

(a)                                 As of the date of this Agreement, the authorized capital stock of Parent consists of 500,000,000 shares of Focus Stock and 500,000,000 shares of Class B common stock, par value $0.01 per share (the “Class B Common Stock”).  As of the date of this Agreement, (i) 42,529,651 shares of Focus Stock are issued and outstanding, (ii) 22,823,272 shares of Class B Common Stock are issued and outstanding, and (iii) options to purchase 890,409 shares of Focus Stock are outstanding.  All of the outstanding shares of Focus Stock and Class B Common Stock have been duly authorized, validly issued and are fully paid and non-assessable.

(b)                                 As of the date of this Agreement, there are no material outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar material rights, agreements or commitments relating to the issuance of capital stock to which Parent or any of its Subsidiaries is a party obligating Parent or its Subsidiaries to (A) issue, transfer or sell any shares or other equity interests of Parent or its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests (in each case other than to Parent or a wholly-owned Subsidiary of Parent), (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares or other equity interests or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in any of its Subsidiaries that are not wholly-owned.

(c)                                  As of the date of this Agreement, neither of Parent nor any of its Subsidiaries has any material outstanding bonds, debentures, notes or other similar obligations with the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d)                                 The number of shares of authorized Focus Stock that have not been issued, subscribed for or otherwise committed to be issued is, and through the end of the Earn-Out Period will be, at least equal to the number of shares of Focus Stock to be issued pursuant to this Agreement.

(e)                                  At the time of each issuance of Focus Stock pursuant to Section 2.8(b) and Section 2.15(c), (i) such shares of Focus Stock will be duly authorized, validly issued, fully paid and non-assessable and (ii) such shares of Focus Stock will not be issued subject to or in violation of any purchase or call option, right of first refusal, subscription rights, preemptive rights or any similar rights granted to Parent or by Parent to any other Person.

Section 4.13                            Taxes.  Neither Parent nor Newco has taken any action, and to the Knowledge of Parent no fact or circumstance exists, that would reasonably be expected to prevent or impede the Integrated Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, that the parties acknowledge that the payments pursuant to Section 2.15(c) do not satisfy the advance ruling safe harbor guidelines set forth in IRS Revenue Procedure 84-42, 1984-1 C.B. 521.

Section 4.14                            No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV and in any certificate delivered by Parent or Newco in connection with the Closing pursuant hereto, neither Parent, Newco nor Merger Sub II makes any express or implied representation or warranty or any kind or nature, and Parent, Newco and Merger Sub II hereby disclaims any such representation and warranty with respect to this Agreement, its subject matter (including any matter with respect to Parent, Newco or Merger Sub II) or the transactions contemplated by this Agreement.

Section 4.15                            No Reliance.  Parent, Newco and Merger Sub II acknowledge and agree that no Person has been authorized by the Company to make any representation or warranty on behalf of the Company in respect of itself or otherwise in connection with the transactions contemplated hereby except as set forth in Article III and in any certificate delivered by the Company in connection with the Closing pursuant hereto and, if made, such representation or warranty must not be relied upon as having been authorized by the Company, and any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Newco or Merger Sub II are not and shall not be deemed to be or to include representations or warranties of the Company or any of its Affiliates.

ARTICLE V.
COVENANTS AND AGREEMENTS

Section 5.1                                   Access and Information; Confidentiality.

(a)                                 Between the date hereof and the Closing Date or the earlier termination of this Agreement, upon reasonable prior written notice and subject to applicable Laws relating to the exchange of information, the Company will provide to Parent and Newco and their respective authorized representatives, during normal business hours, reasonable access to the books, records and management-level personnel of the Acquired Companies; provided that such access shall be in a manner that does not materially interfere with the normal business operations of any Acquired Company.  Notwithstanding anything herein to the contrary, (i) no such access shall be permitted to the extent that it would require any Acquired Company to disclose information subject to attorney-client or similar privilege (provided that the Company shall request, but shall not be required to obtain, a waiver of any such confidentiality obligations upon Parent’s reasonable prior written request; and provided, further, that the Company shall use commercially reasonable efforts to seek alternative means to disclose such information as nearly as possible without affecting attorney-client privilege), (ii) no such access shall be permitted to the extent that it would be in violation of applicable Law, (iii) neither Parent nor its representatives shall contact any suppliers to, or customers of, the Acquired Companies regarding the Acquired Companies or the transactions contemplated hereby prior to the Closing without first obtaining the written consent of the Company and (iv) no such access shall be permitted for any environmental sampling.

(b)                                 For the six (6) year period commencing on the Closing Date, Parent and the Company (or its successor) will provide the Stockholder Representative (subject to a confidentiality agreement with the Ultimate Surviving Corporation) and its authorized representatives access (including the right to make photocopies) to the books and records of the Acquired Companies (or their successors) and other written information with respect to the Acquired Companies (or their successors) as the Stockholder Representative may reasonably request from time to time, in each case to the extent reasonably required for Tax purposes or to defend a Proceeding; provided that no such access shall be granted in connection with any dispute relating to this Agreement or Merger Documents or the transactions contemplated thereby or otherwise among the parties, Company Securityholders or their Affiliates.  Parent shall, and shall cause the Acquired Companies to, preserve and keep all material books and records of the Acquired Companies relating to the period prior to the Closing for a period of at least six (6) years from the Closing Date.  The obligations of Parent under this Section 5.1(b) shall not be terminated or modified in such a manner as to adversely affect any Company Securityholder without the express written consent of such affected Company Securityholder (it being expressly agreed that the Company Securityholders shall be third-party beneficiaries of this Section 5.1(b)).

(c)                                  The parties acknowledge that LWI and Focus LLC have previously entered into the Confidentiality Agreement, which will continue in full force and effect in accordance with its terms, and each of the parties thereto and Parent, Newco and the Company will hold, and will cause each of their respective directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, all information obtained pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby confidential in accordance with the terms of the Confidentiality Agreement.  Upon the Closing, the Confidentiality Agreement will automatically terminate and be of no further force or effect.

Section 5.2                                   Conduct of Business by the Company.  Except (i) as contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Schedule 5.2 or (iv) as consented to by Parent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date hereof through the earlier of the Closing Date and the termination of this Agreement, the Company will, and will cause each of its

Subsidiaries to, use commercially reasonable efforts to (A) conduct its operations in the ordinary course of business consistent with past practice, (B) preserve intact its present business organization and relationships with third parties, including Clients and referral partners, and (C) keep available the services of its present officers and employees.  Subject to clauses (i) through (iv) of the preceding sentence, the Company shall not, and shall cause each of its Subsidiaries not to:

(a)                                 amend any Company Charter Document;

(b)                                 other than upon the exercise of stock options outstanding as of the date hereof and listed on Schedule 3.2(c), issue, deliver, authorize, pledge, transfer, encumber, dispose of, sell or agree or commit to issue (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any other equity securities or equity equivalents, including subscriptions, rights, warrants or options;

(c)                                  split, subdivide, combine, reclassify, repurchase or redeem any of its capital stock or other equity interests or declare, set aside or pay any dividends or other distributions in respect of its capital stock or other equity interests (in cash, equity or otherwise) (except for (i) any dividend and/or other distribution from any Subsidiary of the Company to (x) any other Subsidiary of the Company or (y) the Company, or (ii) repurchases of equity from terminated employees, officers, or independent contractors pursuant to Employee Plans in effect on the date hereof, or (iii) in connection with the exercise or vesting of any equity or equity-based award);

(d)                                 incur or assume any Indebtedness except for borrowings under any revolving credit facility as set forth on Schedule 3.14(a) (provided that, it is expressly agreed among the parties hereto that the Acquired Companies may, at any time and at their sole discretion, repay all or a portion of their outstanding Indebtedness);

(e)                                  acquire (by merger, consolidation, purchase of stock or assets or otherwise) any assets, equity or portion of a business of another Person (other than assets acquired in the ordinary course of business);

(f)                                   sell, pledge, transfer, assign or otherwise dispose of any of its assets having a replacement cost or fair market value in excess of $25,000, or grant any Lien (other than a Permitted Lien) on any of its assets (provided that, it is expressly agreed among the parties hereto that the Acquired Companies may, at any time and at their sole discretion, sell, transfer, dispose of or assign any Advisor Receivables);

(g)                                  alter through merger, liquidation, reorganization, restructuring or in any other fashion the capital structure of the Company and its Subsidiaries;

(h)                                 effect any change in any of its methods of accounting, except as may be required by GAAP or applicable Law;

(i)                                     commence, settle or compromise any Proceeding (i) for more than $25,000 individually or $50,000 in the aggregate or (ii) that would reasonably be expected to impose material nonmonetary obligations on any Acquired Company;

(j)                                    (i) make, change or rescind any election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company or any Subsidiary has the authority to make such binding election in its discretion), (ii) amend any Tax Return, (iii) settle, compromise or resolve any Tax Proceeding in respect of an amount of Taxes to the Company and its Subsidiaries, taken as a whole, or (iv) change any method of Tax accounting from those employed in the preparation of its Tax Returns that have been filed for prior taxable years;

(k)                                 hire any employee or enter into any employment contract, other than the hiring of an employee to fill a vacancy that arises after the date hereof so long as his or her annual cash compensation is not in excess of $100,000 and his or her employment can be terminated “at will”;

(l)                                     make any loans, advances or capital contributions to, or investments in, any other Person (other than advances of expenses or loans to employees and other service providers in the ordinary course of business, it being understood that all such loans shall be repaid prior to Closing);

(m)                             establish or adopt any new plan, policy, program or arrangement that if in effect on the date hereof would have been an Employee Plan or amend or terminate (other than as required by Law or to maintain the Tax-qualified status of any Employee Plan) any Employee Plan in effect on the date hereof (or any plan, policy, program, or arrangement that would have been an Employee Plan had such plan, policy, program, or arrangement existed on the date hereof);

(n)                                 (i) increase any compensation or benefits for any officer, director, employee or consultant (who is a natural person), other than such increases in compensation that are required by any existing Contract as of the date hereof, (ii) adopt, announce, grant, modify or terminate any severance, retention, change in control, bonus or termination pay or any similar payments, other than as required by any existing Contract as of the date hereof or (iii) take any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits for any employee, officer, director or consultant (who is a natural person) of any Acquired Company (except as required by this Agreement);

(o)                                 (A) terminate, modify or waive any right under any Material Contract except for immaterial amendments or renewals in the ordinary course of business, or enter into any Contract that is (or would be) a Material Contract if entered into prior to the date of this Agreement, except in the ordinary course of business or (B) terminate, renew or modify any Material Lease, or enter into any lease that is (or would be) a Material Lease if entered into prior to the date of this Agreement;

(p)                                 make any change in the policies with respect to cash management practices, including the payment of accounts payable or accrued expenses or the collection of accounts receivable or other receivables, or otherwise make any change with respect to the management of working capital;

(q)                                 adopt or enter into a plan of complete or partial liquidation or authorize or undertake any dissolution, restructuring or recapitalization of the Company or any of its Subsidiaries or merge or consolidate into any other Person;

(r)                                    (A) enter into any new line of business or introduce any new products or material services, or (B) materially change its business lines, products or services used in connection with its business, in each case, in effect on the date hereof, except to the extent required after the date hereof by any change in Law or GAAP, as applicable, or otherwise enter into any joint venture or similar relationship;

(s)                                   make any capital expenditures or commitment thereof in excess of $50,000 in the aggregate or fail to make any capital expenditures set forth in the Company’s capital expenditure budget as in existence on the date hereof and made available to Parent; or

(t)                                    authorize, agree or commit to do any of the foregoing.

Section 5.3                                   No Solicitation.  During the period from the date hereof through the earlier of the Closing Date and the termination of this Agreement, the Company and its Affiliates will not, and will not authorize or permit any of its directors, officers, employees, members, managers, partners or stockholders to and will direct its agents, representatives and other advisors not to, directly or indirectly, (i) take any action to initiate, solicit, knowingly encourage, negotiate or accept any proposal or offer from any person or entity with respect to, (ii) continue or participate in negotiations or discussions regarding, (iii) provide any material non-public information to any person or entity for the purpose of making any proposal regarding or (iv) reach or enter into any agreement or understanding for, or otherwise attempt to consummate, any Takeover Proposal.  If the Company (including its representatives) receives any offer, proposal or inquiry regarding any Takeover Proposal after the date hereof and prior to the earlier of the Closing Date and the termination of this Agreement, the Company shall immediately notify Parent thereof in writing, including the identity of the party making such offer, proposal or inquiry and the material terms thereof unless the Company is otherwise prohibited from doing so pursuant to any contractual confidentiality obligations to the Person delivering such offer, proposal or inquiry that are in effect as of the date hereof.

Section 5.4                                   Public Announcements.  The timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the general public shall be mutually agreed upon in advance by the Company and Parent; provided that, notwithstanding any provision in the Confidentiality Agreement to the contrary, any party hereto may make any such announcement which it in good faith believes is necessary in connection with any requirement of Law, including as may be required to comply with the rules and regulations of any stock exchange or national market system upon which the securities of Parent are listed (it being understood and agreed that the party required to make such press release or other public announcement shall, to the extent reasonably practicable under the circumstances, consult with the other party with respect to the timing and content thereof).  Notwithstanding the foregoing, in connection with the execution and delivery of this Agreement the parties shall release the mutually agreed press release in the form attached hereto as Exhibit E.

Section 5.5                                   Directors and Officers Liability; Indemnification.  Each of the Organizational Documents of the Ultimate Surviving Corporation and the Organizational Documents of each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification and limitation of liability than are set forth in the Charter Documents as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Effective Time were directors, officers, agents or employees of the Company or any of its Subsidiaries or who were otherwise entitled to indemnification pursuant to the Charter Documents (collectively, “Company Indemnitees”).  Any agreement providing for indemnification by any Acquired Company or limitation of liability of any of the Company Indemnitees in effect on the date of this Agreement shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect in accordance with its terms on no less favorable terms and be honored by Parent and the Acquired Companies after the Closing.  To the maximum extent permitted by applicable Law, all indemnification rights of the Company Indemnitees described in this Section 5.5 shall be mandatory rather than permissive, and Parent shall cause the Acquired Companies to advance expenses in connection with such indemnification as provided in the applicable governing documents or other applicable agreements.  Without the prior written consent of the applicable Company Indemnitee (not to be unreasonably withheld, conditioned or delayed), Parent and the Company shall not, and shall cause the other Acquired Companies not to, settle any matter for which they are providing indemnification to such Company Indemnitee, other than any settlement exclusively requiring the payment of monetary damages to be paid entirely by or on behalf of the indemnifying party and that includes as an unconditional term thereof the giving by the Person or Persons asserting such claim to such Company Indemnitee of an unconditional release from all liability with respect to such matter and that there is no finding or admission of liability with respect to such Company Indemnitee. At or prior to the Closing, Parent shall purchase a fully prepaid insurance “tail” or other insurance policies (the “Tail Policy”) with respect to directors’ and officers’ liability insurance with respect to acts or omissions existing or occurring at or prior to the Effective Time in an amount and scope at least as favorable as the coverage applicable to directors, officers, agents and employees as of immediately prior to the Effective Time under the Company’s directors’ and officers’ liability insurance policy (provided, for avoidance of doubt, that fifty percent (50%) of the costs and expenses in obtaining the Tail Policy shall be a Seller Expense hereunder).  The Ultimate Surviving Corporation shall maintain in effect such Tail Policy for six (6) years after the Effective Time.  From and after the Closing, the Company shall, and Parent shall cause the Company to, timely submit any and all claims that may be covered by the Tail Policy.  Notwithstanding anything herein to the contrary, if any litigation, dispute or proceeding (whether arising before, at or after the Closing) is made against any Person covered by the Tail Policy on or prior to the sixth (6th) anniversary of the Closing, the provisions of this Section 5.5 shall continue in effect until the final disposition of such litigation, dispute or proceeding.  In the event that the Company or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successor, assign or acquirer of the Company or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.5.  The obligations of Parent under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnitee to whom this Section 5.5 applies without the express written consent of such affected Company Indemnitee (it being expressly agreed that the Company Indemnitees to whom this Section 5.5 applies shall be third-party beneficiaries of this Section 5.5).  Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnitee in enforcing the indemnity and other obligations provided in this Section 5.5.  Notwithstanding anything to the contrary, this Section 5.5 will not affect any rights or remedies otherwise available to the Parent Covered Parties, including pursuant to Article VIII.

Section 5.6                                   Newco; Obligations of Parent.  Parent will take all action necessary (a) to cause Newco to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Newco shall not conduct any business or make any investments other than as specifically contemplated by this Agreement and will not have any assets (other than a de minimis amount of cash paid to Newco for the issuance of its stock to Parent).  Whenever this Agreement requires Newco or the Ultimate Surviving Corporation to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Newco or the Ultimate Surviving Corporation to take such action and a guarantee of performance thereof.

Section 5.7                                   Information Statement.  Promptly following the date hereof, the Company shall prepare an information statement accurately describing this Agreement, the Merger and the provisions of DGCL Section 262 (the “Information Statement”) and reflecting any reasonable comments of Parent, and deliver such Information Statement to those Company Stockholders who did not execute the Written Consent in respect of the Merger for the purpose of informing such Company Stockholders of the approval of the Merger, the adoption of this Agreement and the appraisal rights available under the DGCL.

Section 5.8                                   Further Action; Governmental Authorizations; Approvals.

(a)                                 Each of the parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including using its commercially reasonable efforts to obtain all Governmental Authorizations and other consents or approvals of parties to agreements or contracts with the Acquired Companies or Parent as are necessary for the transactions contemplated herein.  Each of Parent and Newco, on the one hand, and the Company, on the other hand, shall cooperate, and shall cause their respective Affiliates to cooperate, with all reasonable requests of the Company or Parent and Newco, as applicable, in connection with the consummation of the transactions contemplated by this Agreement.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use commercially reasonable efforts to take all such action.  Notwithstanding anything to the contrary herein, (x) nothing herein shall obligate or be construed to obligate the Company to make, or to cause to be made, any payment to any third party in order to obtain the consent or approval of such third party under any Material Contract and (y) the obligations of the parties under this Section 5.8(a) shall be subject to the remainder of this Section 5.8.  Without limiting the generality of the foregoing: (i) the Company shall use reasonable best efforts to cause Loring Ward Securities Inc. (the “BD Subsidiary”) to, as promptly as practicable following the date hereof, make a full withdrawal of its broker-dealer registration with FINRA, all other self-regulatory organizations, the SEC and any states in which the BD Subsidiary is registered by as a broker-dealer; (ii) in furtherance of the foregoing, the Company shall cause the BD Subsidiary to file Form BDW through FINRA’s WebCRD facility by no later than October 30, 2018 (the “Filing Date”) (provided that the Filing Date shall automatically be extended by ten (10) Business Days if the Company has not caused the BD Subsidiary to file Form BDW as of October 30, 2018 but is using reasonable best efforts to do so), and to provide such other documents and instruments with WebCRD and other federal and state agencies and self-regulatory organizations as may be required to effect such a full withdrawal as promptly as practicable following the date hereof; and (iii) the Company shall use reasonable best efforts to cause the BD Subsidiary, following acceptance of any and all such withdrawals, to liquidate and dissolve as promptly as practicable following the date hereof (the “BD Sub Withdrawal and Liquidation”); provided that, in lieu of the BD Sub Withdrawal and Liquidation, upon written notice to Parent, and if and only if the BD Sub Withdrawal and Liquidation would not reasonably be expected to be completed prior to November 30, 2018 despite the Company’s reasonable best efforts in accordance with the foregoing, the Company may instead, prior to Closing, (x) cause all of its registrations as broker-dealer, commodity trading adviser, commodity pool operator, futures commission merchant or swap dealer to be amended, effective upon the Merger, to reflect the change of control and other matters to be effectuated hereby and (y) receive the approval of such amended registrations by FINRA and all other state, federal and self-regulatory bodies necessary to made such amended registrations fully effective (the “BD Sub Amendment”). Parent shall reasonably cooperate with the Company in the consummation of the BD Sub Withdrawal and Liquidation and the completion of the BD Sub Amendment, including using commercially reasonable efforts to provide any applicable information about Parent and its Affiliates.

(b)                                 From the date of this Agreement until the Effective Time, each of the parties shall promptly notify the other in writing of any pending or, to the Knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other Person (i) challenging or seeking damages in connection with this Agreement or any of the transactions contemplated hereby, including the Merger, or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent to own or operate all or any portion of the business or assets of the Company.

(c)                                  In connection with the transactions contemplated by this Agreement, (i) the parties shall cooperate to file or cause to be filed as promptly as practicable, but in no event later than ten (10) Business Days following the execution and delivery of this Agreement, with the United States Federal Trade Commission, the United States Department of Justice and any other applicable U.S. Governmental Entity all notification and report forms that may be required for the transactions contemplated hereby and thereafter provide as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act, and all filing fees payable under the HSR Act shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Company, and (ii) as expeditiously as possible after the date hereof, the parties will make or cause to be made all filings and submissions required under other Laws of Governmental Entities required for the consummation of the transactions contemplated herein, including without limitation all others filings or submissions required under Competition/Investment Law outside the United States.  The parties agree to seek early termination of the waiting period under the HSR Act.

(d)                                 In furtherance and not in limitation of the foregoing, Parent shall, and shall cause its Affiliates to use commercially reasonable efforts to avoid or eliminate each and every impediment and any proceeding instituted or threatened by a Governmental Entity or private party under the HSR Act or any other Competition/Investment Law that is asserted with respect to the transactions contemplated by this Agreement or any Merger Document so as to enable the consummation of such transactions to occur as expeditiously as possible and, in any event, by the Termination Date; provided that (x) neither Parent, Newco nor any of their respective Affiliates shall be required to: (i) sell, divest or dispose of any of their respective businesses, assets, equity interests in any Person, product lines or properties or any interest in any joint venture held by such party or any of such party’s Affiliates; (ii) terminate or divest relationships, ventures, contractual rights or obligations; or (iii) otherwise take or commit to take any action that would limit such party’s or such party’s Affiliates’ freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any of its respective businesses, assets, equity interests in any Person, product lines or properties or any interest in any joint venture held by such party or such party’s Affiliates and (y) neither the Company or any of its Affiliates shall be required to: (i) sell, divest or dispose of any of their respective businesses, assets, equity interests in any Person, product lines or properties or any interest in any joint venture held by such party or any of such party’s Affiliates or (ii) terminate or divest relationships, ventures, contractual rights or obligations, in each case, which would have a material adverse effect on the anticipated value to the transactions contemplated by this Agreement.

(e)                                  Subject to applicable Law, no party shall (i) agree to extend any waiting period under the HSR Act or other Competition/Investment Law without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed); or (ii) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement or any Merger Document without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned of delayed).

(f)                                   Subject to applicable Laws relating to the exchange of information, Parent and the Company shall provide the other party and its advisors or, if required or advisable under applicable Laws relating to the exchange of information, only to such other party’s outside counsel on an “attorneys-eyes only” basis, with a reasonable opportunity to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.  In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(g)                                  The Company and Parent each shall keep the other reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including furnishing the other as promptly as reasonably practicable with copies of notice or other material communications received by Parent or the Company, as the case may be, or any of their respective Affiliates, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement.  Each of the Company and Parent shall, if practicable, and to the extent permitted by such Governmental Entity, give the other party prior written notice of any meeting of any of its officers, employees or any other representatives or agents with any Governmental Entity in respect of any filings, investigation or other inquiry relating to the Merger and the transactions contemplated by this Agreement.

(h)                                 The Company shall use commercially reasonable efforts to obtain all Optionholder Letters prior to Closing.

Section 5.9                                   Client Consents and Regulated Fund Matters.

(a)                                 Except for the Regulated Fund Investment Services Contracts discussed in Section 5.9(b) below, with respect to each Investment Services Contract and each Indirect Client Contract, the Company shall, and shall cause each Adviser Subsidiary to, use its commercially reasonable efforts to obtain, in accordance with applicable Law and the applicable Investment Services Contract or Indirect Client Contract, the consent, to the extent required by applicable Law and such Investment Services Contract or Indirect Client Contract, of each Advisor, each Direct Client and each Indirect Client, as applicable, to the assignment or deemed assignment resulting from the transactions contemplated by this Agreement.  Parent shall not take any intentional action to prevent or delay the Company’s efforts to obtain such consents.  For purposes of this Section 5.8(a), consent may also include the written agreement by each Advisor, each Direct Client or each Indirect Client, as applicable, to a new Contract pursuant to which a Subsidiary of the Parent agrees to provide Investment Services effective upon Closing.  Notwithstanding the generality of the foregoing, the Company and Parent have agreed to a form of notice set forth on Exhibit F hereto that the applicable Adviser Subsidiary will send, substantially in that form (the “Notice”), to each Advisor, each Direct Client and each Indirect Client, respectively; and in each case, as soon as practicable after the date of this Agreement.  The Company and Parent agree that the consent by the recipient of an applicable Notice to the assignment or deemed assignment resulting from the transactions contemplated hereby shall be deemed given for any and all purposes under this Agreement and the transactions contemplated hereby and the relevant agreement if the consent requested in such notice has been provided in writing by the Advisor, Direct Client or Indirect Client, as required and as the case may be, provided however that in respect of each Negative Consent Eligible Contract, such consent shall be deemed given as a result of receipt (within the Company’s reasonable belief) of the applicable Notice unless the recipient, prior to three (3) Business Days prior to the Closing Date, has affirmatively stated in writing to the relevant Subsidiary that such recipient does not so consent (but then only to the extent that such recipient has a contractual right to withhold its consent) or shall have otherwise provided a notice of termination of the relevant agreement under which Investment Services are provided, provided further that the Notice to such recipient under this Section 5.9(a) is duly given in a manner specified in the relevant agreement and at least 45 days shall have elapsed from the date of such notice until the Closing Date.

(b)                                 The Company shall, as promptly as practicable after the date of this Agreement, cause LWI to use commercially reasonable efforts to obtain the requisite approval by: (i) the Regulated Trust Board of new Regulated Fund Investment Services Contracts  for each of the Regulated Funds (including Regulated Fund Investment Services Contracts to which a sub-adviser is a party); (ii) the Regulated Trust Board of interim Regulated Fund Investment Services Contracts for each of the Regulated Funds pursuant to Rule 15a-4 under the Investment Company Act (the “Interim Agreements”); (iii) the shareholders of each of the Regulated Funds of the new Regulated Fund Investment Services Contract for such Regulated Fund, each as required by and in accordance with the provisions of the Investment Company Act, to be effective on the date of such shareholder approval and such new Regulated Fund Investment Services Contracts and Interim Agreements (except for the additional provisions required by Rule 15a-4 under the Investment Company Act) shall be on substantially the same terms and conditions as in effect on the date of this Agreement; and (iv) the Regulated Trust Board of the proxy statement and proxy (together, the “Proxy Materials”) substantially in the form to be used to solicit requisite shareholder approval of the new

Regulated Fund Investment Services Contracts, which Proxy Materials shall include a recommendation by the Regulated Trust Board that shareholders of each Regulated Fund approve its applicable new Regulated Fund Investment Services Contract.  The Company shall, as promptly as practicable after the date of this Agreement, cause LWI to use commercially reasonable efforts to cause any Person serving as a subadviser to a Regulated Fund (as of the date hereof) (such subadvised Regulated Funds, the “Subadvised Funds”) to consent, to the extent required by the applicable Contract, to the assignment of such Contract resulting from the transactions contemplated by this Agreement (the “Subadvisory Consent”).

(c)                                  The Company and Parent shall use their commercially reasonable efforts to cooperate in preparing, and obtaining approval of the Regulated Trust Board of all proxy solicitation materials (and any amendment or supplement thereto) required to be distributed to shareholders of the Regulated Funds with respect to the actions recommended for shareholder approval by the Regulated Trust Board.  The Company shall use its commercially reasonable efforts to cause such solicitation materials to be filed with the SEC and any other appropriate Governmental Entities and to obtain effectiveness of such filings or any required SEC or other required approvals by Governmental Entities.  The Company shall mail (or cause to be mailed) such proxy solicitation materials to shareholders of the Regulated Funds as promptly as reasonably practicable after clearance thereof by the SEC (if applicable) or, if no such clearance is required, after the expiration of any required waiting or filing period.

(d)                                 The Company agrees that the information provided by it or its Affiliates (or on their behalf) in writing specifically for inclusion in the proxy solicitation materials relating to the new Regulated Fund Investment Services Contracts will not contain, as of the date of such proxy solicitation materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Parent agrees that the information provided by it and its Affiliates (or on their behalf) in writing specifically for inclusion in the proxy solicitation materials relating to the new Regulated Fund Investment Services Contracts will not contain, as of the date of such proxy solicitation materials, any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the Company and Parent shall have the right to review in advance and comment on (which comments shall be considered by the other party in good faith) any proxy solicitation materials or any amendment or supplement thereto submitted to the SEC or other applicable Governmental Entity in connection with the approvals contemplated by this Section 5.9 relating to the Regulated Funds, as well as any other materials sent or made available to the shareholders of any Regulated Fund in connection with such approvals.

(e)                                  Parent and the Company shall each bear responsibility for fifty percent (50%) of all expenses related to the solicitations pursuant to Section 5.9(c), including the preparation, printing and mailing of proxy solicitation materials, and other actions related to obtaining the solicitations.

(f)                                   A Regulated Fund shall be deemed to have consented for all purposes under this Agreement to the transactions contemplated hereby if the new Regulated Fund Investment

Services Contract as contemplated by Section 5.9(b) has been approved by the Regulated Trust Board and the shareholders of such Regulated Fund.

(g)                                  As promptly as practicable following the date hereof, the Company shall use its commercially reasonable efforts to cause each Regulated Fund engaged in a public offering of its shares to (i) file supplements or amendments to its prospectus forming a part of its registration statement then currently in use, which supplements or amendments shall disclose the transactions contemplated hereby to the extent required by applicable Laws, and (ii) make any other filing necessary under any applicable Laws to satisfy in all material respects disclosure requirements in connection with the public distribution of the shares of that Regulated Fund. Parent shall have the right to review in advance and comment on (which comments shall be considered by the Company in good faith) the foregoing filings.

(h)                                 In connection with the proxy solicitation materials and other filings mentioned in this Section 5.9, each party shall provide such information to the other parties and/or the applicable Regulated Fund as is reasonably requested by any of them and is necessary to satisfy the requirements of all applicable laws, rules and regulations regarding the applicable Regulated Fund’s Investment Services Contract and related matters, and the Company and Parent shall thereafter cooperate in finalizing the presentation of such information for inclusion in the proxy materials (and any amendment or supplement thereto) to be furnished to the shareholders of the applicable Regulated Fund.

(i)                                     Following the Closing, Parent shall cause each Adviser Subsidiary promptly to amend its Form ADV with the SEC and any applicable Governmental Entity, for the purpose of disclosing, inter alia, information regarding the change in control of such Adviser Subsidiary, and any change in personnel following the Closing.

Section 5.10                            Repayment of Indebtedness; Payment of Bonuses.

(a)                                 At or prior to the Closing, the Company shall take all actions necessary for the repayment or prepayment of all of the Closing Date Indebtedness (other than any Indebtedness described in clause (iv) of the definition thereof in respect of capital leases), whether or not evidenced by any note or similar instrument of the Company and any of its Subsidiaries outstanding as of the Closing Date, including the obtaining of customary duly executed payoff letters not less than three (3) Business Days prior to the Closing Date reflecting the amount of principal, interest and penalties due in respect of the instruments underlying such Closing Date Indebtedness as of the Closing Date and release of all Liens in respect thereof upon receipt of the payoff amount set forth therein (collectively, the “Payoff Letters”).  The Payoff Letter in respect of the Arcadia Note (as defined in the Company Disclosure Schedule) shall contain, in addition to the items described above, a consent to the transactions contemplated by this Agreement.

(b)                                 Prior to the Closing Date, the Company shall pay the 2018 Bonus Amount to employees of the Acquired Companies and deliver evidence of such payments to Parent.

Section 5.11                            Employees.

(a)                                 Except (i) as provided in a written agreement between any Acquired Company or Parent and any of its Affiliates, on the one hand, and any Continuing Employee, on the other hand, or (ii) as otherwise required by applicable Law, during the period commencing on the Closing Date and ending on the date which is twelve (12) months after the Closing Date (or if earlier, the date of such Continuing Employee’s termination of employment with Parent and its Affiliates), Parent shall, and shall cause its Affiliates to, provide each Continuing Employee: (A) cash compensation and employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee on the date hereof, it being understood that the configuration of each Continuing Employee’s compensation and benefits package may be adjusted to confirm to the compensation and benefits practices of Buckingham Strategic Wealth and (B) severance benefits providing no less than two (2) weeks’ base salary for each such Continuing Employee for every year of service with the Acquired Companies, Parent, any of their respective Affiliates or any of their respective predecessors in the event of an involuntary termination without cause.  If the Continuing Employees participate in any employee benefit plan, program or arrangement maintained by Parent or its Affiliates (the “Parent Plans”), Parent shall, or shall cause its Affiliates or the Acquired Companies to, (i) provide coverage for Continuing Employees and their eligible dependents under its or their medical, dental and health plans without interruption of coverage; (ii) cause there to be waived any pre-existing condition, actively at work requirements and waiting periods; and (iii) cause the Parent Plans to honor any expenses incurred by the Continuing Employees and their eligible dependents under similar plans of the Acquired Companies during the portion of the calendar year up to the date that coverage under an Employee Plan is replaced with coverage under such Parent Plan for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(b)                                 Nothing contained in this Section 5.11, express or implied, is intended to confer upon any Person, including any current or former employee of any Acquired Company, any right, benefit, or remedy of any nature whatsoever under or by reason of this Section 5.11, including any right to continued employment for any period or continued receipt of any specific employee benefit, any status as a third party beneficiary of this Agreement with the ability to enforce rights as if it were a party to this Agreement, or shall constitute an amendment to or any other modification of (or an undertaking to amend or modify) any Parent Plan or Employee Plan.  Furthermore, nothing contained herein shall (i) change the status of the Continuing Employees as at-will employees (to the extent they are at-will employees immediately prior to the Closing) or (ii) prevent Parent, its Affiliates or the Acquired Companies from terminating the employment of any Continuing Employee or any other employee at any time.

Section 5.12                            Section 15(f).

(a)                                 Each of Parent and Newco acknowledges that the Company is entering into this Agreement in reliance upon the benefits and protections provided by Section 15(f) of the Investment Company Act and that the Company Stockholders will be relying on the same benefits and protections in approving the transactions contemplated hereby.  Parent and Newco shall seek to, to the extent within their reasonable control, ensure compliance with Section 15(f) of the Investment Company Act and all of its conditions as they apply in respect of the Regulated Funds to the transactions contemplated by this Agreement so as to assure that the benefits and protections of Section 15(f) of the Investment Company Act extend to the Company and its Affiliates.  For the avoidance of doubt, Parent and Newco shall use their best efforts to cause their Affiliates to comply with the provisions Section 15(f) of the Investment Company Act in relation to the Company.  In that regard, subject to compliance with its fiduciary duties, each of Parent and

Newco shall conduct its business and shall, to the extent within their reasonable control, cause each of their respective Affiliates to conduct their respective businesses so as to assure that:

(i)                                     for a period of three (3) years after the Closing, at least 75% of the members of the boards of directors or trustees of each Regulated Fund are not (A) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Regulated Fund after the Closing or (B) “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act) of the investment adviser of such Regulated Fund immediately prior to the Closing; and

(ii)                                  for a period of two (2) years after the Closing, there shall not be imposed on any Regulated Fund an “unfair burden” (as set forth and described in Section 15(f) of the Investment Company Act) as a result of the transactions contemplated by this Agreement, or any express or implied terms, conditions or understandings applicable thereto.

(b)                                 For a period of three (3) years from the Closing, each of Parent and Newco shall not engage, and shall cause their respective Affiliates not to engage, in any transaction that would constitute an “assignment” (as defined in the Investment Company Act) of any Regulated Fund Investment Services Contract between (i) either (A) Parent, Newco or any of their respective Affiliates, or (B) the Company and (ii) any Regulated Fund without first obtaining a covenant, for the benefit of the Company, Regulated Funds and Company Stockholders, in all material respects the same as that contained in this Section 5.12.

Section 5.13                            2018 Interim Financial Statements.  The Company shall use reasonable best efforts to (a) by no later than October 31, 2018, deliver to Parent for its review a copy of the draft unaudited consolidated balance sheet and the related statements of operations and cash flows of the Company and its Subsidiaries for the nine-month period ending September 30, 2018, on a comparative basis as compared to the unaudited consolidated balance sheet and the related statements of operations and cash flow of the Company and its Subsidiaries for the nine-month period ending September 30, 2017, in draft form, as reviewed by KPMG LLP, and (b) thereafter, and prior to the Closing Date (but after giving Parent an opportunity to review and discuss with the Company the deliverables under the foregoing clause (a)), deliver to Parent a copy of the final unaudited consolidated balance sheet and the related statements of operations and cash flows of the Company and its Subsidiaries for the nine-month period ending September 30, 2018, on a comparative basis as compared to the unaudited consolidated balance sheet and the related statements of operations and cash flow of the Company and its Subsidiaries for the nine-month period ending September 30, 2017, as reviewed by KPMG LLP (the financial statements under the foregoing clause (b), the “2018 Interim Financial Statements”).  The costs of KPMG LLP’s review of the 2018 Interim Financial Statements shall be borne by Parent.

Section 5.14                            Return of Company Information.    The Company shall, or shall cause its applicable Affiliates to, request the return or destruction of any information relating to the Company and its Subsidiaries and their business that had been previously furnished to any Person (other than Parent, its Affiliates or their respective representatives) for purposes of evaluating a potential transaction with respect to the Company and its Subsidiaries or their business to the extent such return or destruction is contractually required.

Section 5.15                            Further Assurances.  From and after the Closing, upon reasonable request of the Stockholder Representative, on the one hand, or Parent, on the other hand, the other party or parties shall, at its or their own expense, do such further acts as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the transactions contemplated hereby.

Section 5.16                            Tax Matters.

(a)                                 Intended Tax Treatment.  Each of Parent and the Company will use its reasonable best efforts to cause the Integrated Mergers, taken together, to qualify, and will not take or knowingly fail to take (and will cause its Subsidiaries not to take or knowingly fail to take) any action that could reasonably be expected to prevent or impede the Integrated Mergers, taken together, from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”); provided, however, that no party shall be required to alter the amount, nature, or mixture of consideration payable, or to be received, pursuant to Article II. For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or good-faith administrative settlement with (or final administrative decision by) the relevant Governmental Entity.

(b)                                 Proration of Straddle Period Taxes.  For purposes of determining the portion of any Taxes that are payable with respect to any Straddle Period that are Pre-Closing Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)                                     in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of the Company and its Subsidiaries (and each partnership in which the Company and its Subsidiaries is a partner) ended with (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)                                  in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of the Company or any Subsidiary, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

(c)                                  Parent, the Company, and the Stockholder Representative shall cooperate fully as and to the extent reasonably requested by any other party in connection with the preparation and filing of Tax Returns and any Tax Proceeding.  Such cooperation shall include the retention and (upon any other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d)                                 The Stockholder Representative shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries required to be filed after the Closing Date for all Pre-Closing Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice and Section 5.16(f) except to the extent otherwise required by applicable Law.  Reasonably in advance of the due date for filing any such Tax Return (which, in the case of income Tax Returns shall be no later than thirty (30) days prior to the due date for filing such Tax Return) the Stockholder Representative shall deliver or cause to be delivered a draft of such Tax Return, together with all supporting documentation and workpapers, to Parent for its review and reasonable comment.  Parent shall provide any comments on any Tax Return in writing to the Stockholder Representative reasonably in advance of the due date for filing the Tax Return (which, in the case of income Tax Returns shall be no later than ten (10) days prior the due date for filing such Tax Return).  If the Stockholder Representative agrees in writing with Parent’s comments, Parent will cause such Tax Return (as revised to incorporate Parent’s reasonable comments that are agreed to in writing by the Stockholder Representative) to be timely filed and will provide a copy thereof to the Stockholder Representative. If the Stockholder Representative does not agree in writing with Parent’s comments, the parties will cooperate to resolve any disagreement prior to the due date for filing the Tax Return. If the parties have not resolved any disagreement prior to the due date, then (i) Parent will cause such Tax Return (as drafted by the Stockholder Representative) to be timely filed and will provide a copy thereof to the Stockholder Representative, (ii) the parties shall resolve any disagreement through the procedures provided in Section 2.14(e) and (iii) upon resolution of any disagreement, the parties shall amend any Tax Return if necessary, and Parent shall file such amended Tax Return and provide a copy to the Stockholder Representative.  Parent will (and will cause the Surviving Corporation to) cooperate with the Stockholder Representative to enable the Stockholder Representative to utilize the Surviving Corporation’s existing tax return preparation firm(s) (the “Accounting Firm”). Such cooperation may include providing access to books and records and accounting staff, and delegating authority to the Stockholder Representative under the Accounting Firm’s engagement agreement sufficient for the Accounting Firm to take direction from the Stockholder Representative, or otherwise ensuring that the Stockholder Representative will have access to (and the ability to direct, even if indirectly through the Surviving Corporation) the Accounting Firm.

(e)                                  Parent shall prepare or cause to be prepared all Tax Returns of the Company and its Subsidiaries for all Straddle Periods.  Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Law.  Reasonably in advance of the due date for filing any such Tax Return (which, in the case of income Tax Returns shall be no later than thirty (30) days prior to the due date for filing such Tax Return) Parent shall deliver a draft of such Tax Return, together with all supporting documentation and workpapers, to the Stockholder Representative for its review and reasonable comment.  The Stockholder Representative shall provide any comments on any Tax Return in writing to Parent reasonably in advance of the due date for filing the Tax Return (which, in the case of income Tax Returns shall be no later than ten (10) days prior the due date for filing such Tax Return).  If Parent agrees in writing with the Stockholder Representative’s comments, Parent will cause such Tax

Return (as revised to incorporate the Stockholder Representative’s reasonable comments) to be timely filed and will provide a copy thereof to the Stockholder Representative. If Parent does not agree in writing with the Stockholder Representative’s comments, the parties will cooperate to resolve any disagreement prior to the due date for filing the Tax Return. If the parties have not resolved any disagreement prior to the due date, then (i) Parent will cause such Tax Return (as drafted by Parent) to be timely filed and will provide a copy thereof to the Stockholder Representative, (ii) the parties shall resolve any disagreement through the procedures provided in Section 2.14(e) and (iii) upon resolution of any disagreement, the parties shall amend any Tax Return if necessary, and Parent shall file such amended Tax Return and provide a copy to the Stockholder Representative.

(f)                                   Parent shall cause the amount of any and all Tax refunds or Tax credits attributable to a Pre-Closing Period that are received or utilized by Parent or any of Parent’s Affiliates to be promptly paid to the Paying Agent (for payment to the Company Securityholders) within five (5) Business Day of receipt or utilization of such Tax refund or Tax credit.

(g)                                  Unless otherwise required by applicable Law, any Tax deductions attributable to or arising from any vesting (including acceleration thereof) and/or payment on or with respect to any Company Equity Securities, bonus, severance payments, or other vesting or payments that become payable or vested on or before the Closing Date as a result of the consummation of the transactions contemplated by this Agreement, shall be deducted in the Pre-Closing Period or, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date

Section 5.17                            Transition Planning.  On or promptly following the date hereof, the Company and Parent shall begin transition planning relating to payroll, treasury management systems, financial reporting and control systems in order to facilitate the migration, after the Closing Date, of (a) the payroll and treasury management systems used by the Company to the Parent system used by Buckingham, and (b) the financial reporting and control systems used by the Company to the Buckingham Great Plains system.

Section 5.18                            Code Section 280G.  Prior to the Closing, the Company will (a) use reasonable best efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) of any Acquired Company who may receive payment or benefits that are “contingent” within the meaning of Code Section 280G on the transactions contemplated by this Agreement that could reasonably be expected to constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code), a waiver by such individual of any and all such parachute payments (or portions thereof) whose aggregate present value exceeds the amount that is one dollar less than three times the individual’s “base amount” (within the meaning of Section 280G(b)(3) of the Code) (any such waived payments, the “Waived Payments”) and (b) submit to a shareholder vote (in a manner intended to comply with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any “disqualified individual” who executed a waiver agreement as contemplated by clause (a) to receive or retain his or her Waived Payments.  Prior to delivery to the stockholders and disqualified individuals of documents in connection with the waiver and stockholder approval contemplated under this paragraph, the Company will provide Parent or its counsel (i) a table setting forth all excess parachute payments and the accompanying computations, along with the assumptions used in the determination of such excess parachute payments, and (ii) a reasonable opportunity to review such information and comment on the form of waiver, the disclosure statement to be provided to stockholders, and all other applicable documents to be delivered to the stockholders and disqualified individuals in connection with the vote.  The Company shall deliver to Parent prior to the Closing evidence (i) that a vote of the Company’s stockholders was solicited in conformance with Section 280G of the Code for the Waived Payments and (ii) if such vote was conducted, either that the requisite approval of the Company’s stockholders was obtained with respect to the Waived Payments or that the approval was not obtained and as a consequence, pursuant to the waivers, such Waived Payments shall not be made or provided.  Nothing in this Section 5.18 shall be construed to require the Company or any other Acquired Company to actually obtain a waiver of payments and/or benefits from any “disqualified individual” (as defined in Section 280G(c) of the Code).  To the extent that Parent or any of its Affiliates enter into or negotiate compensation arrangements with any “disqualified individual” (within the meaning of Section 280G) of any of the Acquired Companies that could result in such Person’s receipt of any “parachute payments” (within the meaning of Section 280G) (“Buyer Payments”), then Parent shall promptly notify the Company of the amount, if any, of the Buyer Payments that are required to be included in the Section 280G calculations and waiver materials (along with a description of such “parachute payments” (within the meaning of Section 280G)).

Section 5.19                            Cybersecurity Matters.  On or promptly following the date hereof, the Company shall engage an independent third-party cybersecurity audit firm, which shall be selected and engaged by the Company subject to Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed), to conduct and complete penetration testing of the Company’s network systems by no later than October 31, 2018.  Following the completion of such testing, the Company shall use reasonable best efforts to implement the recommendations of such cybersecurity audit firm as a result of such testing, and to provide Parent with confirmation of such implementation, prior to the Closing Date.  The fees and costs of such cybersecurity audit firm associated with such engagement shall be borne by Parent.

ARTICLE VI.
CONDITIONS TO CLOSING

Section 6.1                                   Mutual Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

(a)                                 No Injunction.  At the Effective Time there shall be no effective Governmental Order issued by a court or Governmental Entity of competent jurisdiction to the effect that the Merger may not be consummated as herein provided.

(b)                                 HSR Waiting Period.  Any waiting period (and any extension thereof) under the HSR Act or other Competition/Investment Law applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

Section 6.2                                   Conditions to the Obligations of Parent and Newco.  The obligations of Parent and Newco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by Parent and Newco:

(a)                                 Representations, Warranties and Covenants.  The Company Fundamental Representations (other than Section 3.9 (Taxes)) shall each be true and correct in all respects, in each case, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to another date); provided that Section 3.2 shall be subject to de minimis deviations provided that such deviations are reflected in the Securityholder Payment Schedule.  All other representations and warranties made by the Company in this Agreement and any certificate delivered by the Company pursuant to this Agreement shall be true and correct in all respects (without regard to materiality qualifiers or Company Material Adverse Effect qualifiers contained therein except for Section 3.6(b)(ii) and the definition of Material Contract), in each case, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (or on the date when made in the case of any representation or warranty which specifically relates to another date), except where the failure of such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.  The Company shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by it under the terms of this Agreement prior to the Closing.

(b)                                 Company Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect.

(c)                                  BD Subsidiary.  Prior to or at the Closing, the Company shall have delivered evidence in form and substance reasonably satisfactory to Parent of the effectiveness of either the BD Sub Withdrawal and Liquidation or the BD Sub Amendment.

(d)                                 New Manco Principals.  Either or both of Alexander Potts and Michael Clinton (collectively, the “New Manco Principals”) shall (x) stand ready, willing and able to perform their service relationship as members of BAM Manco on the Closing Date on the terms and conditions agreed to between such New Manco Principal and BAM Manco on the date of this Agreement, and (y) not have indicated that such New Manco Principal will not remain in an active service relationship as a member of BAM Manco following the Closing on the terms and conditions agreed to between such New Manco Principal and BAM Manco on the date of this Agreement.

(e)                                  Employee Loans and Advisor Receivables.  (i) Loans extended by the Company and its Subsidiaries to their employees shall have been repaid in full by the applicable employees or forgiven and Parent shall have received evidence in form and substance reasonably acceptable to Parent reflecting each such repayment or forgiveness and termination of each such loan, and (ii) all Advisor Receivables shall have been repaid in full by the applicable Advisors and/or transferred and sold to a Person other than any of the Acquired Companies, and Parent shall have received evidence in form and substance reasonably acceptable to Parent reflecting each such repayment and termination and/or each such transfer and sale of each such Advisor Receivable.

(f)                                   Client Consents.  The Company shall have obtained the consents described in Section 5.9(a) in respect of the Investment Services Contracts and Indirect Client Contracts (i.e., affirmative consent, or, in the case of Negative Consent Eligible Contracts, deemed consent, in accordance with the requirements of Section 5.8(a)) that represent at least eighty-five percent (85%) of the Acquired Companies’ aggregate annual run-rate revenue for all client accounts of the Acquired Companies (other than any revenue generated from Regulated Funds) for the twelve (12) month period ending on the date hereof.

(g)                                  Closing Deliveries.  Prior to or at the Closing, the Company shall have delivered the following closing documents in form and substance reasonably acceptable to Parent:

(i)                                     a certificate of a duly authorized officer of the Company, dated the Closing Date, to the effect that the conditions specified in Section 6.2(a) and Section 6.2(b) have been satisfied and attaching to the certificate a copy of a certification of good standing from the jurisdiction of organization of each Acquired Company which shall not be dated more than fifteen (15) days prior to the Closing Date;

(ii)                                  a certified copy of the resolutions of the Company’s board of directors authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby;

(iii)                               a certificate of the Company, issued pursuant to and in compliance with (including the making of any required filings with the IRS) Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that as of the Closing Date an interest in the Company is not a U.S. real property interest within the meaning of Section 897 of the Code;

(iv)                              Payoff Letters in respect of the Closing Date Indebtedness (other than any Indebtedness described in clause (iv) of the definition thereof in respect of capital leases), together with evidence of the release of all Liens on the Acquired Companies securing such Closing Date Indebtedness (other than Permitted Liens);

(v)                                 a certificate of a duly authorized officer of the Regulated Trust Board evidencing its adoption of resolutions demonstrating: (A) the approvals set forth in Sections 5.9(b)(i), (ii) and (iv); (B) the calling of a meeting of shareholders of each Regulated Fund to be held within forty five (45) days after the Closing Date (or such other date mutually agreed to by the Company and Parent) to be held in accordance with applicable Law for the purpose of approving the new Regulated Fund Investment Services Contract for such Regulated Fund and the setting of a record date for such meeting; and (C) the Regulated Trust Board’s adoption of a recommendation that each Regulated Fund’s shareholders approve the new Regulated Fund Investment Services Contract for such Regulated Fund;

(vi)                              evidence that the definitive Proxy Materials were duly filed with the SEC in accordance with applicable Law and that such materials have been mailed to the applicable shareholders;

(vii)                           the Subadvisory Consent;

(viii)                        signature pages to the Interim Agreements, duly signed by the Regulated Trust on behalf of each Regulated Fund; and

(ix)                              any other Merger Document to which the Company is a party, in each case, duly executed by the Company.

Section 6.3                                   Conditions to the Obligations of the Company.  The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, in writing by the Company:

(a)                                 Representations, Warranties and Covenants.  The Parent Fundamental Representations shall each be true and correct in all respects, in each case, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or on the date when made in the case of any representation or warranty which specifically relates to another date).  All other representations and warranties made by Parent and Newco in this Agreement and any certificate delivered by Parent and Newco pursuant to this Agreement shall be true and correct in all respects (without regard to materiality qualifiers or Parent Material Adverse Effect qualifiers contained therein), in each case, on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (or on the date when made in the case of any representation or warranty which specifically relates to another date), except where the failure of such representations and warranties to be so true and correct in all respects, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.  Parent and Newco shall have duly performed or complied with, in all material respects, all of the covenants and obligations to be performed or complied with by each of them under the terms of this Agreement prior to the Closing.

(b)                                 Registration Rights Agreement.  Parent shall have delivered to the Company for the benefit of each recipient of Focus Stock pursuant to Section 2.8(b), the Registration Rights Agreement, duly executed by Parent, in substantially the form of Exhibit E attached hereto (the “Registration Rights Agreement”).

(c)                                  Parent Material Adverse Effect.  Since the date of this Agreement, there shall not have been a Parent Material Adverse Effect.  The Focus Stock shall be authorized and approved for listing on a stock exchange or admitted to trading and quoted on the NASDAQ Global Select Market or other national stock exchange.

(d)                                 Reorganization.  Since the date of this Agreement, there shall not have occurred any change in Law or change in IRS published guidance that would result in the Integrated Mergers, taken together, failing to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(e)                                  Closing Deliveries.  Prior to or at the Closing, Parent and Newco shall have delivered to the Company the following closing documents in form and substance reasonably acceptable to the Company:

(i)                                     certificates of duly authorized officers of each of Parent and Newco, dated the Closing Date, to the effect that the condition specified in Section 6.3(a) has been satisfied;

(ii)                                  certified copies of the resolutions of the board of directors of each of Parent and Newco authorizing the execution, delivery and consummation of this Agreement and the transactions contemplated hereby and thereby;

(iii)                               certified copies of the resolutions of Parent, in its capacity as the sole stockholder of Newco, adopting and approving this Agreement and the Merger; and

(iv)                              any other Merger Document to which Parent is a party, in each case, duly executed by Parent.

ARTICLE VII.
TERMINATION

Section 7.1                                   Termination.  This Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding the approval thereof by the stockholders of the Company, at any time prior to Closing as follows:

(a)                                 by mutual written consent of the Company, Parent and Newco;

(b)                                 by either the Company or Parent, by written notice to the other party, if the Merger shall not have been consummated on or before January 25, 2019 (the “Termination Date”), unless extended by written agreement of the parties hereto; provided, however, that the right to terminate this Agreement and abandon the Merger under this paragraph shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(c)                                  by either the Company or Parent, by written notice to the other party, if a Governmental Entity shall have issued a Governmental Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Governmental Order or other action is final and nonappealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be primarily due to the failure of Parent or Newco (if Parent is seeking to terminate this Agreement), or of the Company (if the Company is seeking to terminate this Agreement), to have fulfilled any of its obligations under this Agreement;

(d)                                 by Parent, by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) would be incapable of being satisfied by the Termination Date or, if curable, is not cured within thirty (30) days following the receipt of written notice by the Company from Parent of such breach, but in no event later than the Termination Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 7.1(d) if Parent is in material breach of this Agreement);

(e)                                  by the Company, by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Newco set forth in this Agreement, or if any representation or warranty of Parent or Newco shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) would be incapable of being satisfied by the Termination Date or, if curable, is not cured within thirty (30) days following the receipt of written notice by Parent from the Company of such breach, but in no event later than the Termination Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if the Company is in material breach of this Agreement); or

(f)                                   by Parent, by written notice to the Company, if the Written Consent has not been delivered within three (3) Business Days after the execution hereof.

Section 7.2                                   Effect of Termination. If this Agreement is terminated pursuant to Article VII hereof, this entire Agreement shall forthwith become void and have no effect and all rights and obligations of the parties hereunder shall terminate and no party shall have any liability to the other party, other than this Section 7.2 and the provisions of Article IX and Article X and under the Confidentiality Agreement, each of which shall survive the termination of this Agreement; provided, however, that termination shall not relieve any party from liability for any willful breach of this Agreement.  Any “willful breach” means a breach or failure to perform, in each case, that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE VIII.
SURVIVAL; INDEMNIFICATION

Section 8.1                                   Survival.  All of the representations, warranties and covenants of the parties contained in this Agreement or in a certificate delivered at Closing shall survive the Closing hereunder and continue in full force and effect until the twelve (12) month anniversary of the Closing Date (the “General Survival Expiration Date”), except that (a) the representations and warranties in Sections 3.1(a) and (b) (Organization and Qualification), Section 3.2 (Capitalization of the Company; Subsidiaries), Section 3.3 (Authorization), Section 3.4(a)(A), 3.4(b) and 3.4(c) (Consents and Approvals; No Violations), and Section 3.18 (Brokers) shall survive the Closing and remain in full force and effect until the six (6) year anniversary of the Closing Date, (b) the representations and warranties in Section 3.9 (Tax Matters) shall survive the Closing and remain in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (including any extension thereof) (the representations and warranties listed in clauses (a) and (b), collectively, the “Company Fundamental Representations” and the other representations and warranties set forth in Article III, collectively, the “Company Basic Representations”), (c) the representations and warranties in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3(a) (Consents and Approvals; No Violations), Section 4.6 (Brokers) and Section 4.12(d) and 4.12(e) (Capitalization) (collectively, the “Parent Fundamental Representations”) shall survive the Closing and remain in full force and effect until the six (6) year anniversary of the Closing Date, and (d) those covenants which by their terms contemplate performance after the Closing shall survive the Closing for the period contemplated by their respective terms until fully performed.  Notwithstanding the foregoing, if prior to the expiration of the claims periods specified above, an Indemnified Party shall have asserted a claim made in good faith for indemnity hereunder and such claim shall not have been fully resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof (whether or not the claim has been filed with the applicable Governmental Entity at the expiration of the specified period of survival).

Section 8.2                                   Indemnification.

(a)                                 Indemnification by Company Securityholders for Company Matters.  Subject to the limitations set forth in this Article VIII, following the Closing, the Company Securityholders (severally and not jointly, as hereinafter provided) shall indemnify the Parent Covered Parties and hold them harmless against any Loss, whether or not related to a Third Party Claim, that such Parent Covered Party suffers or incurs as a result of or in connection with:

(i)                                     any breach of the representations and warranties of the Company set forth in Article III of this Agreement (or any certificate delivered at Closing by or on behalf of the Company);

(ii)                                  without duplication of any amounts in Section 8.2(a)(i), any Pre-Closing Taxes, but solely to the extent not reflected as a Current Liability in Closing Working Capital as finally determined pursuant to Section 2.14; and

(iii)                               the Specified Litigation (for the avoidance of doubt, no claim may be made under Section 8.2(a)(i) with respect to the Specified Litigation).

(b)                                 Indemnification by Parent.  Subject to the limitations set forth in this Article VIII, following the Closing, Parent shall indemnify each Securityholder Covered Party and hold him, her or it harmless against any Loss, whether or not related to a Third Party Claim, that such Securityholder Covered Party suffers or incurs as a result of or in connection with:

(i)                                     any breach of the representations and warranties of Parent and Newco set forth in Article IV of this Agreement (or in the certificate delivered at Closing by or on behalf Parent and Newco);

(ii)                                  any breach of any payment obligation of Parent or Newco set forth in this Agreement; and

(iii)                               any breach of any covenant set forth in this Agreement (other than covenants in respect of payment obligations of Parent or Newco) to be performed following the Closing by Parent, the Surviving Corporation or the Ultimate Surviving Corporation.

Section 8.3                                   Limitations to Indemnification; Manner of Payment.

(a)                                 Deductible.  As to any claim for indemnification pursuant to Section 8.2(a)(i) (except with respect to breaches of the Company Fundamental Representations) by the Parent Covered Parties and Section 8.2(b) (except with respect to breaches of the Parent Fundamental Representations and Section 4.7 (Financial Capability)) by the Securityholder Covered Parties, the Parent Covered Parties or Securityholder Covered Parties, as applicable, shall not be entitled to indemnification until (i) the Losses for any individual claim or series of related claims which the Parent Covered Parties or Securityholder Covered Parties, as applicable, have incurred pursuant to such applicable Sections exceeds ten thousand dollars ($10,000) (the “De Minimis Amount”) and (ii) all Losses incurred pursuant to such applicable Sections in excess of the De Minimis Amount exceed, in the aggregate, an amount equal to $1,175,000 (the “Deductible”), in which case such Indemnified Party shall be entitled to indemnification only to the extent (and solely with respect to the amount that) such aggregate Losses incurred pursuant to such applicable Sections exceed the Deductible; provided that the foregoing limitations shall not apply in case of Fraud in accordance with Section 8.3(e) below.

(b)                                 General Indemnity Cap.

(i)                                     In no event shall the Company Securityholders be liable in the aggregate for any Losses as to claims for indemnification pursuant to Section 8.2(a)(i) in excess of $1,175,000 (the “General Indemnity Cap”); provided that Losses arising out of any breach of the Company Fundamental Representations shall not be subject to the General Indemnity Cap; provided, further, that the foregoing limitations shall not apply in case of Fraud in accordance with Section 8.3(e) below.

(ii)                                  In no event shall Parent be liable for any Losses as to claims for indemnification pursuant to Section 8.2(b)(i) in excess of the General Indemnity Cap; provided that Losses arising out of any breach of the Parent Fundamental Representations shall not be subject to the General Indemnity Cap; provided, further, that the foregoing limitations shall not apply in case of Fraud in accordance with Section 8.3(e) below.

(c)                                  Ultimate Indemnity Cap.

(i)                                     In no event shall any Company Securityholders be liable in the aggregate for any Losses, as to claims for indemnification pursuant to Section 8.2(a)(i) and Section 8.2(a)(ii), in excess of such Company Securityholder’s Pro Rata Share of the Indemnity Escrow Amount and all other Distributions subject to set-off in the manner set forth in Section 8.3(d)(ii); provided that the foregoing limitations shall not apply in case of Fraud in accordance with Section 8.3(e) below.

(ii)                                  Any claims for Losses pursuant to Section 8.2(b)(ii) arising out of a failure of Parent or Newco to make a particular payment set forth in this Agreement shall be subject to an aggregate cap equal to (x) the aggregate amount of such payment payable by Parent or Newco under this Agreement plus (y) all reasonable attorneys’ fees and expenses incurred in connection with any Proceeding brought by the Securityholder Covered Parties pursuant to this Article VIII in connection with Parent’s or Newco’s failure to make such payment.

(iii)                               In no event shall Parent be liable for any Losses as to all claims for indemnification pursuant to Section 8.2(b)(i) or (iii) in excess of an aggregate amount equal to the sum of (x) the Six-Month Payment plus the Twelve-Month Payment plus the maximum potential Earn-Out Payments (whether in cash or the form of Focus Stock) less (y) the amount of any of the foregoing Distributions actually paid as of the time of such indemnification claim plus (z) $23,000,000.

(d)                                 Manner of Payment.

(i)                                     Any amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company

Basic Representations after the Deductible has been exceeded, shall be recovered first from the Indemnity Escrow Account (in an amount not to exceed one million one hundred seventy five thousand dollars ($1,175,000)) until the retention amount under the R&W Insurance Policy has been satisfied, and within three (3) Business Days of mutual agreement of the amount of Losses subject to indemnification hereunder, Parent and the Stockholder Representative shall deliver written instructions to the Escrow Agent to disburse such amount from the Indemnity Escrow Account.  After the retention amount under the R&W Insurance Policy has been satisfied, any further amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company Basic Representations shall be recoverable solely and exclusively under the R&W Insurance Policy.

(ii)                                  Any amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company Fundamental Representations and/or a claim pursuant to Section 8.2(a)(ii) shall be recovered in the following order: (A) first, from the Indemnity Escrow Account until the retention amount under the R&W Insurance Policy has been satisfied or the amounts in the Indemnity Escrow Account have been exhausted and within three (3) Business Days of mutual agreement of the amount of Losses subject to indemnification hereunder, Parent and the Stockholder Representative shall deliver written instructions to the Escrow Agent to disburse such amount from the Indemnity Escrow Account, and then (B) from the R&W Insurance Policy until the R&W Insurance Policy has been exhausted (if the R&W Insurance Policy responds to such Loss), and then (C) from the Indemnity Escrow Account (to the extent there are then any funds remaining in the Indemnity Escrow Account) and Parent and the Stockholder Representative shall promptly deliver all necessary written instructions to the Escrow Agent to effect such release, and (D) then, solely and exclusively by set-off by Parent against Earn-Out Payments and any payments pursuant to Section 2.14(d) to be paid to the Company Securityholders in accordance with this Agreement.  To the extent an Earn-Out Payment or other payment pursuant to Section 2.14(d) becomes payable at such time as a claim is pending for which Parent would have a set-off right pursuant to this Section 8.3(d), such portion as would be subject to set-off shall be placed in escrow with the Escrow Agent pending satisfaction of such claim pursuant to an amendment to the Escrow Agreement to provide for such deposit into a separate escrow account and related release upon written instructions of Parent and the Stockholder Representative.

(iii)                               Any amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(iii) shall be recovered in the following order: (A) first, from the Litigation Escrow Account to the extent of the funds held therein, (B) second, from the Indemnity Escrow Account and the Adjustment Escrow Account to the extent of the funds held therein and (C) then, solely and exclusively by set-off by Parent against Earn-Out Payments to be paid to the Company Securityholders in accordance with this Agreement; provided that the amount that may be recovered pursuant to the foregoing clause (B) or (C) shall not exceed five million dollars ($5,000,000).

(iv)                              The parties acknowledge and agree that, except with respect to any other Merger Document to which a Company Securityholder is a direct party, no Parent Covered Party may recover directly against a Company Securityholder for any claim under this Agreement, other than in the case of Fraud as described in Section 8.3(e).  Following the Closing, other than in the case of claims for Fraud in accordance with Section 8.3(e) or actions for specific performance pursuant to Section 10.14, the indemnification provisions set forth in this Article VIII shall be the sole and exclusive remedy of the Parent Covered Parties against any Company Securityholder for any claims under this Agreement.  Notwithstanding anything to the contrary herein, any Parent Covered Party may seek to obtain recovery for any Loss in any temporal order it chooses, regardless of the temporal order in which such Parent Covered Party incurred such Loss, including, for the avoidance of doubt, seeking recovery of amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company Basic Representations prior to seeking recovery of amounts owing to any Parent Covered Party pursuant to Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company Fundamental Representations and/or a claim pursuant to Section 8.2(a)(ii).  In order to determine its desired order of recovery, any Parent Covered Party may defer its right to seek recovery of any Losses claimed under Section 8.2(a)(i) arising out of any breach of any of the Company Fundamental Representations and/or a claim pursuant to Section 8.2(a)(ii) until immediately prior to the General Survival Expiration Date, and such deferral shall not prejudice such Parent Covered Party’s rights pursuant to this Article VIII or otherwise in any manner; provided that the foregoing shall in no event affect any Parent Covered Party’s obligations to provide prompt notice of claims for indemnification as provided in this Article VIII.

(e)                                  Fraud.  For the avoidance of doubt, the foregoing limitations set forth in this Section 8.3 shall not apply to claims for Fraud brought against the perpetrators of such Fraud.

(f)                                   Additional Indemnification Provisions.

(i)                                     The amount of any Losses for which indemnification is provided under this Article VIII shall be net of (A) insurance proceeds (other than proceeds from the R&W Insurance Policy) actually recovered by the Indemnified Party in respect of such Losses (net of any out-of-pocket costs incurred in connection with such recovery and any increases in premium) and (B) recoveries from third parties (other than recoveries from the R&W Insurance Policy) pursuant to indemnification or otherwise (net of any out-of-pocket costs incurred in connection with such recovery).

(ii)                                  If any Indemnified Party receives such insurance proceeds or indemnity or similar payments (other than proceeds or payments from the R&W Insurance Policy) after being indemnified with respect to some or all of any Losses, such Indemnified Party shall pay to the Indemnifying Party the lesser of (A) the amount of such insurance proceeds or indemnity or similar payment actually received, less reasonable attorney’s fees and other reasonable out-of-pocket expenses incurred in connection with such recovery and (B) the aggregate amount paid by the Indemnifying Party to such Indemnified Party with respect to such Losses.

(iii)                               No Indemnifying Party shall be liable pursuant to this Article VIII for any punitive or special damages except, in each case, to the extent constituting part of a Third Party Claim.

(iv)                              For the purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty of the Company, Parent or Newco shall be determined (both for purposes of determining whether an inaccuracy or breach has occurred and the amount of Losses attributable thereto) without giving effect to any materiality, Company Material Adverse Effect or similar qualification contained in or otherwise applicable to any such representation or warranty, except for Section 3.6(b)(ii) and the definition of Material Contract.

(v)                                 The right to indemnification pursuant to this Article VIII shall not be affected by any investigation conducted at any time, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement; provided, however, that no Parent Covered Party may bring a claim for breach of the second sentence of Section 3.22 if any Parent Covered Party had actual knowledge of the facts resulting in such breach as of the date of delivery of the Closing Statement or if such claim is with respect to any item of Closing Date Indebtedness or Seller Expenses that were reflected in the calculation of the Final Merger Consideration.

(vi)                              Each Company Securityholder expressly waives any right of indemnification (including, for the avoidance of doubt, pursuant to Section 5.5), contribution from, subrogation to or recovery against the Acquired Companies in connection with any Losses to be paid to the Parent Covered Parties under this Article VIII.

(vii)                           Amounts paid to or on behalf of the Company Securityholders or Parent as indemnification under this Article VIII or any other remedy based on covenants and agreements in this Agreement shall be treated as adjustments to the aggregate Final Merger Consideration payable hereunder for all foreign, U.S. federal, state and local income Tax purposes unless otherwise required by applicable Law.

(g)                                  Pre-Closing Breach.  With respect to any breach set forth in the Closing No Claims Declaration delivered by Parent at Closing pursuant to the R&W Insurance Policy in respect of an Interim Breach (as defined in the R&W Insurance Policy) (a “Pre-Closing Breach”), if Losses in respect of the Pre-Closing Breach exceed the Deductible (in the event such Pre-Closing Breach would be a breach of any of the Company Basic Representations), then notwithstanding any provision of this Agreement to the contrary, to the extent any portion of such claim in respect of such Pre-Closing Breach remains unpaid upon exhaustion of the amounts in the Indemnity Escrow Account, then such remaining claim amount may be satisfied solely and exclusively by set-off by Parent against Earn-Out Payments to be paid to the Company Securityholders in accordance with this Agreement; provided that the amount that may be recovered by set-off shall not exceed ten million dollars ($10,000,000). No claim with respect to a Pre-Closing Breach may be made after the sixth (6th) anniversary of the Closing.

Section 8.4                                   Indemnification Procedures.  Any claim or demand for indemnification under this Article VIII (other than pursuant to Section 8.2(a)(iii)) shall be asserted and resolved as follows:

(a)                                 In the event that any Indemnified Party has a claim against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall give the

Indemnifying Party written notice of any matter that such Indemnified Party has determined has given or could give rise to a right of indemnification hereunder, but the failure to provide such notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby.

(b)                                 In the event that any claim for which the Indemnifying Party may be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a “Third Party Claim”), the Indemnified Party shall deliver a notice to the Indemnifying Party promptly after such Indemnified Party has actual knowledge of the assertion of such Third Party Claim, but the failure to provide such notice will not prejudice the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party’s rights are actually prejudiced thereby.  The Indemnifying Party shall have the right to undertake, conduct and control, through counsel of its own choosing reasonably acceptable to the Indemnified Party, and at its own expense, the defense of such Third Party Claim, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided that if the Indemnifying Party is entitled to defend and so elects to defend such Third Party Claim, the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided, further, that the fees and expenses of such counsel shall not be borne by the Indemnifying Party unless the Indemnified Party reasonably determines that conflict of interest exists that makes representation by counsel chosen by the Indemnifying Party inadvisable or that there are additional or different defenses available to it than those available to the Indemnifying Party, in either of which cases, the fees and expenses of counsel for the Indemnified Party shall be borne by the Indemnifying Party.  The Indemnifying Party shall not settle or compromise such Third Party Claim without the Indemnified Party’s consent (which shall not be unreasonably withheld or delayed).  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to undertake, conduct and control the defense of a Third Party Claim if (i) such claim involves potential criminal liability, regulatory matters or significant clients or vendors or other significant relationships of the Indemnified Party, (ii) the Indemnified Party reasonably determines that it would be inappropriate for a single counsel to represent all parties under applicable standards of legal ethics, (iii) such claim seeks an injunction or other equitable relief against the Indemnified Party, or (iv) the Indemnified Party reasonably determines that the Indemnifying Party does not have sufficient resources to satisfy its indemnification obligations or collecting on such obligations in full would be unlikely or impose a significant burden on the Indemnified Party or that the amount of the Third Party Claim if successful would be likely to exceed the Indemnifying Party’s liability under this Agreement.

(c)                                  If the Indemnifying Party does not elect to undertake the defense of the Third Party Claim or if the Indemnifying Party is not entitled to so undertake the defense of such Third Party Claim as provided in Section 8.4(b), the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim in the exercise of its reasonable discretion at the sole cost and expense of the Indemnifying Party; provided that such Third Party Claim shall not be compromised or settled without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(d)                                 Notwithstanding the foregoing, any (i) notices to be provided or received by, and (ii) claims, actions or consents to be taken or made by, any Company Securityholder as an Indemnifying Party or Indemnified Party shall be provided, received, taken or made, as applicable, by the Stockholder Representative on behalf of the applicable Company Securityholder who is the Indemnifying Party or Indemnified Party, but the indemnification rights and obligations themselves shall remain with the relevant Company Securityholders who are Indemnifying Parties, as applicable.  Any indemnification payments to Company Securityholders pursuant to Section 8.2(b) shall be in accordance with the instructions of the Stockholder Representative and subject to Section 2.10(g).

Section 8.5                                   Specified Litigation.  In the event a Parent Covered Party has a claim for Losses arising under Section 8.2(a)(iii), including arising out of an Acquired Company’s obligation to make any payments to the adverse parties in the Specified Litigation as part of a Final Settlement or the incurrence of legal or other fees and expenses in connection with the ongoing defense of the Specified Litigation, Parent shall notify the Stockholder Representative of the amount of such claim, and Parent and the Stockholder Representative shall provide joint written notice to the Escrow Agent to promptly release such payment from the Litigation Escrow Account to Parent.  Parent shall control the defense of the Specified Litigation and upon the request of the Stockholder Representative, Parent shall keep the Stockholder Representative reasonably informed of the status of the Specified Litigation and any potential Final Settlement thereof.  “Final Settlement” means either (i) a settlement of the Specified Litigation pursuant to a duly executed settlement agreement or (ii) the Specified Litigation becomes subject to a final and non-appealable Governmental Order issued by a court or Governmental Entity of competent jurisdiction.

Section 8.6                                   Release of Litigation Escrow.  Within five (5) Business Days of a Final Settlement, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release any funds remaining in the Litigation Escrow Account (for the avoidance of doubt, determined following any payments to Parent required to be made pursuant to Section 8.5) to the Company Securityholders as follows: (a) to the Paying Agent (on behalf of the Company Stockholders), the Company Stockholders’ aggregate Pro Rata Share of such amount, and (b) to the Ultimate Surviving Corporation (on behalf of the holders of Options), such Option holder’s aggregate Pro Rata Share of such amount, and the Ultimate Surviving Corporation shall promptly pay to each holder of Options its Pro Rata Share of such amount; provided, that in the case of payments to employees or former employees of any Acquired Company for which employment Tax withholding is required, such amounts shall be paid through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system.

Section 8.7                                   Release of Indemnity Escrow.  Within five (5) Business Days after the General Survival Expiration Date, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release any funds remaining in the Indemnity Escrow Account (less the aggregate amount reasonably claimed by Parent pursuant to claims made against such funds in accordance with this Agreement and the Escrow Agreement and not fully resolved prior to such date) to the Company Securityholders as follows: (a) to the Paying Agent (on behalf of the Company Stockholders), the Company Stockholders’ aggregate Pro Rata Share of such amount, and (b) to the Ultimate Surviving Corporation (on behalf of the holders of Options), such Option holder’s aggregate Pro Rata Share of such amount, and the Ultimate Surviving Corporation shall promptly pay to each holder of Options its Pro Rata Share of such amount; provided, that in the case of payments to employees or former employees of any Acquired Company for which employment Tax withholding is required, such amounts shall be paid through the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system.  At any time following the

General Survival Expiration Date, to the extent the available portion of the funds remaining in the Indemnity Escrow Account exceeds the aggregate amount claimed by Parent pursuant to claims for indemnification under this Article VIII to be satisfied from the Indemnity Escrow Account and not fully resolved prior to the time of determination, the Stockholder Representative and Parent shall jointly instruct the Escrow Agent to release from the Indemnity Escrow Account any such excess to the Company Securityholders in accordance with the payment procedures set forth immediately above.

ARTICLE IX.
STOCKHOLDERS REPRESENTATIVE

Section 9.1                                   Authorization of Stockholder Representative.

(a)                                 The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute the grant to the Stockholder Representative to act as a representative for the benefit of the each Company Securityholder as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each holder of Company Equity Securities in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)                                     to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Stockholder Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Stockholder Representative, in its sole discretion, determines to be desirable;

(ii)                                  to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Stockholder Representative, in its sole discretion, may deem necessary or desirable;

(iii)                               to receive all notices or other documents given or to be given to any Company Securityholder by Parent pursuant to this Agreement and the other Merger Documents;

(iv)                              as the Stockholder Representative, to enforce and protect the rights and interests of the Company Securityholders and to enforce and protect the rights and interests of the Stockholder Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein, and to take any and all actions which the Stockholder Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Company Securityholders, including to (A) assert any claim or institute any action, proceeding or investigation, and conduct negotiations with Parent, the Ultimate Surviving Corporation and their respective representatives regarding such claim, (B) investigate, defend, settle, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Ultimate Surviving Corporation or any other Person against the Stockholder Representative and/or any of the Company Securityholders,

including any indemnity claim hereunder on behalf of any Company Securityholder arising under this Agreement, and receive process on behalf of any or all Company Securityholders in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Stockholder Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation, (C) file any proofs of debt, claims and petitions as the Stockholder Representative may deem advisable or necessary, (D) settle or compromise any claims asserted under this Agreement and the Escrow Agreement, (E) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated under this Agreement, (F) assume, on behalf of all of the Company Securityholders, the defense of any Third Party Claim (pursuant to the terms of this Agreement) that is the basis of any claim asserted under Article VIII and (G) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation;

(v)                                 to refrain from enforcing any right of the Company Securityholders or any of them and/or the Stockholder Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Stockholder Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Stockholder Representative or by the Company Securityholders unless such waiver is in writing signed by the waiving party or by the Stockholder Representative; and

(vi)                              to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholder Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith.

(b)                                 The Stockholder Representative acknowledges that following the Closing Date, none of Parent, Newco, Merger Sub II, the Company, the Ultimate Surviving Corporation or any of their respective Affiliates shall have any obligation or liability to the Stockholder Representative (except, if applicable, any Affiliate in its capacity as a Company Securityholder), including any obligation or liability pursuant to the SRS Letter Agreement.  The Company Securityholders shall not receive interest or other earnings on the Expense Fund and the Company Securityholders irrevocably transfer and assign to the Stockholder Representative any ownership right that they may have in any interest that may accrue on funds held in the Expense Fund.  The Company Securityholders acknowledge that the Stockholder Representative is not providing any investment supervision, recommendations or advice.  The Stockholder Representative shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its willful misconduct.  For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing.  Once the Stockholder Representative determines, in its sole discretion, that the Stockholder Representative will not incur any additional expenses in its capacity as the Stockholder

Representative, then the Stockholder Representative will appropriately distribute the remaining unused Expense Fund, if any, to the Company Securityholders based on their Pro Rata Share (either directly or through a third party paying agent), except in the case of payments to employees or former employees of any Acquired Company for which employment tax withholding is required, which such amounts shall be delivered to Parent or the Ultimate Surviving Corporation and paid through Parent’s or the Ultimate Surviving Corporation’s (or its Affiliate’s) payroll processing service or system.  In connection with this Agreement, the Escrow Agreement, the Paying Agent Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholder Representative hereunder (i) the Stockholder Representative shall incur no responsibility whatsoever to any Company Securityholders by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement, the Paying Agent Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholder Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Stockholder Representative pursuant to such advice shall in no event subject the Stockholder Representative to liability to any Company Securityholders.  Each Company Securityholder shall indemnify the Stockholder Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever) (“Representative Losses”), arising out of or in connection with any actions taken or omitted to be taken by the Stockholder Representative in connection with this Agreement, the Escrow Agreement or the Paying Agent Agreement (including, but not limited to, any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Stockholder Representative hereunder, or under the Escrow Agreement or otherwise), in each case as such Representative Loss is incurred or suffered.  In the event of any action or proceeding which finally adjudicates that any Representative Loss was primarily caused by the willful misconduct of the Stockholder Representative, the Stockholder Representative will reimburse the Company Securityholders the amount of such indemnified Representative Loss to the extent attributable to such willful misconduct.  If not paid directly to the Stockholder Representative by the Company Securityholders, any such Representative Loss may be recovered by the Stockholder Representative from (i) the funds in the Expense Fund and (ii) the amounts in the Litigation Escrow Account and Adjustment Escrow Account otherwise distributable for the benefit of the Company Securityholders pursuant to the terms hereof and the Escrow Agreement at the time of distribution in accordance with written instructions delivered by the Stockholder Representative to the Ultimate Surviving Corporation; provided that while this section allows the Stockholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Securityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholder Representative from seeking any remedies available to it at Law or otherwise.  In no event will the Stockholder Representative be required to advance its own funds on behalf of the Company Securityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Company Securityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholder Representative under this section.  The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholder Representative or the termination of this Agreement.

(c)                                  All of the indemnities, immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d)                                 The Stockholder Representative represents and warrants to each other party hereto that: (i) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation; (ii) it has the requisite limited liability company right, power, authority and legal capacity to execute, deliver and perform this Agreement; (iii) the execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary action of the Stockholder Representative, its managers, directors, members, or stockholders, as applicable; (iv) this Agreement is a legal, valid and binding obligation of the Stockholder Representative, enforceable against it in accordance with its terms; and (v) the execution, delivery and performance by the Stockholder Representative of this Agreement does not, and will not, (x) conflict with the Organizational Documents of the Stockholder Representative, or (y) conflict with or result in the breach of, or constitute a default under any Contract to which the Stockholder Representative is bound.

(e)                                  The Stockholder Representative may resign at any time.  If the Stockholder Representative shall have resigned, died or has otherwise become incapacitated or removed by a majority of the interest in the Company immediately prior to the Effective Time, the Company Securityholders who in the aggregate held at least a majority of the interest in the Company immediately prior to the Effective Time shall appoint, subject to the prior approval of Parent (such approval not to be unreasonably withheld), a successor stockholder representative not later than 30 days following the resignation, death, incapacity or removal of the Stockholder Representative.

(f)                                   Parent and the Ultimate Surviving Corporation shall have the right to rely solely upon all actions taken or omitted to be taken by the Stockholder Representative, all of which actions or omissions shall be legally binding upon the Company Securityholders.  Parent and the Ultimate Surviving Corporation shall be entitled to rely exclusively upon the communications of the Stockholder Representative relating to the foregoing as the communications of the Company Securityholders.  Parent and the Ultimate Surviving Corporation (i) need not be concerned with the authority of the Stockholder Representative to act on behalf of all Company Securityholders hereunder, and (ii) shall not be held liable or accountable in any manner for any act or omission of the Stockholder Representative in such capacity.

(g)                                  The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any holder of Company Equity Securities; and (ii) shall survive the consummation of the Merger.

ARTICLE X.
MISCELLANEOUS

Section 10.1                            Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, sent by overnight courier service, such as FedEx, or sent by certified or registered mail, postage prepaid, and shall be deemed given (i) when so delivered personally, (ii) on the date sent by facsimile or e-mail (with confirmation of delivery) if sent during normal business hours of the recipient, and so long as a hard copy of such notice is simultaneously sent via another method described in this Section, (iii) if sent by overnight courier, on the date received or (iv) if mailed, two (2) days after the date of mailing, as follows:

If to Parent or Newco or, after Closing, to the Ultimate Surviving Corporation, to:

Focus Financial Partners Inc.

825 Third Avenue, 27th Floor

New York, NY 10022

Attention:                                         General Counsel

Fax:                                                                       (646) 219-3521

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention:                                         Ernest S. Wechsler

Fax:                                                                       (212) 715-8000

E-mail:                                                        ewechsler@kramerlevin.com

If to the Company, prior to Closing, to:

Loring Ward Holdings, Inc.

10 Almaden Boulevard, 15th Floor

San Jose, CA  95113

Attention:                                         Walter Chen

E-mail:                                                        WChen@loringward.com

with a copy to (which shall not constitute notice):

Dechert LLP

Three Bryant Park
1095 Avenue of the Americas
New York, NY  10036-6797

Attention:                                         Mark D. Perlow

Adam Rosenthal

Facsimile:                                         +1 415 262 4555

E-mail                                                            mark.perlow@dechert.com

adam.rosenthal@dechert.com

If to the Stockholder Representative, to:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention:                                         Managing Director

E-mail:                                                        deals@srsacquiom.com

with a copy to (which shall not constitute notice):

Dechert LLP

Three Bryant Park
1095 Avenue of the Americas
New York, NY  10036-6797

Attention:                                         Mark D. Perlow

Adam Rosenthal

Facsimile:                                         +1 415 262 4555

E-mail                                                            mark.perlow@dechert.com

adam.rosenthal@dechert.com

or to such other address as any party hereto shall notify the other parties hereto (as provided above) from time to time.

Section 10.2                            Exhibits, Annexes and Schedules.  All Exhibits (including Exhibit D (Form of Letter of Transmittal)), Annexes and Schedules, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement and are an integral part of this Agreement.  The disclosure of any matter, or reference to any contract, in any Schedule to this Agreement shall be deemed to have been disclosed with respect to every other Schedule if the relevance of such disclosure to such other Schedules is reasonably apparent on its face, but shall not be deemed to constitute an admission by the Company or to otherwise imply that any such matter or contract is material for the purposes of this Agreement and shall not affect the interpretation of such term for the purposes of this Agreement.  In particular, (a) certain matters may be disclosed on the Schedules that may not be required to be disclosed because of certain minimum thresholds or materiality standards set forth in this Agreement, (b) the disclosure of any such matter does not mean that it meets or surpasses any such minimum thresholds or materiality standards and (c) no disclosure in the Schedules relating to any possible breach or violation of any contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.  In no event shall the listing of such matters in any Schedule be deemed or interpreted to expand the scope of the Company’s representations and warranties contained in this Agreement.  Each Schedule is qualified in its entirety by reference to specific provisions of the Agreement and does not constitute, and shall not be construed as constituting, representations, warranties or covenants of the Company or its Affiliates, except as and to the extent provided in this Agreement.  Matters reflected in a Schedule are not necessarily limited to matters or contracts required by this Agreement to be disclosed in such Schedules.  Regardless of the existence or absence of cross-references, the disclosure of any matter in any Schedule shall be deemed to be a disclosure for purposes of this Agreement and each Schedule to the extent that the relevance of such disclosure is reasonably apparent from its text.  The section headings in the Schedules are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any information disclosed herein or any provision of this Agreement.  All attachments to the Schedules are incorporated by reference into the Schedule in which they are directly or indirectly referenced.  The information contained in the Schedules is in all events subject to the Confidentiality Agreement.

Section 10.3                            Time of the Essence; Computation of Time.  Time is of the essence for each and every provision of this Agreement.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  Whenever the last day, or the day, as applicable, for the exercise of any privilege or the discharge or any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York City are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a Business Day.

Section 10.4                            Expenses.  Regardless of whether the transactions provided for in this Agreement are consummated, except as otherwise provided herein, each party hereto shall pay its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated herein.  At the Closing, Parent shall pay fifty percent (50%) of all costs and fees of the Paying Agent and the Escrow Agent.  Parent shall pay all expenses related to the solicitations pursuant to Section 5.9(c) incurred prior to the Closing, including the preparation, printing and mailing of proxy solicitation materials, and other actions related to obtaining the solicitations.

Section 10.5                            No Recourse.  Except to the extent expressly set forth in this Agreement or as otherwise set forth in the Merger Documents to which such Non-Recourse Party is a party, Parent and the Company agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future director, officer, employee or equityholder of the Company or any of its Affiliates (each, a “Company Non-Recourse Party”), on the one hand, or Parent, Newco or any of their respective Affiliates (each, a “Parent Non-Recourse Party” and, together with a Company Non-Recourse Party, each a “Non-Recourse Party”), on the other hand, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that, except as expressly set forth in this Agreement or as otherwise set forth in the Merger Documents to which such Non-Recourse Party is a party, no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Company Non-Recourse Party, on the one hand, or any Parent Non-Recourse Party, on the other hand, as such, for any obligation under this Agreement, or pursuant to any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.  This Section 10.5 shall not be terminated or modified in such a manner as to adversely affect any beneficiary of this Section 10.5 without the express written consent of such affected beneficiary (it being expressly agreed that the beneficiaries of this Section 10.5 shall be third-party beneficiaries of this Section 10.5).  For the avoidance of doubt, nothing in this Section 10.5 or elsewhere in this Agreement shall limit any rights of any party against a Person in the case of Fraud by such Person.

Section 10.6                            Governing Law; Jurisdiction.  THIS AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT), SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.  THE DELAWARE COURT OF CHANCERY SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT; PROVIDED, HOWEVER, THAT IF THE DELAWARE COURT OF CHANCERY DETERMINES THAT IT DOES NOT HAVE JURISDICTION, THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM.    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.7                            Legal Representation. Dechert LLP has represented the Acquired Companies and certain Company Securityholders.  All parties to this Agreement recognize the commonality of interest that exists and will continue to exist between the Acquired Companies and the Company Securityholders until Closing, and the parties agree that such commonality of interest should continue to be recognized after the Closing.  Specifically, Parent agrees that (a) it shall not, and shall not cause the Acquired Companies to, seek to have Dechert LLP disqualified from representing any Company Securityholders, Stockholder Representative or any Company Securityholder’s Affiliate (other than the Acquired Companies) in connection with any dispute that may arise between such parties, on the one hand, and Parent or the Acquired Companies, on the other hand, in connection with this Agreement or the transactions contemplated hereby, and (b) in connection with any such dispute, any Company Securityholder, Stockholder Representative or any such Company Securityholder’s Affiliate involved in such dispute (and not Parent or the Acquired Companies) will have the right to decide whether or not to waive the attorney-client privilege that may apply to any communications between the Acquired Companies and Dechert LLP that occurred prior to the Closing in the course of the negotiation, documentation and consummation of the transactions contemplated hereby involving attorney-client confidences (which right shall not apply, for the avoidance of doubt, with respect to any dispute with a third party or shall otherwise limit Parent and the Acquired Companies’ ability to otherwise disclose such communications to the extent legally required to do so).

Section 10.8                            Assignment; Successors and Assigns; No Third Party Rights.  Except as otherwise provided herein, this Agreement may not, without the prior written consent of the other parties hereto, be assigned by operation of Law or otherwise, and any attempted assignment shall be null and void; provided that Parent may assign its rights and obligations hereunder to an Affiliate so long as Parent remains obligated to perform its obligations hereunder.  This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors and permitted assigns, and except for Section 5.5, Section 10.5 and Article VIII, nothing herein is intended, nor shall be construed, to give any Person, other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim hereunder.

Section 10.9                            Counterparts.  This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic transmission shall be effective as delivery of a mutually executed counterpart to this Agreement.

Section 10.10                     Titles and Headings.  The titles, captions and table of contents in this Agreement are for reference purposes only, and shall not in any way define, limit, extend or describe the scope of this Agreement or otherwise affect the meaning or interpretation of this Agreement.

Section 10.11                     Entire Agreement.  This Agreement, including the Exhibits, Annexes and Schedules, the Confidentiality Agreement and the Merger Documents constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among the parties with respect to such matters.

Section 10.12                     Severability.  The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof.  If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by Law.

Section 10.13                     No Strict Construction.  Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

Section 10.14                     Specific Performance.

(a)                                 Each of the Company and Parent and Newco acknowledge that the rights of each party to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party, money damages will be inadequate and the non-breaching party may have no adequate remedy at Law.  Accordingly, the parties agree that such non breaching party shall have the right, in addition to any other rights and remedies existing in their favor at law or in equity, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief (without posting of bond or other security).  Subject to the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Subject to Section 10.14(b), Parent and Newco acknowledge that prior to the Closing or the earlier valid termination of this Agreement pursuant to Section 7.1, the Company will have the right to specifically enforce the obligations of Parent and Newco to consummate the Merger on the terms and pursuant to the conditions of this Agreement, only if all conditions to Parent’s obligations to close have been satisfied or waived by Parent, or are capable of being satisfied at the Closing.  If any claim, action, suit or proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that claim, action, suit or proceeding, in addition to any other relief to which it may be entitled.

(b)                                 In the event the Company brings an action for specific performance pursuant to this Section 10.14, and a court rules that Parent or Newco breached this Agreement in connection with its failure to effect the Closing in accordance with Article II, but such court declines to enforce specifically the obligations of Parent and Newco to effect the Closing in accordance with Article II, then, in addition to the right of the Company to terminate this Agreement pursuant to Section 7.1, the Company shall be entitled to pursue all applicable remedies at law.  For the avoidance of doubt, in no event shall the exercise of the Company’s right to seek specific performance pursuant to this Section 10.14 reduce, restrict or otherwise limit the Company’s right to terminate this Agreement pursuant to Section 7.1 and/or pursue all applicable remedies at Law.

Section 10.15                     Failure or Indulgence not Waiver.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single exercise of any such right preclude any other or further exercise thereof or of any other right.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 10.16                     Amendments.  No amendment or waiver of any provision of, or consent required by, this Agreement, nor any consent to any departure from the terms of this Agreement, shall be effective unless it is in writing and, prior to the Closing, signed by Parent and the Company, and after the Closing, signed by Parent and the Stockholder Representative.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the day and year first above written.

LORING WARD HOLDINGS, INC.

By:	/s/ Alexander Potts
Name: Alexander Potts
Title: President, Chief Executive Officer

FOCUS FINANCIAL PARTNERS INC.

By:	/s/ Ruediger Adolf
Name: Ruediger Adolf
Title: Chief Executive Officer

LWH MERGER SUB I, INC.

By:	/s/ Ruediger Adolf
Name: Ruediger Adolf
Title: Authorized Person

LWH MERGER SUB II, INC.

By:	/s/ Ruediger Adolf
Name: Ruediger Adolf
Title: Authorized Person

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholder Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Executive Director

[Signature Page — Agreement and Plan of Merger]